Exhibit 10.37

$110,000,000

DEVELOPMENT LOAN AND SECURITY AGREEMENT

between

CHI 3, LLC,

a Delaware limited liability company,

as Borrower

and

SFT I, INC.,

a Delaware corporation,

as Lender

Dated as of February 2, 2007

Loan No. 1364:01

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4.11	Intellectual Property	60
4.12	Broker’s Fees	61
4.13	Environmental Compliance	61
4.14	Solvency	61
4.15	Disclosure	62
4.16	Insurance	62
4.17	Development Budget	62
4.18	Accounts	62
4.19	Intentionally Omitted	62
4.20	Special Assessments; Taxes	62
4.21	Leases	63
4.22	Representations Remade	63
4.23	Construction	63

SECTION 5 AFFIRMATIVE COVENANTS		63
5.1	Financial Statements and Other Reports	63
5.2	Existence; Qualification	65
5.3	Payment of Impositions and Lien Claims; Permitted Contests	65
5.4	Insurance, Requirements during and following Construction	67
5.5	Tax Reserve and Insurance Reserve	73
5.6	Maintenance of Mortgaged Property	73
5.7	Inspection; Lender Meeting	74
5.8	Environmental Compliance	74
5.9	Environmental Disclosure	75
5.10	Compliance with Laws, Employee Benefit Plans and Contractual Obligations	75
5.11	Further Assurances	76
5.12	Intentionally Omitted	76
5.13	Intentionally Omitted.	76
5.14	Intentionally Omitted	76
5.15	Intentionally Omitted	76
5.16	Intentionally Omitted	77
5.17	Intentionally Omitted	77
5.18	Management	77
5.19	Construction Matters	77
5.20	Rate Cap; Rate Cap Reserve	78
5.21	Intentionally Omitted	78
5.22	Name	78
5.23	Intentionally Omitted	78
5.24	Intentionally Omitted	78
5.25	Intentionally Omitted	78
5.26	Protection of Collateral; Assessments; Reimbursement	78
5.27	Lender’s Verification of Subcontracts	78
5.28	Lender Responsibility	79
5.29	Intentionally Omitted	79

SECTION 6 ACCOUNTS/CASH MANAGEMENT		79
6.1	Establishment of Accounts and Cash Management Procedures	79

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6.2	Intentionally Omitted	79
6.3	Intentionally Omitted	79
6.4	Rate Cap Agreement Payments	79
6.5	Intentionally Omitted	79
6.6	Intentionally Omitted	79
6.7	Accounts	79
6.8	Intentionally Omitted	79
6.9	Creation of Security Interest in Accounts	79
6.10	Intentionally Omitted	80
6.11	Intentionally Omitted	80
6.12	Covenants Regarding Loan Account Collateral	80
6.13	Intentionally Omitted	81

SECTION 7 NEGATIVE COVENANTS		81
7.1	Indebtedness	81
7.2	Liens and Related Matters	81
7.3	Material Rights	81
7.4	Restriction on Fundamental Changes	81
7.5	Restriction on Leases	82
7.6	Transactions with Affiliates	82
7.7	Intentionally Omitted	82
7.8	Management Fees and Compensation; Contracts	82
7.9	Conduct of Business	82
7.10	Use of Lender’s Name	83
7.11	Compliance with ERISA	83
7.12	Due on Sale or Encumbrance	83
7.13	Payments; Distributions	85
7.14	Single Purpose Bankruptcy Remote Entities	85
7.15	Alterations	85
7.16	Master Lease	86

SECTION 8 CASUALTY AND CONDEMNATION		86
8.1	Restoration Following Casualty or Condemnation	86

SECTION 9 DEFAULT, RIGHTS AND REMEDIES		88
9.1	Event of Default	88
9.2	Acceleration and Remedies	91
9.3	Remedies Cumulative; Waivers; Reasonable Charges	92

SECTION 10 SECONDARY MARKET TRANSACTION		93
10.1	Secondary Market Transaction	93

SECTION 11 MISCELLANEOUS		95
11.1	Expenses and Attorneys’ Fees	95
11.2	Certain Lender Matters	96
11.3	Indemnity	97
11.4	Amendments and Waivers	98

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11.5	Notices	99
11.6	Survival of Warranties and Certain Agreements	100
11.7	Miscellaneous	100
11.8	Applicable Law	101
11.9	Successors and Assigns	101
11.10	Consent to Jurisdiction and Service of Process	101
11.11	Waiver of Jury Trial	102
11.12	Publicity	102
11.13	Borrower Recourse Liability	103
11.14	Performance by Lender/Attorney-in-Fact	105
11.15	Brokerage Claims	106
11.16	Agreement	107

SECTION 12 ADDITIONAL MASTER LEASE PROVISIONS		107
12.1	Representations, Warranties and Covenants of Master Lessee	107
12.2	Satisfaction of Borrower Obligations by Master Lessee	107
12.3	Subordination of Master Lease	107
12.4	Master Lease Guaranty	109
12.5	Representations, Warranties and Covenants of Carveout Guarantor with respect to the Master Lease	109

SECTION 13 SUBDIVISION AND PARTIAL RELEASE		109
13.1	Conditions to Subdivision and Partial Release	109
13.2	Partial Release	111

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DEVELOPMENT LOAN AND SECURITY AGREEMENT

THIS DEVELOPMENT LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of February 2, 2007, by and between CHI 3, LLC, a Delaware limited liability company “Borrower”), having an address at c/o Equinix, Inc., 301 Velocity Way, 5th Floor, Foster City, California 94404, and SFT I, INC., a Delaware corporation (together with its successors and assigns, hereinafter referred to as “Lender”), with offices at 1114 Avenue of the Americas, 27th Floor, New York, New York 10036.

R E C I T A L S

A. The Mortgaged Property. Borrower is the fee owner of the Land and Improvements.

B. The Loan. Borrower desires to borrow from Lender and Lender desires to lend to Borrower, a loan in the amount of $110,000,000.

NOW, THEREFORE, in consideration of the foregoing and of the covenants, conditions and agreements contained herein, Borrower and Lender agree as follows:

SECTION 1

DEFINITIONS

1.1 General Definitions. In addition to any other terms defined in this Agreement, the following terms shall have the following meanings:

“Acceptable Financial Institution” means a depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal or state banking authorities, so long as at all times the short-term commercial paper, certificates of deposit or other debt obligations of such depository institution or trust company are rated at least A-1 by S&P and P-1 by Moody’s and the long-term unsecured debt obligations of which are rated at least A by S&P and the equivalent thereof by Moody’s.

“Accounting Changes” means (A) changes in accounting principles required by GAAP consistently applied and implemented by Borrower; and (B) changes in accounting principles recommended or approved by Borrower’s outside auditor, with the approval of Lender, which approval shall not be unreasonably withheld

“Accounts” means Borrower’s present and future rights to payment of money, accounts and accounts receivable including (a) rights to payment of money, accounts and accounts receivable arising from or relating to the construction, use, leasing, occupancy or operation of the Mortgaged Property, the rental of, or payment for, space, goods sold or leased or services rendered, whether or not yet earned by performance, and all other “accounts” (as defined in the UCC), (b) rights to payment, accounts, and accounts receivable arising from any consumer credit, charge, entertainment or travel card or service organization or entity, (c) all reserves, deferred payments, refunds, cost savings payments and deposits no matter how evidenced and whether now or later to be received from third parties (including all earnest money sales deposits) or deposited with, or by, Borrower by, or with, third parties (including all utility deposits), (d) all chattel paper, instruments, documents, notes, drafts and letters of credit (other than any letters of credit in favor of Lender), (e) the Loan Accounts, any tenant security deposit account, and any and all other accounts held by or on behalf of Lender and/or Borrower pursuant to this Agreement, (f) all “deposit accounts” (as defined in the UCC), (g) all “securities accounts” (as defined in the UCC), and (h) all contracts and agreements which relate to any of the foregoing.

“Affiliate” means any Person: (A) directly or indirectly controlling, controlled by, or under common control with, another Person; (B) directly or indirectly owning or holding ten percent (10%) or more of any equity interest in another Person; or (C) ten percent (10%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by such other Person; provided, however, that no shareholder of Carveout Guarantor shall be deemed to be an Affiliate of Carveout Guarantor, Borrower Representative or Borrower. When used with respect to Borrower, the term “Affiliate” shall also include Family Members, Affiliates of Family Members and trusts for the benefit of another Affiliate of Borrower.

“Agreement” means this Development Loan and Security Agreement (including all schedules, exhibits, annexes and appendices hereto), as amended, modified or supplemented from time to time.

“Alteration” is defined in Section 7.15.

“Alternate Rate” In the event the LIBOR Rate is no longer published, as of any date of determination, the “prime rate” (or “base rate”) reported in the Money Rates column or section of The Wall Street Journal published on the second full Business Day preceding the first day of the applicable Interest Period as having been the rate in effect for corporate loans at large U.S. money center commercial banks (whether or not such rate has actually been charged by any such bank) or, if The Wall Street Journal ceases publication of such “prime rate” or “base rate,” the annual rate of interest announced by JP Morgan Chase Bank (or another financial institution with a main or branch office in New York, New York, selected, from time to time, by Lender) from time to time as its “prime rate” or “base rate” in effect at its principal office in New York, New York at 5:00 p.m., New York City time (in either case, the “Prime Rate”), for such date. Such rate of interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

“Approved Capital Improvements” means capital improvement items which are set forth in the Development Budget or are otherwise approved in advance by Lender, including without limitation Construction in connection with the Phase II Build-Out.

“Architect” means an architect or engineer, as applicable, which has entered into a written agreement to perform all or any portion of the design services, including architectural or engineering services, as the architect or engineer, as applicable, of record which is responsible for sealing its plans and drawings for the Construction, which architect or engineer, as applicable, and applicable Architect’s Agreement has been approved by Lender as set forth in Section 3.1(AA), and for the Project means Sheehan Partners, Ltd., a duly licensed architect in the State and, as required, locally where the Land is located, and such other duly licensed architect or engineer in the State and, as required, locally where the Land is located, as approved in writing by Lender, from time to time.

“Architect’s Agreement” means from time to time each agreement between Borrower and an Architect, including as modified by Change Orders, for the performance of architectural or engineering services as the architect or engineer, as applicable, of record which is responsible for sealing all plans and drawings for its portion of Construction, and for the Project means that certain Consulting Services Agreement dated February 10, 2006 between Borrower Representative and Sheehan Partners, Ltd.

“Assignment of Contracts” means the Assignment of Contracts, Agreements and Equipment Leases of even date herewith from Borrower to Lender.

“Assignment of Permits” means the Assignment of Licenses, Permits and Approvals of even date herewith from Borrower to Lender.

“Assignment(s)” means individually and collectively, the Assignment of Leases and Rents, Assignment of Architect’s Agreement, Assignment of MEP Engineer’s Agreement, Assignment of Construction Contracts, Assignment of Contracts, the Assignment of Permits, the assignments of management agreement, if any, the assignment of trademarks, tradenames and copyrights, if any, and such other assignments of even date herewith from Borrower to or for the benefit of Lender, each granting a security interest in collateral for the Loan.

“Assignments of Architect’s Agreements” means all Assignments of Architect’s Agreements from Borrower, Borrower Representative or Carveout Guarantor to Lender collaterally assigning each Architect’s Agreement to Lender, and each such assignment is herein called an “Assignment of Architect’s Agreement.”

“Assignments of Construction Contracts” means all Assignments of Construction Contracts from Borrower, Borrower Representative or Carveout Guarantor to Lender collaterally assigning each Construction Contract to Lender, and each such assignment is herein called an “Assignment of Construction Contract.”

“Assignments of MEP Engineer’s Agreements” means all Assignments of MEP Engineer’s Agreements from Borrower, Borrower Representative or Carveout Guarantor to Lender collaterally assigning each MEP Engineer’s Agreement to Lender, and each such assignment is herein called an “Assignment of MEP Engineer’s Agreement.”

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended from time to time and all rules and regulations promulgated thereunder.

“Bank(s)” means the Acceptable Financial Institution at which the Collection Account is maintained.

“Base Rate” means a variable rate per annum equal to the sum of the LIBOR Rate plus two and three quarters of one percent (2.75%), or the Alternate Rate, as the case may be, plus one half of one percent (.50%), increasing or decreasing with each increase or decrease in the LIBOR Rate, or the Alternate Rate, as the case may be (as and when the LIBOR Rate or the Alternate Rate change as described herein).

“Borrower” is defined in the first paragraph of this Agreement.

“Borrower Account” means a demand, time or deposit account maintained by the Borrower at the Bank or other financial institution selected by the Borrower.

“Borrower Recourse Liabilities” means the Obligations for which Borrower is personally liable pursuant to the last sentence of Section 11.13(A), the last sentence of Section 11.13(B) and Borrower’s Obligations under Section 11.15.

“Borrower Representative” means Equinix Operating Co., Inc., a Delaware corporation, the sole member of Borrower.

“Budget Savings” is defined in Section 3.6(B).

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state is closed.

“Calculation Date” means for any measurement as of the end of any Loan Month the fifteenth (15th) day of the following Loan Month (e.g., if the measurement is as of March 31, the applicable Calculation Date is April 15).

“Capital Lease” means any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a capital lease.

“Carveout Guarantor” means Equinix, Inc., a Delaware corporation and its successors.

“Carveout Guaranty” means the Guaranty of Carveout Guarantor in favor of Lender of even date herewith.

“Change Order” means any amendment, waiver, or modification to the Plans and Specifications, any Construction Contract, any Architect’s Agreement, any MEP Engineer’s Agreement, any of the Entitlement Documents, or the Development Budget which has been approved in writing by Lender; provided, however, that no Lender approval is required for any Change Order which is a Permitted Construction Change Order.

“CHI 3 Procurement” means CHI 3 Procurement, LLC, an Illinois limited liability company, a wholly-owned subsidiary of Borrower Representative.

“Claims” is defined in Section 5.3(A).

“Closing” means that all conditions for disbursement of the initial proceeds of the Loan to or for the benefit of Borrower have been satisfied, waived in writing by Lender and the initial disbursement of the proceeds of the Loan shall have been made to, or upon the order of, Borrower.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Advance” is defined in Section 2.1.

“Code” means the United States Internal Revenue Code of 1986, and any rule or regulation promulgated thereunder from time to time.

“Collateral” means the Mortgaged Property, the Loan Account Collateral and all other real and personal property of Borrower or any other Person pledged or mortgaged to Lender as collateral security for repayment of the Loan.

“Collection Account” means an Eligible Account which is a federally insured demand deposit account or securities account, which account shall be in the name of Borrower, having Lender as a secured party or, if required by Lender, such account shall be in the name of Lender or a designee for the benefit of Lender.

“Commitment Fee” means an amount of money equal to $1,512,500.00.

“Completion Guaranty” means the Completion Guaranty of even date herewith from Carveout Guarantor to Lender guaranteeing Completion of Construction.

“Completion of Construction” means the completion of the Construction, in accordance with the Plans and Specifications and pursuant to the terms of this Agreement.

“Confidential Information” is defined in Section 11.12.

“Construction” means all labor, materials and equipment required for the construction, equipping, fixturing and furnishing of the Project all as set forth in more detail in the Plans and Specifications and any other construction, equipping, fixturing and furnishing, approved by Lender.

“Construction Contract” means from time to time each agreement between Borrower (or Borrower Representative or Guarantor, as approved by Lender) and a Contractor, including as modified by Change Orders, for performance of Construction, or any portion thereof, and for the Project means that certain (A) Construction Services Master Terms and Conditions dated August 1, 2006 between Carveout Guarantor and Clayco Corporation, (B) Construction Services Master Terms and Conditions dated October 1, 2006 between Carveout Guarantor and Continental Electrical Construction Company, LLC, and (C) Construction Contract dated August 1, 2006 between Borrower and NOVA. Corp., which contracts are all “guaranteed maximum price construction contracts.”

“Construction Legal Compliance” means Borrower’s satisfaction of all of the following: (A) (i) the applicable Construction through the applicable date of determination, has been constructed substantially in accordance with the applicable Plans and Specifications (other than deviations therefrom that are immaterial individually and in the aggregate); and (ii) the applicable Construction has been, or will be, constructed in substantial compliance with all applicable Legal Requirements; (B) all applicable material entitlements, approvals, allocations, certificates, authorizations, Licenses and Permits required through the then-current stage of

Construction have been obtained from all appropriate Governmental Authorities and have been validly and irrevocably obtained without qualification, appeal or existence of unexpired appeal periods; (C) all conditions to the issuance of, and the requirements under, all Licenses and Permits, including, without limitation, any conditional use permits and licenses, required through the current stage of Construction have been satisfied in all material respects; and (D) no appeals, suits or other actions are pending or threatened in writing by any Governmental Authority which, if determined adversely to the interests of Borrower or the Mortgaged Property, would result in the revocation, suspension or qualification of any of such Licenses and Permits, approvals, entitlements, allocations, certificates or authorizations.

“Contingent Obligation,” as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person: (A) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (B) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (C) under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect the applicable Person against fluctuations in interest rates; or (D) under any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in currency values. Contingent Obligations shall include (1) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (2) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (3) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Contractor” means the contractor(s) or construction manager(s) duly licensed in the State and, as required, locally where the Land is located, which has entered into a written agreement with Borrower to perform all or any portion of the Construction, which contractor(s) or construction manager(s) and applicable Construction Contract has been approved by Lender as set forth in Section 3.1(AA), and for the Project means Clayco Corporation, Continental Electrical Construction Company, LLC, and NOVA. Corp., each, a duly licensed contractor or construction manager, as applicable, in the State and, as required, locally where the Land is located, and such other duly licensed contractor or construction manager in the State and, as required, locally where the Land is located, as approved in writing by Lender from time to time.

“Contracts” means all contracts, agreements, warranties and representations relating to or governing the use, occupancy, design, construction, operation, management, repair and service of any component of the Mortgaged Property, as amended, modified or supplemented from time to time.

“Contractual Obligation,” as applied to any Person, means any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject including the Loan Documents.

“Control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

“Default Interest” is defined in Section 2.2(A).

“Default Rate” means a rate per annum equal to the Base Rate plus five percent (5%).

“Development Advance” means an advance of Loan proceeds by Lender in connection with the design, development or Construction made pursuant to Section 3, including, without limitation, the Closing Date Advance and the Initial Advance.

“Development Budget” means the detailed line item budget, including all Hard Costs, Soft Costs, a separate line item for Hard Cost Contingency, and a separate line item for Soft Cost Contingency, setting forth Borrower’s estimate of all costs to be incurred in connection with and to obtain Completion of Construction, in a form and in such detail as required by Lender, which budget has been approved by Lender. The Development Budget covers the acquisition, development, design, construction and furnishing of the Project in accordance with the Plans and Specifications, and the development, maintenance and operation of the Project, and shall include cash flow projections for the duration of the Construction through Completion of Construction. Except in connection with Permitted Construction Change Orders, all amendments to the Development Budget shall be subject to Lender’s prior written approval. The Development Budget shall include any and all approved amendments and Change Orders (including Permitted Construction Change Orders). The Development Budget includes a line item for each Architect’s Agreement, each MEP Engineer’s Agreement, and each Construction Contract. The Development Budget includes all costs of materials, equipment, fixtures, furnishings, personal property and labor to be incurred in the Construction, including the provision of all utilities to the Project. The Development Budget (and any amendment thereto) shall, among other things, consist of the following for each Construction Contact: (a) a description of work (such work being classified and shown on a line item basis) reasonably satisfactory to Lender for the building and other improvements to be built as part of the Project for such Construction Contract; and (b) an allocation to each construction line item of a scheduled portion of the guaranteed maximum price in such Construction Contract. The Development Budget for the Project is attached hereto as Schedule 1.1(A).

“Development Draw Schedule” means a detailed projected schedule of advances, including all line items in the Development Budget, setting forth Borrower’s estimate of such chronological advances, which schedule for the Project is attached hereto as Schedule 1.1(B).

“Development Schedule” means the projected schedule for the progress of development, design, construction and equipping of the Project and a development progress schedule reflecting, among other things, the anticipated completion dates of the various subcategories and line items in the Development Budget, together with such supporting schedules for each line item therein as Lender may request, all in such form and containing such details as Lender shall require, including primary milestone dates, which for the Project is attached hereto as Schedule 1.1(C).

“Distribution” is defined in Section 7.13.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“EDGAR” is defined in Section 5.1.

“Eligible Account” means a segregated account maintained at an Acceptable Financial Institution. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Embargoed Person” is defined in Section 4.9.

“Employee Benefit Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Part 3 of Title I of ERISA or Section 412 of the Code and is either (a) maintained by any Person or any member of a Controlled Group for employees of such Person or any member of such Controlled Group or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which such Person or any member of a Controlled Group is then making or has any obligation to make contributions or, within the preceding five plan years, has made or has had any obligation to make contributions.

“Environmental Claims” is defined in Section 4.13.

“Environmental Indemnity Agreement” means the Environmental Indemnity Agreement, dated of even date herewith, executed by Borrower and Carveout Guarantor in favor of Lender, together with all amendments, modifications, renewals, substitutions and extensions thereto.

“Environmental Laws” means all present and future federal, state and/or local laws, statutes, ordinances, codes, rules, regulations, orders, decrees, licenses, decisions, orders, injunctions, requirements and/or directives of Governmental Authorities, as well as common law, imposing liability, standards of conduct or otherwise pertains or relates to, or for, for the environment, industrial hygiene, the regulation of Hazardous Materials, natural resources, pollution or waste management.

“Environmental Reports” means those reports and audits itemized on Schedule 1.1(D) hereto.

“Equinix Parent Transaction Event” means any Transfer or series of related Transfers (a) resulting in any Person or Group acquiring, directly or indirectly, more than a forty-nine (49%) ownership interest in Carveout Guarantor (if such Person or Group did not, prior to such Transfer or series of Transfers, own at least forty-nine percent (49%) of the ownership interests of Carveout Guarantor) or (b) made in connection with the merger, consolidation or reorganization of Carveout Guarantor and which, in the case of either clause (a) or (b), does not constitute a Qualified Parent Transaction Event.

“Equipment Leases” means all leases and other agreements for equipment necessary for the operation of the Land or Improvements for the use or uses contemplated hereunder.

“Equity Contribution” is defined in Section 3.1(S).

“ERISA” means the Employee Retirement Income Security Act of 1974, and all rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person who is a member of a group which is under common control with another Person, who together with such other Person is treated as a single employer within the meaning of Sections 414(b), (c), (m) and (o) of the IRC or Sections 4001 of ERISA. Carveout Guarantor shall be deemed to be an ERISA Affiliate of Borrower for purposes of this Agreement, irrespective of whether it and Borrower would be treated as a single employer.

“Event of Default” is defined in Section 9.1.

“Excess Interest” is defined in Section 2.2(C).

“Expenses” means the costs and expenditures accrued or incurred by Borrower, without duplication, in connection with the ownership, operation and management of the Mortgaged Property, specifically including in Expenses (1) periodic deposits required to be made into the Reserves; (2) capital expenditures incurred pursuant to the Development Budget to the extent not paid from any Reserves or the proceeds of the Loan; and (3) management fees and specifically excluding from Expenses, however, (i) all expenditures to the extent funded from any Reserves, (ii) principal, interest and all other payments made by Borrower to Lender under the Loan Documents, (iii) federal or state income taxes and (iv) depreciation and other non-cash expenses of the Mortgaged Property.

“Extension Conditions” shall mean the following conditions, all of which must be satisfied, in order for the Initial Maturity Date to be extended to the First Extended Maturity Date and for the First Extended Maturity Date to be extended to the Second Extended Maturity Date: (a) not less than thirty (30) days prior to the Initial Maturity Date or First Extended Maturity Date, as applicable, Borrower shall have delivered to Lender an irrevocable written notice requesting the extension; (b) no Default or Event of Default shall exist under this Agreement or any of the other Loan Documents either at the time of the delivery of the notice to extend or at the time of the effective date of the extension; (c) Borrower shall deliver to Lender, an Officer’s

Certificate dated as of the Initial Maturity Date or First Extended Maturity Date, as applicable certifying, without qualification, (i) that no Default or Event of Default has occurred which remains uncured and (ii) that the representations and warranties in the Loan Documents of all parties thereto (other than Lender) are true and correct in all material respects on and as of, as applicable, the Initial Maturity Date or First Extended Maturity Date; (d) if requested by Lender, delivery of an updated appraisal (Borrower shall be responsible for the expense of any such appraisal); and (f) with respect to the extension of the Initial Maturity Date only, (i) the Completion of Construction and (ii) delivery of all necessary mechanic’s lien waivers evidencing lien free Completion of Construction.

“Family Members” means the spouse, ancestors, descendents and siblings of an Affiliate of Borrower.

“Financial Strength Criteria” has the meaning set forth in the Master Lease.

“Financing Statements” means the UCC-1 Financing Statements naming Borrower, as debtor, and Lender, as secured party, and filed with such filing offices as Lender may require.

“FIRREA” means The Financial Institutions Reform, Recovery and Enforcement Act of 1989, Pub. L. No. 101-73 Stat. 183 (1989) and the regulations adopted pursuant thereto, as the same may be amended from time to time.

“First Anniversary Date” means February 2, 2008.

“First Extended Maturity Date” means January 31, 2011.

“Fixtures and Personality” means all fixtures, machinery, furnishings, equipment, furniture and other tangible personal property now or hereafter affixed or attached to, installed in, located on, under, above or within the Land or in the Improvements or used in connection with the use, occupancy, operation and maintenance of all or any part of the Land, Improvements or any other part of the Mortgaged Property, whether or not permanently affixed thereto, together with all accessions, replacements and substitutions thereto or therefore and the proceeds thereof, including all “equipment” (as defined in the UCC), Inventory, “farm products” (as defined in the UCC), “fixtures” (as defined in the UCC), “manufactured homes” (as defined in the UCC), oil, gas and other minerals (whether before or after extraction), and other “goods” (as defined in the UCC) and any and all of the following: machinery; signs; artwork; office furnishings and equipment; partitions and screens; generators, uninterrupted power supply systems, boilers, compressors and engines; fuel; water and other pumps and tanks; irrigation lines and sprinklers; refrigeration equipment; pipes and plumbing; elevators and escalators; sprinkler systems and other fire extinguishing machinery, and equipment; heating, incinerating, ventilating, air conditioning and air cooling ducts, machinery, equipment and systems; gas and electric machinery and equipment; facilities used to provide utility services; laundry, drying, dishwashing and garbage disposal machinery or equipment; communication apparatus, including television, radio, music, and cable antennae and systems; floor coverings, raised flooring, rugs, carpets, window coverings, blinds, awnings, shades, curtains, drapes and rods; screens, storm doors and windows; stoves, refrigerators, dishwashers and other installed appliances; attached cabinets; trees, plants and other items of landscaping; motorized, manual, mechanical or other buses, boats, aircrafts and vehicles of any nature whatsoever; visual and electronic surveillance systems and other security systems; elevators; escalators; telecommunications equipment including telephones, switchboards, exchanges, wires and phone jacks; maintenance equipment, golf carts, pro shop merchandise, tables, chairs, mirrors, desks, wall coverings, clocks, lamps; kitchen, restaurant, bar, lounge, public room, public area, and other operating or specialized equipment, including menus, dishes, flatware, dishware, glassware, cooking utensils, tables, refrigerating units, microwave equipment, ovens, timers; food and beverages; liquor; cleaning materials other similar items; swimming pool heaters and equipment; recreational equipment and maintenance supplies; clubhouse equipment, furnishings and supplies, including lockers and sporting equipment; and health and recreational facilities; and linens. Fixtures and Personality does not include fixtures, equipment and personality owned by tenants under leases (excluding the Master Lease) of the Mortgaged Property or any part thereof (it being understood that Fixtures and Personality includes Borrower’s rights and interest in and to any other fixtures, equipment and personality located at the Mortgage Property under the terms of the Master Lease).

“Force Majeure” means a fire or other casualty, adverse weather, labor disputes or other causes beyond Borrower’s reasonable control, provided, however, that in no event shall a Force Majeure include any event arising due to the lack or unavailability of funds, financing or capital sources; provided, however, that when a Construction Contract is entered into by Borrower and a Contractor, the definition of Force Majeure as used in this Agreement and applicable to the work included in such contract shall be deemed to be the broader of the definition of Force Majeure (provided, however, such broader definition shall not include any event arising due to lack or unavailability of funds) set forth above or the definition for such term or similar term set forth in such contract. Time for performance of any Obligation related to or pertaining to the Construction or the Completion of Construction (other than the payment of money, compliance with any Legal Requirements or compliance with Section 5.4 hereof) is subject to Force Majeure.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied, as of the date in question.

“General Intangibles” means all causes in action, causes of action and all other intangible personal property of Borrower of every kind and nature (other than the Accounts), wherever located, including all Proprietary Rights, all “general intangibles” (as defined in the UCC), all “payment intangibles” (as defined in the UCC), all “software” (as defined in the UCC), corporate or other business records relating to Borrower, and/or the Mortgaged Property (including computer-readable memory and any computer hardware or software necessary to retrieve such memory), insurance policies (including claims under, and interests in, insurance policies), condemnation awards, good will, inventions, designs, software, patents, trademarks and applications therefor, computer programs, trade names, trade styles, trade secrets, copyrights, registrations and other intellectual property, licenses, franchises, customer lists, tax refund claims, claims for wages, salaries or other compensation of an employee, landlord’s liens, liens given by statute or other rule of law for services or materials, agricultural liens, judgments and rights represented by judgments and rights of recoupment or set-off. The General Intangibles also include the Rate Cap/Swap Agreement and all Contracts.

“Governmental Authority” means the United States of America, any state, any foreign governments and any political subdivision or regional division of the foregoing, and any agency, department, court, regulatory body, commission, board, bureau or instrumentality of any of them.

“Gross Revenues” means, for the applicable period, all Rents and all other income, rents, revenues, issues, profits, deposits (other than security deposits except to the extent applied by Borrower in accordance with applicable Leases), proceeds of business interruption insurance, lease termination or similar payments and all other payments actually received by or for the benefit of Borrower in cash or current funds or other consideration from any source whatsoever from or with respect to the Mortgaged Property; provided, however, that Gross Revenues shall exclude Proceeds (other than insurance proceeds in respect of business interruption insurance), litigation proceeds, sale or refinancing proceeds and any other non-recurring income from extraordinary events.

“Group” means any Person or Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, as in effect on the date hereof, together with all affiliates and associates (as defined in Rule 12b-2 under the Exchange Act, as in effect on the date hereof) thereof.

“Hard Cost Contingency” is defined in Section 3.6(A).

“Hard Costs” means the total of all fees, expenses and costs for the Construction and the Completion of Construction other than Soft Costs, as shown in the Development Budget (and specifically excludes Land acquisition costs, if any).

“Hazardous Materials” means (a) any pollutants, toxic pollutants, oil, gasoline, petroleum products, asbestos, materials or substances containing asbestos, explosives, chemical liquids or solids, radioactive materials, polychlorinated biphenyls or related or similar materials, or any other solid, liquid or other emission, substance, material, product or by-product defined, listed or regulated as a hazardous, noxious, toxic or solid substance, material or waste or defined, listed or regulated as causing cancer or reproductive toxicity, or otherwise defined, listed or regulated as hazardous or toxic in, pursuant to, or by any federal, state or local law, ordinance, rule, or regulation, now or hereafter enacted, amended or modified, in each case to the extent applicable to the Mortgaged Property including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601, et seq.); the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.); the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.); Sections 25117, 25281, 25316 or 25501 of the California Health & Safety Code; any so-called “Superfund” or “Superlien” law; the Toxic Substance Control Act of 1976 (15 U.S.C. Section 2601 et seq.); the Clean Water Act (33 U.S.C. Section 1251 et seq.); and the Clean Air Act (42 U.S.C. Section 7901 et seq.); (b) any substance which is or contains asbestos, radon, polychlorinated biphenyl, urea formaldehyde foam insulation, explosive or radioactive material, lead paint, motor fuel or other petroleum hydrocarbons, (c) fungus, mold, mildew, or other biological agents the presence of which may adversely affect the health of individuals or other animals or materially adversely affect the value or utility of the Mortgaged Property, and/or (d) any other substance which causes or poses a threat to cause a contamination or nuisance with respect to all or any portion of the Mortgaged Property or any adjacent property or a hazard to the environment or to the health or safety of Persons.

“Impositions” means all real estate and personal property taxes, and vault charges and all other taxes, levies, assessments and other similar charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of every kind and nature whatsoever, which at any time prior to, at or after the execution hereof may be assessed, levied or imposed by, in each case, a Governmental Authority upon the Mortgaged Property or upon the ownership, use, occupancy or enjoyment thereof, and any interest, cost or penalties imposed by such Governmental Authority with respect to any of the foregoing. Impositions shall not include any sales or use taxes or any income taxes payable by Borrower.

“Improvements” means all buildings, improvements, Alterations or appurtenances now, or at any time hereafter, located upon, in, under or above the Land or any part thereof. The term “Improvements” also includes all buildings, improvements, Alterations or appurtenances not located on, in, under or above the land to the extent of Borrower’s right, title and interest therein.

“Indebtedness” means with respect to any Person, without duplication, (a) any indebtedness of such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of any property or asset of such Person to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person), (b) any obligations of such Person for the deferred purchase price of property or services, (c) any obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) any obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) any obligations of such Person as lessee under Capital Leases, (f) any obligations of such Person as a result of any final judgment rendered against such Person or any settlement agreement entered into by such Person with respect to any litigation unless such obligations are stayed upon appeal (for so long as such appeal shall be maintained) or are fully discharged or bonded within thirty (30) days after the entry of such judgment or execution of such settlement agreement, (g) any obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (h) any Contingent Obligations, (i) any Indebtedness of others referred to in clauses (a) through (h) above or clause (j) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (j) any Indebtedness referred to in clauses (a) through (i) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including Accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Liabilities” is defined in Section 11.3.

“Indemnitees” is defined in Section 11.3.

“Independent Architect” is defined in Section 7.15.

“Initial Advance” means the first Development Advance occurring after the Closing Date Advance.

“Initial Advance Date” means the date of the Initial Advance.

“Initial Closing Development Conditions” is defined in Section 3.2(A).

“Initial Development Contracts” means, each as applicable to the Project, the Architect’s Agreement, MEP Engineer’s Agreement, and Construction Contract.

“Initial Maturity Date” means January 31, 2010.

“Initial Project” means the site work and other improvements to be developed, designed, and constructed on the Land with the proceeds of the Loan and other funds and generally described as an approximately 250,000 square foot, three floor, Internet Business Exchange (IBX) collocation facility and data center (collectively “IBX Centers”) and ancillary administrative or other support services or any facility that as a result of technological changes is substantially equivalent, or a technological successor, to an IBX Center.

“Installment Sale Agreement” means that certain Master Installment Sale Agreement dated February 1, 2007 by and between Borrower and CHI 3 Procurement for the purchase and sale of certain equipment as more particularly described therein, along with all Equipment Schedules (as such terms is defined therein) attached thereto or hereafter entered into by Borrower and CHI 3 Procurement in connection with the Installment Sale Agreement.

“Insurance Reserve” is defined in Section 5.5.

“Insurance Reserve Account” is defined in Section 3.2(B).

“Interest Period” means the period of time beginning on the first (1st) day of a Loan Month and ending on (a) the last calendar day of such Loan Month or (b) pursuant to a LIBOR Rate Election, the last calendar day of the Loan Month which occurs one, three or six months thereafter, provided, however, the first Interest Period shall commence on the date the Loan commences to bear interest and continues to and includes February 28, 2007.

“Interest Rate” means the applicable of the Base Rate or the Default Rate.

“Interest Reserve” is defined in Section 5.15.

“Intermediate Borrower Entity” is defined in Section 7.4

“Inventory” means “inventory” (as defined in the UCC), including any and all goods, merchandise and other personal property, whether tangible or intangible, now owned or hereafter acquired by Borrower which is held for sale, lease or license to customers, furnished to customers under any contract or service or held as raw materials, work in process, or supplies or materials used or consumed in Borrower’s business.

“Investment” means (A) any direct or indirect purchase or other acquisition by Borrower of any beneficial interest in, including stock, partnership interest or other Securities of, any other Person or (B) any direct or indirect loan, advance or capital contribution by Borrower to any other Person, including all Indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business.

“Investment Grade Criteria” has the meaning set forth in the Master Lease.

“Land” means the real estate located in Elk Grove Village, Illinois, comprising the Mortgaged Property, as more specifically described in the Mortgage including, to the extent owned by Borrower, all oil, gas and mineral rights, oil, gas and minerals (whether before or after extraction), easements, appurtenances, water rights, water stock, rights in and to streets, roads and highways (whether before or after vacation thereof), hereditaments and privilege relating, in any manner whatsoever, to the Land. The Land is legally described on Exhibit A.

“Late Charge” is defined in Section 2.2(D).

“Lease Form” means the standard form of lease to be used by Borrower for all leases relating to the Mortgaged Property which has been approved by Lender as of the Closing Date or as may be approved by Lender thereafter, and as the same may, from time to time thereafter, be amended by Borrower with the approval of Lender, which approval shall not be unreasonably withheld or delayed.

“Leases” means any and all leases, subleases, occupancy agreements or grants of other possessory interests, whereby Borrower acts as the lessor, sublessor, licensor, grantor or in another similar capacity, now or hereafter in force, oral or written, covering or affecting the Land or Improvements, or any part thereof, together with all rights, powers, privileges, options and other benefits of Borrower thereunder and any and all guaranties of the obligations of the lessees, sublessees, occupants, and grantees thereunder, as such leases, subleases, occupancy agreements or grants may be extended, renewed, modified or replaced from time to time (exclusive of any ground lease having Borrower as ground lessee). For the avoidance of doubt, “Leases” shall not include any lease, license or occupancy agreement whereby the Master Lessee or any sublessee of the Master Lessee acts as the lessor, sublessor, licensor, grantor or in another similar capacity, now or hereafter in force, oral or written, covering or affecting the Land or Improvements, or any part thereof.

“Legal Requirements” means all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, Carveout Guarantor, the Mortgaged Property or any part thereof, the construction, use, Alteration or operation thereof, or any part thereof, or any or all of any other Collateral whether now or hereafter enacted and in force, and all applicable Licenses and Permits and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record, known to Borrower or otherwise, at any time in force affecting Borrower, Carveout Guarantor, the Mortgaged Property, or any part thereof, or any or all of the other Collateral including, without limitation, any which may (a) require repairs, modifications or Alterations in or to the Mortgaged Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” is defined in the first paragraph of this Agreement.

“Lender’s Construction Consultant” means LM Consultants, Inc. or such other consultant as may be named by Lender in such capacity from time to time, and any of Lender’s internal representatives responsible for the review of the Construction, and design and development thereof, and compliance with the covenants set forth in this Agreement.

“Lender’s Consultant’s Report” means a report addressed to Lender regarding the Plans and Specifications, Development Budget, and such other matters pertaining to the applicable Construction as Lender may require.

“Lender’s Estimate of Development Costs” is defined in Section 3.2(D).

“LIBOR Rate” or “London Interbank Offered Rate” means a floating interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the London Interbank Offered Rate (LIBOR) with a one, three or six month maturity, as elected by Borrower, as reported in the Money Rates column or section of The Wall Street Journal published on the second full Business Day preceding the first day of the Interest Period. For purposes hereof, the LIBOR Rate for the period commencing on the date of disbursement of the Loan to and including the final day of the Interest Period commencing on the Closing Date shall be 5.375%.

“LIBOR Rate Election” is defined in Section 2.2(E).

“Licenses and Permits” means all building permits, certificates of occupancy and other governmental permits, licenses and authorizations, including all state, county and local occupancy certificates, and other licenses, in any way applicable to the Project or any part thereof or to the development, construction, ownership, use, occupancy, operation, maintenance, marketing and sale of the Mortgaged Property (other than any lease, license or occupancy agreement whereby the Master Lessee or any sublessee of the Master Lessee acts as the lessor, sublessor, licensor, grantor or in another similar capacity, now or hereafter in force, oral or written, covering or affecting the Land or Improvements, or any part thereof).

“Lien” means (a) any lien, mortgage, pledge, security interest, charge or monetary encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and (b) any negative pledge or analogous agreement including any agreement not to directly or indirectly convey, assign, sell, mortgage, pledge, hypothecate, grant a security interest in, grant options with respect to, transfer or otherwise dispose of, voluntarily or involuntarily, by operation of law or otherwise, any direct or indirect interest in an asset or direct or indirect interest in the ownership of an asset.

“Loan” means the loan from Lender to Borrower as evidenced by the Note in the aggregate amount of up to the lesser of (i) One Hundred Ten Million and No/100 Dollars ($110,000,000) or (ii) sixty percent (60%) of the Hard Costs and Soft Costs set forth in the Development Budget approved by Lender.

“Loan Account Collateral” is defined in Section 6.9.

“Loan Accounts” means the Accounts controlled by Lender established after an occurrence of an Event of Default, any Account controlled by Lender in which Borrower has deposited funds (e.g., Interest Reserve Account) and any other securities or deposit Accounts required to be maintained pursuant to this Agreement or the other Loan Documents.

“Loan Documents” means this Agreement, the Note, the Mortgage, the Environmental Indemnity Agreement, the Financing Statements, the Carveout Guaranty, the Completion Guaranty, the Assignments, and all other documents, instruments, certificates and other deliveries made by Borrower or Carveout Guarantor to Lender in accordance herewith or which otherwise evidence, secure and/or govern the Loan.

“Loan Month” means a calendar month.

“Loan Quarter” means a calendar quarter.

“Lockout Expiration Date” means the date which is twenty-four (24) months from the Initial Advance Date.

“Manager” means any Person engaged by Borrower or Carveout Guarantor to manage the Mortgaged Property approved by Lender.

“Manager’s Subordination and Consent” means the Subordination and Consent of Manager of even date herewith.

“Master Lease” means that certain Master Lease between Borrower, as lessor, and Borrower Representative in its capacity as Master Lessee, as lessee, dated as of even date herewith as amended from time to time to the extent permitted under this Loan Agreement, the Mortgage and the other Loan Documents, with respect to the Mortgaged Property, and any guaranty required in connection therewith.

“Master Lessee” means Borrower Representative or the then current lessee under the Master Lease to the extent permitted thereunder, in its capacity as lessee under the Master Lease.

“Master Lease Guaranty” is defined in Section 12.4.

“Material Adverse Effect” means (A) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of Borrower, Carveout Guarantor or the Mortgaged Property, (B) the impairment, in any material respect, of the ability of Borrower or Carveout Guarantor to perform its respective obligations under any of the Loan Documents or of Lender to enforce or collect any of the Obligations, (C) any material adverse effect on the ability of Borrower to construct and complete the Construction on or before the

Required Completion Date, (D) the cessation of the Construction for any or no reason for more than fifteen (15) consecutive Business Days or more than thirty (30) days in the aggregate and/or (E) any act, condition, event, circumstance or event which causes or is reasonably likely to cause the cessation of the Construction for more than fifteen (15) consecutive days or more than thirty (30) days in the aggregate. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

“Material Contracts” means (a) the Master Lease and any other Leases approved by Lender, (b) Architect’s Agreements, (c) MEP Engineer’s Agreements, (d) Construction Contracts (limited to those certain guaranteed maximum price construction contracts identified in the definition of Construction Contract and such other major Construction Contracts for performance of Construction), and (e) those (i) Contracts set forth on Schedule 4.6(C) attached hereto and (ii) other Contracts enter into by Borrower which, if not complied with by Borrower, could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the Initial Maturity Date, First Extended Maturity Date (if extended in accordance with the terms of this Agreement) or the Second Extended Maturity Date (if extended in accordance with the terms of this Agreement) or such earlier date as the Loan is prepaid in full in accordance with the terms of this Agreement or accelerated.

“Maximum Rate” is defined in Section 2.2(C).

“MEP Engineer” means an engineer which has entered into a written agreement to perform all or any portion of the MEP engineering services as the MEP engineer of record which is responsible for stamping its plans and drawings for the Construction, which engineer and its MEP Engineer’s Agreement has been approved by Lender as set forth in Section 3.1(AA), and for the Project means CH2M Hill Industrial Design & Construction, Inc., a duly licensed engineer in the State and, as required, locally where the Land is located, and such other duly licensed engineer in the State and, as required, locally where the Land is located, as approved in writing by Lender, from time to time.

“MEP Engineer’s Agreement” means from time to time each agreement between Borrower and a MEP Engineer, including as modified by Change Orders, for the performance of MEP engineering services as the engineer of record which is responsible for stamping all plans and drawings for its portion of Construction, and for the Project means that certain Consulting Services Agreement dated April 25, 2006 between Borrower Representative and CH2M Hill Industrial Design & Construction, Inc. and that certain Addendum 002 to Consulting Agreement CSA-2006-CH2M0426.

“Monthly Equity Submission” is defined in Section 3.1(S).

“Mortgage” means the Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing of even date herewith from Borrower to or for the benefit of Lender, constituting a first Lien on Mortgaged Property as collateral for the Loan.

“Mortgaged Property” means the Land, the Improvements, the Inventory, the Accounts, the General Intangibles, the Fixtures and Personality, the Leases, the Rents and other Gross Revenues, the Other Property, the Proceeds, the Plans and Specifications, and all other property of every kind and description used or useful in connection with the ownership, occupancy, operation and maintenance of the other components of the Mortgaged Property and all substitutions therefor, replacements and accessions thereto, and proceeds including “proceeds” (as defined in the UCC) derived therefrom, all as more specifically described in the Mortgage.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, contributions or has made, or been obligated to make, contributions within the preceding six (6) years, or for which Borrower or any ERISA Affiliate has any liability, including contingent liability.

“Net Cash Flow” means the excess, if any, of (a) all Gross Revenues of the Mortgaged Property, during the twelve (12) Loan Months preceding the Loan Month in which the applicable Calculation Date occurs over (b) the sum of all Expenses of the Mortgaged Property, during the twelve (12) Loan Months preceding the Loan Month in which the applicable Calculation Date occurs.

“Nonconsolidation Opinion” means an opinion of counsel selected by Borrower (or other applicable Person) and reasonably satisfactory to Lender, which shall be independent outside counsel, addressed to the Rating Agencies (or which expressly permits reliance by the Rating Agencies) and Lender, in form and substance consistent with nonconsolidation opinions provided in connection with secured loan transactions of similar type and structure, which may include customary assumptions and qualifications, to the effect that in a properly presented case, a bankruptcy court in a case involving the Person designated by Lender, or an Affiliate thereof reasonably designated by Lender, would not disregard the corporate, limited liability company or partnership forms of Borrower, so as to consolidate the assets and liabilities of Borrower with those of the designated entities.

“Note” means, collectively, Promissory Note-One, Promissory Note-Two, Promissory Note-Three, Promissory Note-Four, together with the Substitute Notes and all future advances, extensions, renewals, substitutions, modifications and amendments of the Promissory Note-One, Promissory Note-Two, Promissory Note-Three, Promissory Note-Four and any Substitute Note.

“Obligations” means, in the aggregate, all obligations, liabilities and Indebtedness of every nature of Borrower from time to time owed to Lender under the Loan Documents, including the principal amount of all debts, claims and Indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable to Lender under the Loan Documents whether before or after the filing of a proceeding under the Bankruptcy Code by or against Borrower. The term “Obligations” shall also include any judgment against Borrower or the Mortgaged Property with respect to such obligations, liabilities and Indebtedness of Borrower.

“OFAC” is defined in Section 4.9.

“Officer’s Certificate” means the certificate of an executive officer, chief financial officer or other officer or representative with knowledge of the matters addressed in such certificate.

“Organizational Documents” means, as applicable, for any Person, such Person’s articles or certificate of incorporation, by-laws, partnership agreement, trust agreement, certificate of limited partnership, articles of organization, certificate of formation, shareholder agreement, voting trust agreement, operating agreement, limited liability company agreement and/or analogous documents, as amended, modified or supplemented from time to time.

“Other Property” means all of Borrower’s now and/or hereafter existing and/or arising right, title and interest in and to all “securities entitlements” (as defined in the UCC), “chattel paper” (as defined in the UCC), “commercial tort claims” (as defined in the UCC) and all other tort claims, “documents” (as defined in the UCC), “instruments” (as defined in the UCC), “letter-of-credit rights” (as defined in the UCC), “money” (as defined in the UCC), “letters of credit” (as defined in the UCC), Investments, and all “investment property” (as defined in the UCC). Other Property includes all Security Deposit Letters of Credit.

“Payment Date” means the first (1st) day of each calendar month commencing on March 1, 2007.

“Permitted Construction Change Order” means a Change Order for a Construction Contract entered into at a time when no Event of Default exists which satisfies all of the following conditions: (i) such Change Order does not change the cost of the Construction by more than $500,000 in the aggregate of all scheduled line items value for each individual Change Order, (ii) such Change Order does not materially increase the time scheduled for Completion of Construction or materially modify the scope, quality, functionality, or marketability of the Project or Improvements, (iii) if such Change Order increases the cost of the Construction and the increased cost exceeds the amount remaining available to Borrower in the Hard Cost Contingency (pursuant to Section 3.6) of the Development Budget, Borrower deposits the amount of such increase with Lender prior to execution of the Change Order in question, (iv) such Change Order does not materially adversely affect the structural components of the Construction, (v) no portion of the Change Order deletes or reduces the Construction in any materially adverse respect (i.e., it is not a deductive Change Order in whole or in part) and (v) Borrower provides a copy of such Change Order to Lender promptly after execution of such Change Order.

“Permitted Contest” is defined in Section 5.3(B).

“Permitted Encumbrances” means the following: (a) the Master Lease; (b) the matters and exceptions appearing on the Title Policy and identified on Exhibit B, (c) Liens permitted under the Master Lease which do not require Landlord’s consent or to which Landlord and Lender have consented in writing, and (d) Liens securing purchase money Indebtedness that is Permitted Indebtedness (provided that such Liens are confined to the property purchased with the proceeds of such Indebtedness).

“Permitted Indebtedness” means (a) ordinary and customary trade payables incurred in the ordinary course of business of ownership, operation, construction and development of the Mortgaged Property which are payable not later than forty-five (45) days after receipt of the original invoice which are in fact not more than sixty (60) days overdue, unless such trade payables are being contested in good faith, (b) the Loan, (c) purchase money Indebtedness used to acquire removable Fixtures and Personalty that do not comprise the Initial Project or any other portion of the Collateral, to be located on the Mortgaged Property and which purchase money Indebtedness shall not exceed Ten Million and No/100 Dollars ($10,000,000) in the aggregate outstanding at any one time, (d) all Project Costs, including, without limitation, the amounts owed under the Construction Contract, the Architect’s Agreement, the MEP Engineer’s Agreement or any other Contracts or other obligations of Borrower relating to the Completion of Construction, (e) obligations of Borrower under the Rate Cap/Swap Agreement, and (f) the Installment Sale Agreement.

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof and their respective permitted successors and assigns (or in the case of a governmental person, the successor functional equivalent of such Person).

“Phase II Build-Out” means the Construction of the necessary Improvements to the Mortgaged Property, including any alterations or modifications to the existing Improvements in order to increase the number of cabinets utilized for IBX collocation facility from approximately 2,500 up to 3,850.

“Physical Condition Report” means the report(s) regarding the physical inspection of the Land and Improvements listed on Schedule 1.1(E).

“Plans and Specifications” means the final drawings, plans and specifications for the development and construction of each component part of the Construction (as the same may be amended in accordance with the provisions permitted by this Agreement), as applicable, which plans and specifications and all amendments thereto shall be (i) subject to Lender’s approval, to the extent required herein, which approval shall not be unreasonably withheld or delayed, and (ii) in accordance with all applicable Legal Requirements. The Plans and Specifications for the Project are identified in Schedule 1.1(F).

“Post-Closing Obligation Letter” means a certain letter agreement of even date herewith between Borrower and Lender regarding satisfaction of certain conditions to the Closing.

“Prepayment Premium” means four percent (4.00%) of the amount prepaid if prepayment is made prior to the Prepayment Premium Expiration Date. However, if an Event of Default occurs on or before the Lockout Expiration Date and the Loan is accelerated, the Prepayment Premium shall be equal to the Yield Maintenance Amount.

“Prepayment Premium Expiration Date” means the date which is nine (9) months after the Lockout Expiration Date.

“Prescribed Laws” means, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism and implementing regulations thereto, (c) the International Emergency Economic Power Act, 50 U.S.C. § 1701 et seq., (d) all other laws, regulations and executive orders administered by the Office of Foreign Assets Control and (e) all other Legal Requirements relating to money laundering or terrorism.

“Proceeds” is defined in Section 8.1.

“Project” means the Initial Project, except when specifically referring to the Restoration or the Alterations.

“Project Completion Date” means the earliest to occur of (i) June 30, 2008 or (ii) the Completion of Construction; provided, however, that if such Completion of Construction is delayed due to Force Majeure, the Project Completion Date shall be extended by such time as reasonably determined by Lender based upon the delay caused by the Force Majeure, in no event to exceed 120 additional days.

“Promissory Note-Four” means the Promissory Note dated of even date herewith made by Borrower to the order of Oak Hill Credit Alpha Finance I, LLC in the original principal amount of up to Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000).

“Promissory Note-One” means the Promissory Note dated of even date herewith made by Borrower to the order of Lender in the original principal amount of up to Ninety Million and No/100 Dollars ($90,000,000).

“Promissory Note-Two” means the Promissory Note dated of even date herewith made by Borrower to the order of Oak Hill Credit Alpha Finance I (Offshore), Ltd. in the original principal amount of up to Nine Million Five Hundred Thousand and No/100 Dollars ($9,500,000).

“Promissory Note-Three” means the Promissory Note dated of even date herewith made by Borrower to the order of Oak Hill Credit Opportunities Financing, Ltd. in the original principal amount of up to Eight Million and No/100 Dollars ($8,000,000).

“Proprietary Rights” is defined in Section 4.11.

“Punch-List Items” means details of construction, decoration and mechanical and electrical adjustment as identified and compiled by Borrower, Architect, MEP Engineer, and Contractor, and agreed to by Lender, which in the aggregate are minor in character and do not materially interfere with the intended use and operation of the applicable Construction and which can be completed within thirty (30) days.

“Qualified Parent Transaction Event” means any transaction that is permitted under subclause (x) or subclause (y) of Section 7.12.

“Rate Cap/Swap Agreement” shall mean either (i) an interest rate cap agreement or (ii) an interest rate swap agreement, including the related confirmation, obtained at the sole cost and expense of Borrower, issued by a Rate Cap/Swap Counterparty with a notional amount equal to at least 70% of the outstanding principal balance of the Loan, pursuant to which Borrower will be protected against an increase in the Base Rate by capping the all-in interest rate paid under the agreement at nine percent (9%) per annum. The Rate Cap/Swap Agreement shall be subject to the reasonable approval of Lender as to form and substance and shall be assignable to Lender, its successors and assigns.

“Rate Cap/Swap Counterparty” shall mean the counterparty to the Rate Cap/Swap Agreement, which counterparty shall be an Acceptable Financial Institution or another financial institution reasonably approved by the Lender and (a) the credit rating assigned to the unsecured debt of such counterparty by S&P must, at all times, equal or exceed A, (b) the credit rating assigned to the short-term unsecured debt of such counterparty by Fitch must, at all times, equal or exceed F1 and (c) the credit rating assigned to the long-term unsecured debt of such counterparty by Fitch must, at all times, equal or exceed A.

“Rate Cap/Swap Pledge Agreement” shall mean that certain Rate Cap/Swap Pledge and Security Agreement, in form and substance reasonably acceptable to Lender, to be entered into between Borrower and Lender in the event Borrower enter into a Rate Cap/Swap Agreement with a Rate Cap/Swap Counterparty. The Rate Cap/Swap Counterparty shall acknowledge the pledge and security interest grant by executing the joinder attached to the Rate Cap/Swap Pledge Agreement.

“Rating Agencies” shall mean Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies, Inc. (“S&P”), Fitch Inc. (“Fitch”), and Moody’s Investors Service, Inc. (“Moody’s”) or, if any of such firms shall for any reason no longer perform the functions of a securities rating agency, any other nationally recognized statistical rating agency reasonably designated by Lender; provided, however, that at any time during which the Loan is an asset of a Securitization, “Rating Agencies” shall mean the rating agencies that from time to time rate the securities issued in connection with such Securitization. If the Loan is not an asset in a Securitization, Rating Agency shall mean those rating agencies designated by Lender from time to time.

“Rating Agency Confirmation” shall mean, collectively, an affirmation from each of the Rating Agencies that the credit rating by such Rating Agency of the securities issued in connection with a Securitization of the Loan or otherwise secured by a pledge of the Note immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion provided, however if the Loan has not been securitized in connection with a Securitization in which some or all of the securities have been rated by one or more of the Rating Agencies, Rating Agency Confirmation means Lender’s approval, which approval is not to be unreasonably withheld or delayed.

“Rents” shall mean rents, income, receipts, royalties, profits, issues, service reimbursements, fees, termination payments receivables, accounts receivable and payments from time to time accruing under the Leases.

“Request for Advance” means a request from Borrower to Lender in connection with a request for an advance of proceeds of the Loan in the form of Schedule 1.1(G), accompanied by all of the following items, which request and items are subject to the approval of Lender: (a) currently dated certificate from Borrower representing, warranting, and certifying to Lender (i) that all conditions precedent to such advance set forth in the Loan Documents, to the extent not waived in writing by Lender, have been satisfied as required by such Loan Documents, (ii) the amount and uses of such requested advance, and that Borrower is entitled to receive such funds under the Loan Documents and the uses thereof (iii) that each party which is to receive proceeds from such requested advance is entitled to the sums being requested, all in the form and content reasonably approved by Lender; (b) Contractor’s application and certificate for payment, in form and content reasonably approved by Lender; (c) if requested by Lender, from time to time, the requisitions for payment applicable to such Request for Advance from subcontractors and material suppliers engaged by Contractor, in the form attached as part of Schedule 1.1(G); (d) Architect’s certificate for payment approving Contractor’s application and certificate for payment (referenced in clause (b) above), in form attached as part of Schedule 1.1(G); (e) applications and certificates of payment from all other parties contracting with Borrower, in each case where such applications and certificates are conditions precedent to payment, in form and content approved by Lender; (f) Required Lien Waivers; (g) certificate from Lender’s Construction Consultant confirming that, based upon an on-site inspection of the Construction, all work and services included in such Request for Advance has been completed; (h) if the Title Policy includes exceptions, qualifications or endorsements relating to “pending disbursements,” an endorsement to the Title Policy increasing the amount thereof by the requested disbursement; and (i) such other information and documents as may be reasonably requested or required by Lender or Lender’s Construction Consultant, if any, including, but not limited to, certificates, inspections, evidence of tenant occupancy, title policy endorsements or searches, invoices, receipts, estoppel certificates, Licenses and Permits and certificates of occupancy, affidavits and other documents, appropriate for the applicable stage of Construction

“Required Completion Date” means June 30, 2008.

“Required Lien Waivers” means, waivers of liens executed by (a) for each Request for Advance, each party which has entered into an Architect’s Agreement, MEP Engineer’s Agreement, or Construction Contract, respectively, waiving their respective rights, if any, and any right of a subcontractor claiming through or under any of them, to file or maintain any construction liens or claims, all in such form containing such provisions as may be reasonably required by Lender and in accordance with applicable law and (b) for each Request for Advance that includes a request for final payment to any subcontractor, such subcontractor, waiving its right to file or maintain any construction liens or claims, all in such form and containing such provisions as may be reasonably required by Lender executed with respect to and applicable to the extent such subcontractor has received payment. Such waivers may be conditioned upon payment for work performed and materials supplied; provided, that the Request for Advance that includes the request described in clause (b) above shall include (and in the case of the final Request for Advance, within ten (10) days after the funding of such final Request for Advance, Borrower shall deliver to Lender) a duly executed, unconditional waiver for each Person described in clause (a) or (b) above.

“Required Restoration Date” is defined in Section 8.1.

“Reserves” means to the extent applicable the Tax Reserve and the Insurance Reserve.

“Restoration” is defined in Section 8.1.

“Retainage” is defined in Section 3.2(M).

“Second Extended Maturity Date” means January 31, 2012.

“Securities” means any stock, shares, voting trust certificates, bonds, debentures, options, warrants, notes, or other evidences of Indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securitization” is defined in Section 10.1.

“Servicer” is defined in Section 10.1.

“Soft Cost Contingency” is defined in Section 3.6(A).

“Soft Costs” means the total of all fees, costs, and expenses, including payment of Loan interest as shown in the Development Budget, other than (i) Hard Costs, relating to the Project, (ii) the Land acquisition costs, if any, relating to the Project, (iii) Hard Cost Contingency and (iv) Soft Cost Contingency.

“Special Purpose Bankruptcy Remote Entity” is defined in Schedule 7.14.

“Stored Materials” is defined in Section 3.2(X).

“Subcontracts” means the subcontracts, if any, and any other contracts for the provisions of labor or materials for the Construction entered into by a Contractor in accordance with its Construction Contract.

“Subsequent Owner” means with respect to the Additional Master Lease Provisions in Section 12, any individual or entity which acquires the fee simple title to or possession of the Mortgaged Property at or through a foreclosure (together with any successors or assigns thereof), including, without limitation, (i) Lender or its designee, (ii) any purchaser of the Mortgaged Property from Lender, or (iii) any lessee of the Mortgaged Property from Lender (other than Master Lessee).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

“Substantial Completion and Substantially Completed” means the satisfaction of all of the following conditions: (a) the date when the applicable Construction shall have been completed (except for Punch List Items and minor items which can be fully completed without material interference with the use and operation of the Mortgaged Property) in accordance with the Plans and Specifications for the applicable Construction as certified by the Architect and Engineer, as applicable, in the form required by Lender and included as part of Schedule 1.1(G) and approved by Lender’s Construction Consultant, if any, and Lender, such approval not to be unreasonably withheld; (b) all material permits and approvals required for the normal use and occupancy of the Construction (including a final unconditional certificate of occupancy if required for occupancy under applicable Legal Requirements; provided that if only a temporary certificate is available, it shall be accepted only if it is subject only to conditions which are customary for similar projects in the same geographic location and is otherwise satisfactory to Lender in its sole discretion and then for so long as it is effective and operative until Borrower obtains the final certificate) shall have been issued by the appropriate Governmental Authority and shall be in full force and effect; (c) the Construction shall have been equipped with all furnishings, fixtures, equipment and furniture required for the intended use and operation of the Project other than tenant improvements or build-out under Leases; and (d) Architect and MEP Engineer shall have issued a certificate of Substantial Completion on AIA Form G-704 or otherwise in form and substance acceptable to Lender.

“Substitute Note” means all notes given in substitution or exchange for the Promissory Note-One, Promissory Note-Two, Promissory Note-Three, Promissory Note-Four or another Substitute Note.

“SVB Loan Agreement” means that certain Second Amended and Restated Loan and Security Agreement, dated as of August 10, 2006, among Carveout Guarantor and Borrower Representative, as borrowers, the Working Capital Lenders, and Silicon Valley Bank, as administrative agent for the Working Capital Lenders.

“Tax Reserve” is defined in Section 5.5.

“Title Company” means Chicago Title Insurance Company.

“Title Policy” means a mortgagee’s policy of title insurance issued on the 1992 Form B ALTA form by the Title Company (or the closest equivalent available in any given jurisdiction), together with such reinsurance and direct access agreements as Lender may require, insuring that the Mortgage is a valid first and prior enforceable lien on Borrower’s fee simple interest (or leasehold interest, as applicable) in the Mortgaged Property (including any easements appurtenant thereto but excluding any non-real estate property interests included in the definition of Mortgaged Property) subject only to the Permitted Encumbrances. The Title Policy shall contain an affirmative creditors’ rights endorsement, comprehensive endorsement, zoning 3.0 endorsement with parking, pending disbursements endorsement and such other endorsements as Lender may reasonably require.

“Total Loss” means (i) a casualty, damage or destruction of (i) all of the Mortgaged Property, (ii) any portion of the Mortgaged Property which renders the remaining portion of the Mortgaged Property unsuitable or uneconomical for the continuation of the Borrower’s use or business therein, or (iii) any portion of the Mortgaged Property and the estimated time to repair or replace such portion of the Mortgaged Property is in excess of one (1) year, as reasonably estimated by Lender, or under applicable law the Mortgaged Property cannot be rebuilt to a condition that is suitable and economical for the operation of Borrower’s business therein.

“Transfer” means, (a) when used as a verb, to, directly or indirectly, lease, sell, assign, convey, give, exchange, devise, mortgage, encumber, pledge, hypothecate, alienate, grant a security interest, or otherwise create or suffer to exist any Lien, transfer or otherwise dispose, or to contract or agree to do any of the foregoing, whether by operation of law, voluntarily, involuntarily or otherwise, as well as any other action or omission which has the practical effect of initiating or completing the foregoing and (b) when used as a noun, a direct or indirect, lease, sale, assignment, conveyance, gift, exchange, devise, mortgage, encumbrance, pledge, hypothecation, alienation, grant of a security interest or other creation or sufferance of a Lien, transfer or other disposition, or the contract or agreement by which any of the foregoing may be effected, whether by operation of law, voluntary or involuntary and any other action or omission which has the practical effect of initiating or completing the foregoing.

“Treasury Rate” means the annualized yield on securities issued by the United States Treasury having a maturity corresponding to the scheduled Lockout Expiration Date, as quoted in Federal Reserve Statistical Release H. 15(519) under the heading “U.S. Government Securities – Treasury Constant Maturities” for the Treasury Rate Determination Date (as defined below). If yields for such securities of such maturity are not shown in such publication, then the Treasury Rate shall be determined by Lender by linear interpolation between the yields of securities of the next longer and next shorter maturities. If said Federal Reserve Statistical Release or any other information necessary for determination of the Treasury Rate in accordance with the foregoing is no longer published or is otherwise unavailable, then the Treasury Rate shall be reasonably determined by Lender based on comparable data.

“Treasury Rate Determination Date” means the date which is five (5) Business Days prior to the scheduled prepayment date.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“UCC Collateral” is defined in Section 2.9.

“Working Capital Lenders” means the “Lenders” from time to time party to the SVB Loan Agreement.

“Yield Maintenance Amount” means the positive excess, if any, as of the date of prepayment of (i) the present value of the Yield Maintenance Cash Flows, which present value shall be calculated using a monthly discount rate equal to “X” divided by 12; where “X” equals the Treasury Rate (the “Yield Maintenance Spread”) in the event of a prepayment of the Note, over (ii) the outstanding principal balance of the Loan on the date of prepayment. For purposes of computing the Yield Maintenance Amount with regard to Section 2.4(C)(iii) the date of prepayment shall be deemed the date the Loan is accelerated.

“Yield Maintenance Cash Flows” means the aggregate of (i) the monthly scheduled payments that would be payable to Lender from the date of prepayment through the Initial Maturity Date if the Loan were not prepaid and (ii) a balloon payment equal to the outstanding principal amount of the Loan on the Initial Maturity Date, assuming, in the case of clause (i) and clause (ii), that the scheduled payments would be paid in full, in cash on the dates such scheduled payments would be otherwise due and payable from the date of prepayment through the Initial Maturity Date calculated using the Base Rate then in effect at the date of prepayment.

1.2 Terms; Utilization of GAAP for Purposes of Financial Statements Under Agreement. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to Lender pursuant to subsection 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation. No Accounting Changes shall affect financial covenants, standards or terms in this Agreement; provided, that Borrower shall prepare footnotes to the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes).

1.3 Other Definitional Provisions. References to “Sections,” “Exhibits” and “Schedules” shall be to Sections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, “hereof,” “herein,” “hereto,” “hereunder” and the like mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears; words importing any gender include the other genders; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; the phrase “and/or” shall mean that either “and” or “or” may apply; the phrases “attorneys’ fees,” “legal fees” and “counsel fees” shall include any and all attorneys’, paralegal and law clerk fees and disbursements, including court costs, fees and disbursements at the pre-trial, trial and appellate levels incurred or paid by Lender in protecting its interest in the Mortgaged Property and the Collateral and enforcing its rights hereunder and/or the other Loan Documents; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; references to a Person’s “knowledge” in this Agreement or the other Loan Documents refers to the actual knowledge of the Person in question and such knowledge as a reasonably prudent Person would have acquired by virtue of such inquiry and due diligence as a reasonably prudent Person would have undertaken and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Where any provision of this Agreement or any of the other Loan Documents refers to action to be taken by any Person, or which such Person is prohibited from taking, such provisions shall be applicable whether such action is taken directly or indirectly by such Person.

SECTION 2

AMOUNTS AND TERMS OF THE LOAN

2.1 Loan Disbursement and Note. Subject to the terms and conditions of this Agreement, Lender shall lend the initial proceeds of the Loan to Borrower on the Closing Date. The proceeds of the Loan shall be used to pay or reimburse Borrower for a portion of Hard Costs and Soft Costs set forth on the Development Budget and (ii) closing costs incurred in connection with the Loan and set forth on a settlement statement approved by Lender. The initial disbursement of the Loan (the “Closing Date Advance”) in accordance with the foregoing shall be made on the Closing Date pursuant to a Request for Advance and the settlement statement, each as approved by Lender to fund such closing costs, including without limitation, the Commitment Fee and certain other Soft Costs. Lender shall fund sixty percent (60%) of the amount requested in each Request for Advance that is approved by Lender and shall be funded pari passu with the remaining forty percent (40%) to be funded by Borrower as part of its Equity Contribution. The Loan shall be evidenced by the Note. The Obligations of Borrower under this Agreement, the Note and the other Loan Documents are secured by, among other things, the Mortgage and the Liens created or arising under the other Loan Documents. Subsequent disbursements will be made in accordance with Section 3.2 and, as applicable, Sections 3.3 and 3.4 inclusive.

2.2 Interest.

(A) Interest Rate. Subject to the provisions of Section 2.2(C) hereof, the outstanding principal balance of the Loan shall bear interest at the Base Rate. However, (a) upon and during the continuance of any Default by Borrower in the payment of any sum of principal, interest or other Indebtedness of Borrower owing Lender when due, (b) during the existence of any Event of Default, or (c) after the Maturity Date or earlier upon acceleration of the Loan, the principal amount of the Loan shall bear interest (“Default Interest”) at the Default Rate. With respect to any scheduled payments of principal and interest (excluding the payment due on the Maturity Date), Borrower will be entitled to a grace period of five (5) Business Days from such date before Default Interest is imposed by reason of such late payment; provided, however, such grace period will not be available more than once in any 12 Loan Month period and if Borrower fails to make the required payment within said five (5) Business Day period, Default Interest will be calculated from the original due date. Except as set forth in the preceding sentence, the Default Interest shall commence, without notice, immediately upon and from the occurrence of (a), (b) or (c) above, as the case may be, and shall continue until all Defaults are cured and all sums then due and payable under the Loan Documents are paid in full. Default Interest shall be payable upon demand, and, to the extent unpaid, shall be compounded monthly at the Default

Rate. The obligations of the Borrower under this Agreement, the Note and the other Loan Documents are secured by, among other things, the Mortgage.

(B) Computation and Payment of Interest. Interest on the outstanding principal balance of the Loan and all other Obligations owing to Lender shall be computed on the daily outstanding principal balance of the Note (it being understood that the such outstanding balance of the Note shall be the aggregate of all sums advanced by Lender pursuant to this Agreement) and such other Obligations on the basis of actual days elapsed and a 360-day year. Interest on the Loan is payable in arrears. Payments of interest shall be paid to Lender as specified in Section 2.3. In addition, all accrued and unpaid interest shall be paid to Lender on the earlier of the date of prepayment (to the extent prepayment is permitted under Section 2.4) and maturity, whether by acceleration or otherwise. The Loan shall commence to bear interest on the date the proceeds of the Loan are to be disbursed to or for the order of Borrower, provided, however, if the proceeds are disbursed to an escrowee, the Loan shall commence to bear interest from and including the date of disbursement to such escrowee regardless of the date such proceeds are disbursed from escrow.

(C) Interest Laws. Notwithstanding any provision to the contrary contained in this Agreement or the other Loan Documents, Borrower shall not be required to pay, and Lender shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by law (“Excess Interest”). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any of the other Loan Documents, then in such event: (1) the provisions of this Section shall govern and control; (2) Borrower shall not be obligated to pay any Excess Interest; (3) any Excess Interest that Lender may have received hereunder shall be, at Lender’s option, (a) applied as a credit against the outstanding principal balance of the Obligations due and owing to Lender (without any prepayment penalty or premium therefor) or for accrued and unpaid interest thereunder (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) Borrower shall not have any action against Lender for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Obligation due and owing to Lender is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations due and owing to Lender shall, to the extent permitted by law, remain at the Maximum Rate until Lender shall have received or accrued the amount of interest which Lender would have received or accrued during such period on Obligations due and owing to Lender had the rate of interest not been limited to the Maximum Rate during such period.

(D) Late Charges. If any scheduled payment of principal and/or interest or other amount owing pursuant to this Agreement or the other Loan Documents is not paid when due, Borrower shall pay to Lender, in addition to all sums otherwise due and payable, a late charge (“Late Charge”) in an amount equal to four percent (4%) of the unpaid amount. With respect to regular monthly payments of principal and/or interest (excluding the payment due on the

Maturity Date), Borrower will be entitled to a grace period of five (5) Business Days from the date due before a late charge is imposed by reason of such late payment; provided, however, such grace period will not be available more than once in any calendar year. Any unpaid late charge shall bear interest at the Default Rate until paid.

(E) LIBOR Rate Election. At Borrower’s election, indicated in writing by facsimile notice given by Borrower to Lender (or such other parties as Lender may from time to time designate) in accordance with Section 11.5 not later than 12:00P.M. (New York time), at least three (3) Business Days prior to the commencement date of the first or next succeeding Interest Period (as applicable), Borrower may designate a one, three or six month maturity for the LIBOR Rate (each a “LIBOR Rate Election”). Notwithstanding the foregoing, after giving effect to all LIBOR Rate Elections, (i) the number of LIBOR Rate Elections shall not exceed five (5) at any one time and (ii) each LIBOR Rate Election shall be for a minimum amount of $1,000,000. If Borrower fails to timely notify Lender in accordance with this Section 2.2(E), the LIBOR Rate shall be based on a one month maturity. In the event that five (5) LIBOR Rate Elections exists at the time of any Development Advance, Borrower shall timely notify Lender to select one of the five existing LIBOR Rate Elections to apply to such Development Advance, otherwise the LIBOR Rate shall be based on a one month maturity.

2.3 Payments. Interest for the period commencing on the date of disbursement of the Loan and ending on February 28, 2007 shall be paid on the Payment Date occurring on March 1, 2007. Commencing on the Payment Date occurring on March 1, 2007 and on each Payment Date thereafter until the Initial Maturity Date, Borrower shall pay to Lender interest on the outstanding principal of the Loan accrued from and including the immediately preceding Payment Date, to, but not including, the Payment Date on which such payment is to be made. If the Extension Conditions are satisfied prior to the Initial Maturity Date or First Extended Maturity Date, as applicable, commencing on the Payment Date occurring immediately after the Initial Maturity Date or First Extended Maturity Date, as applicable, and on each Payment Date thereafter, Borrower shall pay to Lender on each such Payment Date (i) a monthly amount of interest and principal sufficient to fully amortize the entire outstanding principal balance of the Loan based on a 15-year, level payment, amortization schedule using an interest rate equal to the Base Rate then in effect at the time of the Initial Maturity Date and (ii) any other amounts that are due and payable under this Agreement and the other Loan Documents (including, without limitation, any Default Interest and Late Charges). A balloon payment consisting of the principal or remaining principal, as applicable, of the Loan evidenced by the Note, along with all accrued and unpaid interest thereon will be required on the Maturity Date.

2.4 Payments and Prepayments on the Loan.

(A) Manner and Time of Payment. Borrower agrees to pay all of the Obligations relating to the Loan as such amounts become due or are declared due pursuant to the terms of this Agreement and the other Loan Documents. All payments shall be made without deduction, defense, setoff or counterclaim by the wire transfer or ACH/EFT of good immediately available wire transferred federal funds to Lender’s account at JP Morgan Chase for the account of ABA: 021-000-021 A/C: SFT I, Inc., A/C #230-368913, Reference: Equinix Chicago Debt Service, or at such other place as Lender may direct from time to time by notice to Borrower. Borrower shall receive credit for such funds on the date received if such funds are received by Lender by

2:00 P.M. (New York time) on such day. In the absence of timely receipt, such funds shall be deemed to have been paid by Borrower on the following Business Day. Whenever any payment to be made under the Loan Documents shall be stated to be due on a day that is not a Business Day, or any time period relating to a payment to be made hereunder is stated to expire on a day that is not a Business Day, the payment may be made on the following Business Day and the period will not expire until the following Business Day.

(B) Maturity. The outstanding principal balance of the Loan, all accrued and unpaid interest thereon and all other sums owing to Lender pursuant to the Loan Documents, shall be due and payable on the Initial Maturity Date. Notwithstanding the foregoing, if the Extension Conditions are satisfied prior to the Initial Maturity Date, the maturity of the Loan shall be extended for an additional one (1) year period to the First Extended Maturity Date, and if the Extension Conditions are further satisfied prior to the First Extended Maturity Date, the maturity of the Loan shall be further extended for an additional one (1) year period to the Second Extended Maturity Date.

(C) Prepayments.

(i) No prepayment of the Loan shall be allowed in whole or in part, on or prior to the Lockout Expiration Date other than prepayment from Proceeds under Section 8.1 hereof. Thereafter, the Loan may be prepaid, upon not less than thirty (30) days’ irrevocable prior notice to Lender. Any prepayments on the principal balance of the Loan evidenced by the Note whether voluntary or involuntary, shall be accompanied by payment of interest accrued to the date of prepayment, together with the applicable Prepayment Premium. Any prepayments made pursuant to the foregoing shall be made on a Payment Date provided, however, Borrower may elect to make any such prepayments on a Business Day which is not a Payment Date if, in addition to all interest which has accrued to and including the date of prepayment and the Prepayment Premium, Borrower also pays all interest which would accrue on the Loan to, but not including, the Payment Date following the date of prepayment. Notwithstanding any provision contained in this Agreement to the contrary, no Prepayment Premium will be due on account of (a) a voluntary prepayment pursuant to this Section 2.4(C)(i) made on the Prepayment Premium Expiration Date or thereafter, or (b) provided no Event of Default shall have occurred and be continuing, an involuntary prepayment resulting from a casualty or condemnation of the Mortgaged Property. Amounts prepaid shall not be re-borrowed.

(ii) In the event of (a) the payment of any principal of the Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default) or (b) the failure to borrow or prepay the Loan as specified in any notice delivered pursuant to this Agreement or the other Loan Documents, then, in any such event and, in addition to the payments to be made to Lender pursuant to Section 2.4(C)(i), Borrower agrees to compensate Lender for all losses, costs, expenses and damages Lender may incur attributable to such event. A certificate of Lender setting forth any amount or amounts that Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(iii) If, following an Event of Default, payment of all or any part of the Loan is tendered by Borrower or otherwise recovered by Lender, such tender or recovery shall be deemed a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.4(C)(i) and Borrower shall pay to Lender, in addition to the other Obligations, the Prepayment Premium. If the Maturity Date is accelerated, due to an Event of Default or otherwise, or if any prepayment of all or any portion of the Loan hereunder occurs, whether in connection with Lender’s acceleration of the Loan or otherwise, or if the Mortgage is satisfied or released by foreclosure (whether by power of sale or judicial proceeding), deed in lieu of foreclosure or by any other means, then the Prepayment Premium shall become immediately due and owing and Borrower shall immediately pay the Prepayment Premium to Lender. Nothing contained in this Section 2.4(C)(iii) shall create any right of prepayment.

(iv) Notwithstanding any provision to the contrary contained in this Agreement, in the event of an Equinix Parent Transaction Event, (x) Lender may declare immediately due and payable, without further notice, protest, presentment, notice of protest or demand, all Obligations including, without limitation, all monies advanced under this Agreement, the Note, the Mortgage and/or any of the Loan Documents which are then unpaid, together with all interest then accrued thereon up to and including the date of Lender’s receipt of payment in full of the Loan and all other amounts then owing (including any Default Interest owed as a result of such acceleration and the Prepayment Premium) and (y) so long as no Event of Default shall have occurred and be continuing immediately prior to such Equinix Parent Transaction Event, the Prepayment Premium (notwithstanding the definition set forth in Section 1.1) shall equal (A) for the period from the Closing Date through but not including the First Anniversary Date, the greater of Three percent (3%) or the Yield Maintenance Amount (assuming that the Treasury Rate plus 1.75% is used in calculating the Yield Maintenance Spread), and (B) for the period after the First Anniversary Date through but not including the Prepayment Premium Expiration Date, Three percent (3.00%).

2.5 Lender’s Records; Mutilated, Destroyed or Lost Notes. The balance on Lender’s books and records shall be presumptive evidence (absent manifest error) of the amounts due and owing to Lender by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s obligation to pay the Obligations. In case any Note shall become mutilated or defaced, or be destroyed, lost or stolen, Borrower shall, upon request from Lender, execute and deliver a new Note of like principal amount in exchange and substitution for the mutilated or defaced Note, or in lieu of and in substitution for the destroyed, lost or stolen Note. In the case of a mutilated or defaced Note, the mutilated or defaced Note shall be surrendered to Borrower upon delivery to Lender of the new Note. In the case of any destroyed, lost or stolen Note, Lender shall furnish to Borrower, upon delivery to Lender of the new Note (i) certification of the destruction, loss or theft of such Note and (ii) such security or indemnity as may be reasonably required by Borrower to hold Borrower harmless.

2.6 Taxes. Any and all payments or reimbursements made under this Agreement, the Note or the other Loan Documents shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto arising out of or in connection with the transactions contemplated by the Loan Documents; excluding, however, the following: taxes imposed on the income of Lender by any jurisdiction or any political subdivision thereof; taxes that are not directly attributable to the Loan; and any “doing business” taxes, however denominated, charged by any state or other jurisdiction. If Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable hereunder to Lender, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, Lender receives an amount equal to the sum it would have received had no such deductions been made. In the event that, subsequent to the Closing Date, (1) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (2) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (3) compliance by Lender with any new request or directive (whether or not having the force of law) from any Governmental Authority does or shall subject Lender to any tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or the Loan, or change the basis of taxation of payments to Lender of principal, fees, interest or any other amount payable hereunder (except for income taxes, or franchise taxes imposed in lieu of income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment or other fees payable hereunder or changes in the rate of interest or tax on the overall income of Lender, taxes that are not directly attributable to the Loan and any “doing business” taxes, however denominated, charged by any state or other jurisdiction) and the result of any of the foregoing is to increase the cost to Lender of making or continuing its Loan hereunder, as the case may be, or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Lender, within thirty (30) days after its demand, any additional amounts necessary to compensate Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Lender with respect to this Agreement or the other Loan Documents. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.6, it shall promptly notify Borrower of the event by reason of which Lender has become so entitled. Furthermore, if subsequent to the Closing Date there are any changes in law that impose or modify any reserve, special default or similar requirements relating to LIBOR Rate based pricing which are applicable to Lender’s source of financing for the Loan, Lender shall advise Borrower of such changes, and Borrower shall promptly pay to Lender within thirty (30) days after its demand, the amount necessary (as determined by Lender in good faith) to compensate Lender for costs arising out of such changes.

2.7 Application of Payments. Except as otherwise expressly provided in the last sentence of this Section 2.7, all payments made hereunder shall be applied first, to the payment of any Late Charges and other sums (other than principal and interest) due from Borrower to Lender under the Loan Documents, second, to any interest then due at the Default Rate, third to interest then due at the Base Rate, and last to the principal amount. Following and during the continuance of an Event of Default, all sums collected by Lender shall be applied in such order of priority to such items set forth below as Lender shall determine in its sole discretion: (i) to the costs and expenses, including reasonable attorneys’ and paralegals’ fees and costs of appeal, incurred in the collection of any or all of the Loan due or the realization of any collateral securing any or all of the Loan; and (ii) to any or all unpaid amounts owing pursuant to the Loan Documents in any order of application as Lender, in its sole discretion, shall determine.

2.8 Commitment Fee. Borrower shall pay the Commitment Fee to Lender on the Closing Date. The Commitment Fee shall be considered fully earned and is non-refundable.

2.9 Security Agreement. To secure the payment, performance and discharge of the Obligations, Borrower hereby grants, assigns, transfers, conveys and sets over unto Lender, and hereby grants to Lender a continuing first priority, perfected security interest in all of Borrower’s right, title and interest in, to and under any and all of the following, whether now and/or existing and/or now owned and/or hereafter acquired and/or arising:

(1)	the Accounts;

(2)	the Contracts;

(3)	the Loan Accounts and other Loan Account Collateral;

(4)	the Equipment Leases;

(5)	the Fixtures and Personalty;

(6)	the General Intangibles;

(7)	the Inventory;

(8)	the Leases;

(9)	the Other Property;

(10)	the Rate Cap/Swap Agreement;

(11)	the Rents and other Gross Revenues;

(12)	the Plans and Specifications;

(13)	the Proceeds;

(14)	without any duplication, any and all other assets, and other personal property of Borrower; and

(15)	together with all accessions to, substitutions for, and replacements of, and of the foregoing and any and all products and cash and non-cash proceeds of any of the foregoing (collectively, the “UCC Collateral”).

With respect to all UCC Collateral constituting a part of the Mortgaged Property, including, without limitation, the Accounts, this Agreement shall constitute a “security agreement” within the meaning of, and shall create a security interest under, the UCC. Borrower hereby acknowledges and agrees that Lender shall be permitted to file one or more Financing Statements naming Borrower as debtor and Lender as secured party identifying “all assets and personal property” of Borrower in the collateral description thereon. As to the UCC Collateral, the grant, transfer, and assignment provisions of this Section 2.9 shall control over the grant provision of Section 2.1 of the Mortgage. Borrower represents and warrants that, except for any financing statement filed by Lender, no presently effective financing statement covering the Collateral or any part thereof has been filed with any filing officer, and no other security interest has attached to or has been perfected in the Collateral or any part thereof. Borrower shall from time to time within fifteen (15) days after request by Lender, execute, acknowledge and deliver, or authorize the filing of any financing statement, renewal, affidavit, certificate, continuation statement or other document as Lender may reasonably request in order to evidence, perfect, preserve, continue, extend or maintain this security agreement and the security interest created hereby as a first priority Lien on the UCC Collateral, subject only to the Permitted Encumbrances.

2.10 Certain Secured Party Remedies. If an Event of Default shall have occurred and be continuing, Lender shall have all the remedies of a secured party under the UCC and all other rights and remedies now or hereafter provided or permitted by law, including, without limitation, the right to take immediate and exclusive possession of the UCC Collateral, or any part thereof, and for that purpose Lender may, as far as Borrower can give authority therefor, with or without judicial process, enter (if this can be done without breach of the peace) upon any premises on which any of the Collateral or any part thereof may be situated. Without limitation of the foregoing, Lender shall be entitled to hold, maintain, preserve and prepare all of the Collateral for sale and to dispose of said Collateral, if Lender so chooses, from the Mortgaged Property, provided that Lender may require Borrower to assemble such UCC Collateral and make it available to Lender for disposition at a place to be designated by Lender from which the UCC Collateral would be sold or disposed of, and provided further that, for a reasonable period of time prior to the disposition of such UCC Collateral, Lender shall have the right to use same in the operation of the Mortgaged Property. Borrower will execute and deliver to Lender any and all forms, documents, certificates and registrations as may be necessary or appropriate to enable Lender to sell and deliver good and clear title to the UCC Collateral to the buyer at the sale as herein provided. Unless the UCC Collateral is of the type customarily sold on a recognized market, Lender will give Borrower at least ten (10) days’ notice of the time and place of any public sale of such UCC Collateral or of the time after which any private sale or any other intended disposition thereof is to be made. The requirements of reasonable notice shall be met if such notice is given to Borrower at least ten (10) days before the time of the sale or disposition. Lender may buy at any public sale and, if the UCC Collateral is of a type customarily sold in a recognized market or is a type which is the subject of widely distributed standard price quotations, it may buy at private sale. Unless Lender shall otherwise elect, any sale of the UCC Collateral shall be solely as a unit and not in separate lots or parcels, it being expressly agreed, however, that Lender shall have the absolute right to dispose of such UCC Collateral in separate lots or parcels. Lender shall further have the absolute right to elect to sell the UCC Collateral as a unit with, and not separately from, the Land and Improvements constituting a portion of the Mortgaged Property. The net proceeds realized upon any disposition of the UCC Collateral, after deduction for the expenses of retaining, holding, preparing for sale, selling and the like and the attorneys’ fees and legal expenses incurred by Lender shall be applied towards satisfaction of such of the Obligations secured hereby, and in such order of application, as Lender may elect. If all of the Obligations are satisfied, Lender will account to Borrower for any surplus realized on such disposition.

SECTION 3

CONDITIONS TO LOAN

3.1 Conditions to Initial Funding of the initial proceeds of the Loan on the Closing Date. The obligation of Lender to disburse the Closing Date Advance of the proceeds of the Loan is subject to the prior or concurrent satisfaction of the conditions set forth below in this Section 3.1.

(A) Performance of Agreements; Truth of Representations and Warranties; No Injunction. Borrower, Carveout Guarantor and all other Persons executing any Loan Document on behalf of Borrower and Carveout Guarantor shall have performed in all material respects all agreements which any of the Loan Documents provide shall be performed on or before the Closing Date. The representations and warranties contained in the Loan Documents shall be true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date. No Legal Requirements shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued or entered, and no litigation shall be pending or threatened, which in the reasonable judgment of Lender would enjoin, prohibit or restrain, or impose or result in an adverse effect upon the making, borrowing or repayment of the Loan or the execution, delivery or performance of the Loan Documents. No Default or Event of Default shall have occurred and then be continuing.

(B) Opinion of Counsel. Lender shall have received and approved written opinions of counsel for Borrower, Carveout Guarantor, Rate Cap/Swap Counterparty and Borrower Representative including such Persons’ local and Delaware counsel, in form and substance reasonably satisfactory to Lender and its counsel, dated as of the Closing Date. By execution of this Agreement, Borrower authorizes and directs its counsel to render and deliver such opinions to Lender. Notwithstanding anything to the contrary herein, a written opinion of counsel for the Rate Cap/Swap Counterparty shall only be required at such time as Borrower enters into a Rate Cap/Swap Agreement.

(C) Loan Documents. On or before the Closing Date, Borrower shall execute and deliver and cause to be executed and delivered, to Lender all of the Loan Documents, each, unless otherwise noted, dated the Closing Date, duly executed, in form and substance satisfactory to Lender and in quantities designated by Lender (except for the Note, of which only the original shall be executed). Borrower hereby authorizes Lender to file the Financing Statements in such filing offices as Lender reasonably determines is necessary to perfect Lender’s security interest in the Collateral. Lender shall provide notice of any filings made outside of the Commonwealth of Virginia and the State of Delaware.

(D) Intentionally Omitted.

(E) Insurance Policies and Endorsements. Lender shall have received and approved certificates of insurance or copies of the original policies of insurance required to be maintained under this Agreement and the other Loan Documents, together with endorsements satisfactory to Lender naming Lender as additional insured under such policies.

(F) Organizational and Authorization Documents. Lender shall have received all documents reasonably requested by Lender, including all Organizational Documents, with regard to the due organization, existence, internal governance, power and authority, due authorization, execution and delivery, authorization to do business and good standing of Borrower, Carveout Guarantor, Borrower Representative and such other Persons as Lender may reasonably designate, the validity and binding effect of the Loan Documents and other matters relating thereto, in form and substance satisfactory to Lender.

(G) Closing Statement. Lender shall have received and approved a closing and disbursement statement executed by Borrower with respect to the disbursement of the proceeds of the Loan.

(H) Financial Statements. Lender shall have approved financial statements of Carveout Guarantor for the last two (2) years or portion thereof, which financial statements Lender acknowledges are available on EDGAR.

(I) Intentionally Omitted.

(J) Appointment of Agent for Service of Process. Lender shall have received evidence reasonably satisfactory to it that Incorporating Services, Ltd. has been appointed as Borrower’s, Carveout Guarantor’s and Borrower Representative’s agent for service of process in the State of Delaware.

(K) Material Contracts and Other Agreements. Lender shall have received and approved true, correct and complete certified copies of all Material Contracts, all other operating agreements, service contracts and equipment leases and all permits, licenses and documents pertaining to the Proprietary Rights relating to all or any of the Mortgaged Property.

(L) Environmental Assessments, Physical Condition Reports and Lender’s Inspection and Appraisal. Lender shall have received and approved the Environmental Reports and Physical Condition Reports relating to the Mortgaged Property, together with letters from the preparer(s) thereof permitting Lender (and Persons designated by Lender) to rely upon the Environmental Reports and Physical Condition Reports. Lender shall have completed its site visit(s) to the Mortgaged Property and be satisfied with such visit(s). Lender shall have received an independent appraisal of the Mortgaged Property from a state certified appraiser approved by Lender and made in accordance with the requirements of FIRREA, which indicates the fair market value of the Mortgaged Property and is satisfactory to Lender in all respects.

(M) Title Policy, Survey, Searches, Perfection and Priority. Lender shall have received and approved (i) the Title Policy and (ii) a plat of survey of the Land, Improvements and other components of the Mortgaged Property constituting real estate certified to such Persons as Lender may designate and prepared in accordance with Lender’s requirements. Lender shall have received and approved copies of UCC financing statement, judgment, tax lien, bankruptcy and litigation search reports of such jurisdictions and offices as Lender may reasonably designate with respect to Borrower, Carveout Guarantor, Borrower Representative and such other Persons as Lender may reasonably require. Lender shall have received such other evidence as Lender may reasonably require confirming that Lender has a perfected first priority security interests and Lien upon the Collateral.

(N) Builder’s Risk and Other Insurance. Borrower shall have obtained or caused Contractor to have obtained Builder’s Risk Insurance covering the design, development, and Construction and equipping of the Project through the Completion of Construction as required by the provisions of Section 5.4 hereof and shall have delivered a certificate of such insurance to Lender. Borrower shall have furnished to Lender evidence satisfactory to Lender that Borrower and any Contractor performing any Construction maintains adequate workmen’s compensation insurance, employer’s liability insurance and commercial general liability insurance (including contractual liability), and that the commercial general liability insurance shall name Lender as an additional insured, with liability insurance limits approved by Lender in its sole and absolute discretion.

(O) Intentionally Omitted.

(P) Commitment Fee. Lender shall have received its Commitment Fee.

(Q) Other Documents and Deliveries. Borrower shall have delivered such other documents and deliveries reasonably requested by Lender.

(R) Legal Fees; Closing Expenses. Borrower shall have paid any and all legal fees and expenses of counsel to Lender, together with all recording fees and taxes, title insurance premiums, and other costs and expenses related to the Loan.

(S) Equity. Borrower shall have demonstrated to Lender’s satisfaction that Borrower has satisfactorily invested or has committed to invest not less than Seventy-Two Million Six Hundred Fifteen and No/100 Dollars ($72,615,000) (the “Equity Contribution”) in the Mortgaged Property; provided, however, the Equity Contribution may be made in a series of installments with each Request for Advance such that (A) Borrower pays for forty percent (40%) of the amount requested in each applicable Request for Advance on a pari passu basis with Lender and (B) subject to delays in Construction due to Force Majeure (other than relating to Borrower’s financial condition or having sufficient funds), no later than (i) the last day of the twelfth month from the Closing Date, (a) Borrower shall have invested at least seventy-five percent (75%) of the Equity Contribution and (b) Lender shall have advanced at least seventy-five percent (75%) of the proceeds of the Loan in accordance with the Development Budget and the terms and provisions of this Agreement, and (ii) the last day of the eighteenth month from the Closing Date, (a) Borrower shall have fully funded the Equity Contribution and (b) all proceeds of the Loan have been advanced in accordance with the Development Budget and the terms and provisions of this Agreement. Borrower’s investment of the Equity Contribution (and any portion thereof), which shall be at least forty percent (40%) of all Hard Costs and Soft Costs incurred to date of each Request for Advance, and shall be demonstrated to Lender by submitting to Lender with each Request for Advance the same or similar information required for a Development Advance under Section 3.2, but indicating equity is being used to pay such Hard Costs and/or Soft Costs demonstrated thereby (each a “Monthly Equity Submission”). Lender will indicate in writing its approval of each Monthly Equity Submission within the same timeframe required for Development Advances under Section 3.2. Lender will cause Lender’s Construction Consultant to review the Construction evidenced by each Monthly Equity Submission and submit monthly reports in the same manner as required by this Agreement for Development Advances. Upon approval of the Monthly Equity Submission, Lender will fund sixty percent (60%), on a pari passu basis, of the total amount indicated on the Monthly Equity Submission with each Development Advance.

(T) Intentionally Omitted.

(U) Master Lease. Lender shall have received a duly executed Master Lease in form and substance acceptable to Lender.

(V) Photographs. Borrower shall provide Lender with reproducible aerial or exterior photographs of the Land and Improvements that are in Borrower’s possession. Notwithstanding anything to the contrary in this Agreement, Borrower shall not be required to provide Lender, and Lender shall not be permitted to take or obtain any photographs of the interior of the Improvements.

(W) Utilities. Borrower shall have delivered to Lender, and Lender shall have approved availability letters, drawings, easement agreements and/or permits, as applicable, from appropriate utility companies or applicable Governmental Authorities that the Mortgaged Property will have adequate water, gas and electrical supply, storm and sanitary sewerage facilities, any other required public utilities, and means of access between the Improvements and public rights-of-way. Borrower also shall have furnished to Lender evidence satisfactory to Lender that no such supplies or facilities will be delayed or impeded by virtue of any requirements under any applicable Legal Requirements, that all such facilities comply with any and all applicable Legal Requirements, ordinance, regulations, restrictive covenants and requirements of applicable Governmental Authorities (including zoning laws and environmental regulations) and that in the event of any damage or destruction of all or a portion of the Mortgaged Property caused by fire or other casualty, such applicable Legal Requirements will permit the restoration or repair of such utilities and facilities and that the source of supply for each of the foregoing utilities is from the public right of way adjacent to the Mortgaged Property or in, on, under or through permanent easement rights therefor benefiting the Mortgaged Property. If any of such facilities are located on land beyond the Mortgaged Property, other than land which has been dedicated to the public or to the utility which is to furnish the service, Borrower shall have forwarded to Lender evidence satisfactory to Lender of the existence of permanent easement rights therefor benefiting the Mortgaged Property which easement rights shall be covered by the lien of the Mortgage and which easement shall be insured under the Title Policy.

(X) Licenses, Permits and Approvals. Lender shall have received and approved a building permit for the Construction or, to the extent not so received, then all building permits necessary and applicable to the Construction then being conducted, in which event Borrower covenants and agrees to thereafter obtain such other required building permits needed for each portion of the Construction prior to commencing such portion of Construction and deliver copies thereof to Lender. Borrower will have obtained and delivered to Lender all other applicable licenses, permits and approvals as Lender or any Governmental Authority may require or, to the extent not so received, then all other applicable licenses, permits and approvals necessary and applicable to the Construction then being conducted, in which event Borrower covenants and agrees to thereafter obtain such other required licenses, permits and approvals needed for each portion of the Construction prior to commencing such portion of Construction and deliver copies thereof to Lender. Evidence satisfactory to Lender that the Project may be completed in accordance with applicable Legal Requirements, and all rules and regulations promulgated thereunder and that any such Legal Requirements are in full force and effect and Borrower is in full compliance therewith.

(Y) Zoning. Lender shall have received evidence satisfactory to Lender as to the compliance of the Land and Project with all applicable Legal Requirements. Lender shall have received and approved a zoning certification letter from the applicable Governmental Authorities or a third party zoning report that the Project, as described in the Plans and Specifications will, when built, be in compliance with all applicable zoning and land use laws.

(Z) Development Budget. Lender shall have received the Development Budget listing all Hard Costs, all Soft Costs, and Land acquisition costs, if applicable, all in a form and substance with such level of detail for each line item therein acceptable to Lender.

(AA) Initial Development Contracts. Lender shall have received and approved: (i) a copy of each Construction Contract, together with a list of a Subcontractors and copies of all Subcontracts relating to the Construction which Lender may request, (ii) a copy of each Architect’s Agreement, and (iii) a copy of each MEP Engineer’s Agreements, each certified by Borrower to be a true, correct and complete copy of each such agreement, all such agreements and contracts being in a form and substance acceptable to Lender and consistent with the Development Budget. Each Contractor, Architect and MEP Engineer shall have consented to the collateral assignment of their respective contracts and agreements pursuant to the form of consent attached hereto as Exhibit C, or otherwise satisfactory in form and substance to Lender.

(BB) Contractor’s Statement. Lender shall have received and approved a statement from the Contractor setting forth, as of a current date, a description of all subcontracts and purchase orders in excess of $500,000.00 issued by such Contractor, relating to the development, construction and equipping of the Project, setting forth the name or names of the Contractor, Subcontractor and material supplier in question, the date of the Contract and purchase order in question and of any supplements or amendments thereto, the scope of the work covered thereby, and the aggregate amounts payable to the Contractor or material supplier thereunder. Any statement furnished to satisfy the requirements of this paragraph need not contain any information which is included in the Request for Advance furnished pursuant to Section CC below.

(CC) Request for Advance. Lender shall have received and approved the initial complete Request for Advance from Borrower covering all work done for the Project, together with waivers of lien and subordination of lien covering all work and material for which payments have been made by Borrower prior to the initial advance of the Loan.

(DD) Plans and Specifications. Lender shall have received and approved two (2) sets of the Plans and Specifications for the Construction of the Project.

(EE) Intentionally Omitted.

(FF) Lender’s Consultant’s Report. Lender’s Construction Consultant shall have provided Lender with the Lender’s Consultant’s Report, such report to be satisfactory to Lender.

(GG) Development Schedule and Development Draw Schedule. Lender shall have received and approved the Development Schedule and Development Draw Schedule.

3.2	Subsequent Advances.

The obligation of Lender to disburse proceeds of the Loan subsequent to the Closing Date Advance is subject to the prior or concurrent satisfaction of the conditions precedent to such subsequent advances set forth below in this Section 3.2.

(A) Advances. Following the Closing Date Advance of the Loan made pursuant to Section 3.1 above, so long as no Event of Default or Default exists, within ten (10) Business Days after Lender’s receipt of a complete Request for Advance (or otherwise as set forth in this Agreement), Lender shall, on the terms and conditions set forth in this Section 3.2 and, when applicable Section 3.3 and 3.4, make Development Advances (including the Initial Advance) to pay a portion of Borrower’s Hard Costs and Soft Costs incurred in connection with the Completion of Construction for the Project when such terms and conditions are satisfied or waived in writing by Lender. Additionally, to the extent Lender did not receive all deliveries and provide all approvals relating to the Project as set forth in Section 3.1 (N), (W), (X), (Y), (Z), (AA), (BB), (CC), (DD), (FF) and (GG) (collectively, the “Initial Closing Development Conditions”) and Lender has waived in whole or in part such Initial Closing Development Conditions and made the initial disbursement of the Loan pursuant to Section 3.1, then Lender shall have no further obligations to make one or more subsequent disbursements of the Loan for any portion of the development, design or Construction of the Project for which such Initial Closing Development Conditions have not been satisfied and obtained. To the extent Lender has received and approved the Initial Closing Development Conditions applicable to a portion of the development, design and Construction of the Project, and all other conditions and requirements applicable thereto as set forth in this Section 3.2, and as applicable 3.3 and 3.4, Lender shall make disbursements of the Loan for such purposes. The Development Advances shall be made by Lender in accordance with the terms and conditions of this Section 3.

(B) Intentionally Omitted.

(C) Intentionally Omitted.

(D) Loan Balancing; Right to Require Deposits. Notwithstanding anything to the contrary herein, it is expressly understood and agreed that the Loan shall at all times be “in balance.” The Loan shall be deemed to be “in balance” only at such time and from time to time, as Lender may reasonably determine that either: (a) the then undisbursed portion of the Loan (giving effect to all escrow reserves, retainage and that portion of the Hard Cost Contingency and Soft Cost Contingency available for Borrower’s then current use as permitted by this Agreement) equals or exceeds the amount necessary to pay for (i) all Hard Costs for work done and not theretofore paid for or to be done in connection with the Completion of Construction in accordance with the Plans and Specifications based on “Lender’s Estimate of Development Costs” (as defined below), and (ii) all Soft Costs and other costs payable by Borrower under this Agreement or otherwise in connection with the Construction of the Project and equipping of the Project until Completion of Construction of the Project also based on Lender’s Estimate of Development Costs, in each case based on the Development Budget (as modified to reflect cost savings and/or reallocations to the extent permitted hereunder), or (b) the then undisbursed portion of the Loan does not equal or exceed the foregoing described respective amount or amounts, but Borrower either: (x) has deposited with Lender or into a construction escrow held by Lender cash sufficient to bring the Loan “in balance,” (y) has, with Lender’s prior approval (which approval may be given or withheld at Lender’s reasonable discretion) delivered to Lender financial assurances of Borrower’s ability to complete and fund all Hard Costs, Soft Costs and Land acquisition costs, if any (which assurances shall be determined by Lender in its reasonable discretion, and which may include, letters of credit, cash or cash equivalent), or (z) has, with Lender’s prior approval (which approval may be given or withheld in Lender’s sole discretion) agreed to fund, and is funding, the deficiency from outside sources, as payments for such Hard Costs, Soft Costs, and Land acquisition costs, if any, and, until the Loan is in balance, prior to any further Development Advances. All funds deposited by Borrower with Lender will be disbursed by Lender for Hard Costs and Soft Costs in accordance with the Development Budget (as it may be modified by Lender’s Estimate of Development Costs) prior to any further

Development Advance. Interest shall be paid to Borrower with respect to any such amounts deposited with Lender to the extent the financial institution with which such funds are deposited provides interest thereon. Borrower agrees that Lender shall have the right to make from time to time in Lender’s discretion an estimate of all Hard Costs and Soft Costs which estimate is herein sometimes called “Lender’s Estimate of Development Costs.” In the first instance, Lender’s Estimate of Development Cost shall be made upon the basis of the Construction Contracts, executed Subcontracts and purchase orders, or, in those instances where Subcontracts or purchase orders have not yet been let, upon the basis of either written bids with responsible contractors, tradesmen and material suppliers obtained by Borrower and approved by Lender, or Lender’s estimate of such costs where written bids have not been obtained, and shall take into account all Soft Costs and other costs and expenses to be paid by Borrower hereunder through the Completion of Construction, with such allowances for reserves and contingencies as Lender shall deem appropriate in its discretion for the Project. Thereafter, Lender’s Estimate of Development Costs will take into account, in addition to the Construction Contract, Subcontracts and purchase orders, and other considerations which Lender, in its sole judgment, deems relevant or likely to have an impact upon all Hard Costs and Soft Costs for the Project. Borrower agrees that if for any reason the amount of undisbursed proceeds of the Loan shall at any time be or become insufficient for the purposes described herein, regardless of how such condition may have been brought about, upon ten (10) Business Days’ written notice to Borrower during which time Borrower shall have the right to bring the Loan into balance as described above, and upon Borrower’s failure to bring the Loan into balance, it shall be an Event of Default hereunder and, in addition to any other rights or remedies of Lender hereunder or at law or in equity, Lender shall not be obligated to disburse the Loan during the period of such insufficiency. Borrower agrees that the determination of Lender’s Estimate of Development Costs and the determination of whether the Loan is “in balance” shall be done on a line item basis and not on a gross or aggregate funds available basis, it being understood that all limitations on reallocation of line items as set forth herein shall be observed and taken into account when making Lender’s Estimate of Development Costs and determining whether the Loan is “in balance.”

(E) Funding Limitations. Lender shall have no obligation to make any Development Advance for Hard Costs after the earlier of (i) the Project Completion Date, (ii) the Required Completion Date or (iii) June 30, 2008.

(F) Limitations of Requests. Borrower shall submit a Request for Advance no more frequently than once per month with no more than 45 days between each request. Lender shall make no more than one Development Advance per month.

(G) Request for Advance. Borrower shall have submitted to Lender an executed completed Request for Advance.

(H) Required Lien Waivers. Borrower shall have delivered to Lender all Required Lien Waivers deemed necessary by Lender and the Title Company for services and materials provided in connection with the development, design and Construction through the date of the applicable Development Advance.

(I) Inspection Approval. With respect to Development Advances for Construction, the Architect or other design professional, as appropriate, involved with such advance shall have certified to Lender in form required by Lender and included as part of Schedule 1.1(G) that the requested Development Advance is for the payment of construction costs incurred in connection with Construction which has been completed in accordance with the Plans and Specifications for the Project.

(J) Payment Supporting Information. Borrower shall provide Lender with true and correct copies of all invoices and bills for Hard Costs and Soft Costs (and Land acquisition costs, if any) incurred in connection with the then completed development, design and Construction of the Project, and there shall be no material deviation from the Development Budget (except with Lender’s prior written approval) in connection with the development, design and Construction of the Project which has been completed to date. Specifically, no advance (or advances, as appropriate) for a specific line item in the Development Budget for the Project, including any retainage for said line item, will exceed the amount of said line item in the Development Budget for the Project. For purposes of this Section 3.2, costs shall be deemed to have been “incurred” by Borrower at the following times: (i) Hard Costs – when the labor has been performed or the materials have been supplied and incorporated into the Mortgaged Property, payment therefore has been requested by the contractor or supplier thereof, and such contractor or supplier is entitled thereto; (ii) Soft Costs – when such costs are due and payable (or have been paid by Borrower) and the services relating thereto have been rendered or the value thereof has been received by Borrower; and (iii) Land acquisition costs – when paid.

(K) Verification. All Hard Costs, Soft Costs and Land acquisition costs, if any, are to be certified by Borrower in accordance with the Request for Advance and verified by Lender and, as requested by Lender from time to time with respect to Hard Costs by Lender’s Construction Consultant as having been incurred for the Project. Verification of the monthly progress of the development, design and Construction, the Hard Costs and the Soft Costs which have been incurred by Borrower, and the estimated total Hard Costs and Soft Costs of Completion of Construction may be made by Lender in its reasonable discretion. All Hard Costs and Soft Costs (and Land acquisition costs, if any) shall be subject to verification and approval by Lender not to be unreasonably withheld or delayed.

(L) Intentionally Omitted.

(M) Retainage. Except as provided below, Borrower shall not request in a Request for Advance, but rather withhold payment from Contractors as evidenced in each Request for Advance, the amount of 10% of the ‘Contract Sum’ under such Construction Contract eligible for payment (the “Retainage”) to each Contractor until such Contractor’s portion of the Construction of the Project has achieved Completion of Construction. To the extent permitted by a Construction Contract for the Project, Borrower may request in writing that Lender approve any of the following actions following completion of the applicable requirements set forth below.

(i) Upon or following the Construction of any Subcontractor being fifty percent (50%) complete, no further Retainage being withheld on payments made to Contractor for such Subcontractor’s work performed following such fifty percent (50%) (or greater as requested) completion of such Subcontractor’s work.

(ii) Upon or following all Construction being fifty percent (50%) complete, no further Retainage being withheld on payments made to Contractor for Contractor’s general conditions items and fee, as applicable, which apply to Construction following such fifty percent (50%) (or greater, as requested) completion of all Construction.

(iii) Upon the final Completion of Construction of any Subcontractor’s portion of Construction, the release of all or a portion of the Retainage owed to such Subcontractor; provided that if the request is for a release of all such Retainage owed to such Subcontractor, then such request must be accompanied by all lien waivers and other deliveries required for final payment under both the applicable Subcontract and Section 3.3 below.

Lender, acting in its reasonable discretion and under no obligation to do so, may approve or disapprove any such request. It shall be a condition precedent to any such approval by Lender that all applicable sureties consent in writing to such change in Retainage. If so approved, such request shall thereafter be specifically set forth in applicable Request for Advance and deliveries related thereto. Lender shall not be obligated to release or reduce the Retainage for Contractor or on behalf of any Subcontractor who has performed all or any portion of the Construction until all of the Construction has achieved Completion of Construction.

(N) Payments. Lender may make Development Advances (i) payable directly to Borrower, or (ii) payable jointly to Borrower and to the applicable party for whom payment is requested. Lender may elect to make all Development Advances through a construction or other escrow agreement with the Title Company.

(O) Representations and Warranties. Borrower shall be deemed to have remade, as of the date of each submitted Request for Advance, each and every representation and warranty made by Borrower in this Agreement and in every other Loan Document, and every such representation and warranty shall be true and correct in all material respects at the time of each Development Advance.

(P) Title Endorsement. Borrower shall have delivered to Lender an endorsement to the Title Policy, which endorsement: (i) insures Lender against filed and unfiled mechanics’ liens; (ii) increases the coverage under the Title Policy to the lesser of (x) full principal amount then advanced under the Loan and (y) the maximum amount of coverage under the Title Policy; (iii) insures that, since the date of the Title Policy or the most recent endorsement to the Title Policy, there has been no change in the vesting of title to the Premises (except for the lien of unpaid taxes, not yet due and payable), and (iv) changes the effective date of the Title Policy to the date of the advance being made by Lender, all in a form acceptable to Lender.

(Q) Compliance. With respect to Hard Costs for the Project, Borrower shall have provided Lender with (i) evidence reasonably satisfactory to Lender that the Construction complies with all building, zoning and other Legal Requirements, (ii) all necessary Licenses and Permits, approvals and consents required for the use, occupancy and operation of the Land and Improvements, as altered by the Construction for the Project as applicable to the then current state of the Construction, and (iii) evidence satisfactory to Lender that all Construction completed on the date of the Request for Advance has been inspected and approved by each

Governmental Authority and by each other person or entity (including any tenants) having the right to inspect and approve such Construction, in each case as is required, and (iv) all other elements required for the Construction to achieve Construction Legal Compliance through and including the date of the requested Development Advance.

(R) Additional Information. Borrower shall have provided Lender with such other information and material relating to the development, design, entitlements, and Construction of the Project (as appropriate to the stage of development) as Lender reasonably requests, which information and/or material is within Borrower’s possession or readily obtainable by Borrower with minimal expense. Additionally, Borrower shall have satisfied such other conditions to any Development Advance which Lender may reasonably require or impose.

(S) Foundation Survey. With respect to foundations and footings for the Project, Borrower shall, within thirty (30) days after completing such foundation and footing work for the Project and as a condition precedent to Development Advances made after such thirty (30) days period, deliver to Lender a foundation survey satisfactory to Lender showing the location of such foundations and footings and confirming that none of such foundations, footings or other elements of the Project at the time of such survey encroach upon any easements or adjoining properties or violate any building lines or any applicable Legal Requirements.

(T) Construction Consultant’s Report. With respect to Hard Costs for the Project, Lender shall have received a written report from Lender’s Construction Consultant with respect to the applicable Request for Advance stating: (i) that, in the opinion of Lender’s Construction Consultant, all Change Orders and modifications or amendments to the Plans and Specifications, any Development Budget or any Development Schedule required hereby to be approved by Lender are satisfactory to Lender’s Construction Consultant; (ii) that, in the opinion of Lender’s Construction Consultant, the Construction theretofore completed has been completed in accordance with the Plans and Specifications; (iii) what percentage of the Construction, in the aggregate, has been completed as of the date of the applicable Request for Advance; (iv) the extent to which, if any, the undisbursed Development Advances for the Hard Costs and Soft Costs not yet incurred but necessary for Completion of Construction are not sufficient to permit Completion of Construction in accordance with the Development Schedule; and (v) whether Completion of Construction can, in Lender’s Construction Consultant’s opinion, be completed prior to the Project Completion Date; provided, however, Lender shall use its best efforts to require Lender’s Consultant to diligently review such Request for Advance.

(U) Change Order. No Change Orders, other than Permitted Construction Change Orders, shall have been made to any Construction Contract, Architect’s Agreement, MEP Engineer Agreement, the Entitlement Documents, the Plans and Specifications or the Development Budget without obtaining Lender’s prior written consent to such Change Order. All Change Orders shall have been made in accordance with all Legal Requirements. Borrower shall have promptly notified Lender of any anticipated changes in line items of the Development Budget, which if approved, would result in a net increase in the total amount of the Development Budget. Any agreement, other than in connection with a Permitted Construction Change Order, which causes a net increase in the Development Budget shall require Lender’s prior written consent.

(V) No Stop Notice. No stop notice (whether bonded or not) shall have been served upon or otherwise delivered to Lender in connection with the Construction or otherwise in connection with the Loan, unless Borrower shall have (a) paid and discharged the same using funds other than Loan funds, (b) effected the release thereof by delivering to Lender a surety bond complying with the requirements of applicable Legal Requirements for such release, or (c) taken such other actions as Lender may approve in writing to release Lender from any obligation or liability with respect to such stop notice.

(W) No Liens. No claim of lien, notice and claim of mechanic’s lien or other similar document or instrument shall have been recorded against the Mortgaged Property or any portion thereof, unless Borrower shall have (a) paid and discharged the same, (b) effected the release thereof by delivering to Lender a surety bond complying with the requirements of applicable Legal Requirements for such release, (c) delivered to Lender the unconditional commitment of the Title Company to indemnify, defend and hold Lender and the Mortgaged Property harmless from and against all loss, liability, expense, claims, actions and costs (including attorneys’ fees and costs) arising out of or in connection with such claim of lien, notice or claim of mechanics’ lien, or other similar document or instrument, or (d) taken such other actions as Lender may approve in writing to release Lender from any obligation or liability with respect to such claim of lien, notice and claim of mechanic’s lien, or other similar document or instrument.

(X) Stored Materials. Disbursements for materials stored offsite in the United States of America or delivered to the site but not yet incorporated into the Project (“Stored Materials”) shall be subject to Lender’s having received satisfactory evidence that the following are true:

(i) The Stored Materials are ready for installation and appropriate for purchase during the then current stage of Construction, unless otherwise approved in writing by Lender in its reasonable discretion;

(ii) The Stored Materials are stored either (1) at the Project site, (2) in a bonded public warehouse or (3) any other facility or location reasonably acceptable to Lender, and such Stored Materials are protected in a manner reasonably acceptable to Lender against theft or damage;

(iii) Ownership of the Stored Materials for which Lender has previously disbursed funds has vested in Borrower free of all security interests except the liens evidenced by the Loan Documents and no other Person has asserted that it has any rights to or interest in such Stored Materials;

(iv) Borrower has caused the Contractor and any other Person that possesses, holds or controls access to any Stored Materials, to execute and deliver to Lender a bailment letter in the form of either Exhibit D or Exhibit E, as applicable to such situation;

(v) Without limiting any of the foregoing provisions of this Section 3.2, Lender has a perfected, first-priority security interest in the Stored Materials for which Lender or any other Person has previously disbursed funds;

(vi) The Stored Materials are covered by insurance as required by Section 5.4;

(vii) The materialmen have delivered lien waivers and invoices for the full amount of the Stored Materials for which Lender or any other Person has previously disbursed funds; and

(viii) Architect or another party approved by Lender has provided a certification in form and substance satisfactory to Lender verifying the stored materials are in conformance with the Plans and Specifications and containing the location of and a comprehensive inventory list of such Stored Materials based upon a physical inspection, such certification shall be accompanied by digital pictures of such Stored Materials.

The foregoing provisions are not intended to apply to disbursements of Loan proceeds which are made for the purpose of making customary deposits which are required by certain vendors with respect to purchase orders of construction materials, so long as the same have been approved by Lender which approval shall not be unreasonably withheld; provided, however, that if and when any materials are paid for in full by Borrower the provisions of this Section 3.2 above shall apply.

(Y) Deposits. Disbursements of Loan Proceeds for deposits which are required by vendors with respect to purchase orders of construction materials requested by Borrower shall only be considered by Lender to the extent (i) specifically and separately set forth in the Development Budget, including supporting schedules thereof, (ii) the deposit is funded for work or materials within the United States of America, and (iii) Lender has received evidence satisfactory to Lender verifying the requirements for and amount of such deposit.

3.3 Conditions to Final Development Advance for Construction. For each Construction Contract, Lender shall make the final disbursement of the Loan for costs of the Construction performed under the Construction Contract for the Project as requested in a Request for Advance provided that no Event of Default then exists and that in addition to the requirements set forth in Section 3.2 above, all of the following conditions precedent thereto set forth in Section 3.3 have been complied with and satisfied, and Borrower agrees to satisfy the following conditions precedent on or before the Required Completion Date, in each case for such Construction included in such Construction Contract:

(A) Final Completion. Such Construction shall be substantially completed in accordance with the Plans and Specifications, and except for the amount then being requested, all costs and expenses thereof have been paid in full.

(B) Lien Waiver. Borrower has furnished Lender with final lien waivers and certifications in accordance with Section 3.1(CC) as to the Construction from such Contractor, its Subcontractors including material suppliers who have provided materials, labor or both, with respect to the Construction performed by each Contractor.

(C) As-Built Plans and Specifications. If then prepared and finalized Borrower shall have delivered to Lender one (1) final and complete set of the final as-built Plans and Specifications, in an electronic form of Adobe PDF (or a Lender approved equivalent), including operations and maintenance manuals, warranties and other applicable close-out documentation, showing all changes from the Plans and Specifications approved by Lender as of the date thereof; provided, however, if the foregoing are not completed as of the date of the final disbursement, Borrower shall have an additional ninety (90) days to deliver the same to Lender.

(D) No Proceedings. There shall be no governmental actions, proceedings or investigations pending or overtly threatened (evidencing an intent to sue or to commence such a proceeding or investigation) against or filed by Borrower which might be reasonably expected to: (i) have a Material Adverse Effect on the Improvements or the value of the Improvements or (ii) adversely impair Lender’s security for full and timely performance of all obligations hereunder.

(E) No Casualty. The Improvements shall be undamaged by fire or other cause (unless Restoration is taking place as permitted by and pursuant to the terms and conditions of this Agreement) and there shall be no material condemnation or eminent domain proceedings pending or overtly threatened (evidencing an intent to sue or to commence such a proceeding or investigation) against the Mortgaged Property.

(F) Borrower’s Certificate. Borrower shall have furnished to Lender a certificate from Borrower currently dated, certifying that: (i) no notices from any Governmental Authority of any material claimed violations of ordinances arising from the construction or operation of the Improvements which have not been cured were served upon Borrower or, to Borrower’s best knowledge, any contractor or subcontractor, including any Contractor or any Subcontractor, or their respective agents or representatives and (ii) Borrower is not aware of any circumstances which could be reasonably be expected to give rise to the issuance of any such notice of material claimed violation.

3.4 Conditions to Final Development Advance. Lender shall make the final disbursement of the Loan for costs in the Development Budget relating to the development, design, entitlement, and Construction of the Project as requested in a Request for Advance provided that no Event of Default then exists and that, in addition to the requirements set forth in Sections 3.2 and 3.3 above, all of the following conditions precedent thereto set forth in this Section 3.4 have been complied with and satisfied, and Borrower agrees to satisfy the following conditions precedent on or before the Required Completion Date

(A) Lien Waivers. Borrower has furnished Lender with final lien waivers, and as applicable sworn statements, from all Contractors, Architects and MEP Engineers who have provided development, design, or Construction work or services for the Project.

(B) As-Built Survey. Lender shall have received two (2) final as-built surveys in form satisfactory to Lender, each of which complies with all of Lender’s survey requirements.

(C) Title Endorsement. Lender shall have received a final and comprehensive endorsement to the Title Policy which includes an ALTA Form 3.1 zoning endorsement (with parking and loading dock coverage) and deletes the “pending disbursements” paragraph, if any, in the Title Policy.

(D) Certificate of Occupancy. Borrower shall have furnished Lender with: (i) if required for occupancy by applicable Legal Requirements, a final unconditional certificate of occupancy for all portions of the Improvements from the applicable Governmental Authority having jurisdiction thereof, or a temporary certificate of occupancy for all portions of the Improvements as to which such final certificate of occupancy has not been issued, which temporary certificate of occupancy is subject only to conditions which are customary for similar projects in the same geographic location and is otherwise satisfactory to Lender in its sole discretion; and (ii) such other certificates, approvals, Licenses and Permits of each Governmental Authority required (or customarily procured) concerning the then existing construction, use, occupancy and operation of the Improvements and that the Improvements, as constructed, are in compliance with all applicable Legal Requirements of all applicable Governmental Authorities, including zoning regulations and building restrictions, environmental requirements, occupational safety and health requirements and similar laws, ordinances and regulations. Notwithstanding the foregoing, this Section 3.3(D) shall not apply to the Phase II Build-Out.

(E) Other Consents. Borrower shall have furnished written consents of all sureties, public bodies, or others which either posted bonds or are holding deposits or security for damage or improper performance of work on property other than the Land.

(F) Other Requirements. All other requirements of this Agreement for disbursement of Loan proceeds shall have been satisfied.

Notwithstanding anything to the contrary herein, so long as the other conditions to the final advance are otherwise satisfied, in the event of any Budget Savings, Borrower’s Request for Advance associated with the final disbursement of the Loan may include an amount in excess of sixty percent (60%) of the actual costs in such Request for Advance, provided, however, in no event shall the aggregate of (a) the final Development Advance and (b) all prior Development Advances exceed sixty percent (60%) of the Hard Costs and Soft Costs identified on the Development Budget approved by Lender as of the Closing Date.

3.5 Performance of Development.

(A) Construction. For the Project, Borrower shall: (i) cause Completion of Construction in a good and workmanlike manner and Construction Legal Compliance not later than the Required Completion Date; (ii) commence the development, design and Construction no later than ten (10) days following the Closing Date and pursue the development, design and Construction diligently to completion; (iii) after commencement of the development, design and Construction, not permit cessation of said development, design and Construction for a period in excess of ten (10) consecutive Business Days without the prior written consent of Lender; (iv) cause the progress of the development, design and Construction to adhere, without deviation, with the Development Schedule; (v) complete the development, design and Construction and construct the Project entirely on the Land and so as not to encroach upon any easement, right-of-way or land of others, and so as to not violate any set-back lines, applicable public or private use restrictions, other restrictions or regulations, any Legal Requirements or any other requirement of any Governmental Authority; and (vi) cause all development, design and Construction associated with the Project to be performed in accordance with all Construction Legal Compliance and only by Architects, MEP Engineers and Contractors which are approved by Lender as required by this Agreement. Notwithstanding the foregoing, such ten (10) Business Day period shall be extended, but only up to an aggregate maximum of ninety (90) days, for any event of Force Majeure.

(B) Compliance with Plans. Borrower shall not deviate from any Development Budget, or line item therein, and Plans and Specifications for the Project as approved by Lender in any respect beyond normal construction industry tolerances, or issue (accept or agree to) any Change Orders, other than Permitted Construction Change Orders, without the prior written consent of Lender.

(C) Intentionally Omitted.

(D) Initial Development Contracts. Borrower shall perform faithfully all of its obligations under the Construction Contracts, Architects Agreements and MEP Engineer’s Agreements for the Project. Borrower shall not modify, terminate or amend any of such contracts and agreements without first obtaining the written approval of Lender not to be unreasonably withheld or delayed, except in connection with Permitted Construction Change Orders.

(E) Compliance with Schedule. Subject to Force Majeure delays, Borrower shall diligently perform the development, design and Construction using all commercially reasonable efforts in accordance with the Development Schedule, and each portion thereof.

(F) Development Draw Schedule. Without excusing Borrower’s noncompliance with this Agreement, Borrower shall provide to Lender, for Lender’s review and approval, an updated Development Draw Schedule, (a) concurrently with each modification of any contract or agreement associated therewith and (b) not later than thirty (30) days after the end of each Loan Quarter (until all Development Advances have been fully disbursed). Each such update shall be accompanied by a written narrative explanation setting forth, in reasonable detail, the deviations, if any, set forth in such update to the such Development Draw Schedule, as previously updated, and the reason(s) for such deviations. Each such update shall be accompanied by a certificate from the Borrower to the effect that all deviations as reflected in such updated Development Draw Schedule are permitted under this Agreement or have been expressly consented to by Lender.

3.6 Contingency; Cost Reallocation.

(A) The Development Budget shall include a “contingency” amount of not less than five percent (5%) of the total Hard Costs (which shall not include any separate contingency for or applicable to any Construction Contracts) (“Hard Cost Contingency”), and not less than five percent (5%) of the total Soft Costs (“Soft Cost Contingency”). From time to time, upon the request of Borrower and subject to the approval of Lender not to be unreasonably withheld, (a) the Hard Cost Contingency may be used at any time in any amount until twenty-five percent (25%) of the total amount has been expended and thereafter on a pro rata basis according to the percentage of total Hard Costs expended (excluding Land Costs) to pay for other Hard Costs; and (b) the Soft Cost Contingency may be used at any time in any amount until twenty-five percent (25%) of the total amount has been expended and thereafter on a pro rata basis according to the percentage of total Hard Costs expended (excluding Land Costs) to pay other Soft Costs. Upon Completion of Construction of the Project, any funds remaining in the Hard Cost Contingency line item which are attributable, in Lender’s sole discretion, to verified Hard Costs savings may be, at Borrower’s option, reallocated from the Hard Cost Contingency to the Soft Cost Contingency.

(B) Any savings in line item costs contained in the Development Budget, as verified and determined by Lender in its reasonable discretion, resulting from any change in the Plans and Specifications approved by Lender or realized upon completion of the Development Budget line item and thereby resulting in savings is herein called “Budget Savings”. Budget Savings resulting from line items which are Hard Costs shall be reallocated to the Hard Cost Contingency. Budget Savings resulting from line items which are Soft Costs shall be reallocated to the Soft Cost Contingency.

3.7 Other Remedies of Lender. Upon the occurrence and during the continuance of an Event of Default, in addition to any other remedies available to Lender by the terms of this Agreement or any other Loan Document or by law, Lender may at its sole discretion: (a) complete the Construction in accordance with the Plans and Specifications (with such changes as Lender shall deem appropriate, provided, however such changes do not exceed the Development Budget), all at the risk, cost and expense of Borrower; (b) discontinue at any time the Construction; (c) engage builders, contractors, engineers, architects and others for the purpose of furnishing labor, material and equipment in connection with the Construction, which personnel may, but need not, be the same as those engaged by Borrower; (d) pay, compromise or settle any and all bills or claims incurred in connection with the Construction; (e) exercise any or any or all of its rights under the applicable Loan Documents; (f) take or refrain from taking such action with respect to the Construction as Lender may from time to time determine; and (g) through an advance of Loan proceeds, make payments due for the cost of development, design and Construction directly to any Contractor, any Subcontractor, including any material supplier or any vendor of Fixtures and Personalty, if any, Architect, MEP Engineer or other party owed by Borrower pursuant to a written agreement/contract. All such action shall be at Borrower’s sole cost and expense, such sums being secured by the Mortgage.

3.8 Protection Against Liens. Borrower shall take all actions reasonably required to prevent the assertion of claims of lien against the Mortgaged Property. If any claim of lien is asserted against the Mortgaged Property by any person furnishing development or design services, or labor or materials for Construction, or sales of any portion of the Mortgaged Property, Borrower shall immediately give notice of the same to Lender and shall, promptly and in any event within ten (10) days after Lender’s demand, (a) pay and discharge the same, (b) effect the release thereof by delivering to Lender a surety bond complying with the requirement of applicable Legal Requirements for such release, (c) with respect to mechanic’s liens, deliver to Lender the unconditional commitment of the Title Company to indemnify, defend and hold Lender and the Mortgaged Property harmless from and against all loss, liability, expense, claims, actions and costs (including attorneys’ fees and costs) arising out of or in connection with such mechanic’s lien, or (d) take such other action as Lender may approve in writing to release Lender from any obligation or liability with respect to such stop notice or claim.

3.9 Nonliability of Lender.

Borrower acknowledges and agrees that:

(A) The relationship between Borrower and Lender is and shall remain solely that of borrower and lender, and Lender neither undertakes nor assumes any responsibility to review, inspect, supervise, approve or inform Borrower of any matter in connection with any of the development, design or Construction, including matters relating to: (i) the Plans and Specifications, (ii) architects, contractors, subcontractors and materialmen, or the workmanship of or materials used by any of them, or (iii) the progress of any of the Construction and its conformity with the Plans and Specifications; and Borrower shall rely entirely on its own judgment with respect to such matters and acknowledges that any review, inspection, supervision, approval or information supplied to Borrower by Lender in connection with such matters is solely for the protection of Lender and that neither Borrower nor any third party is entitled to rely on it;

(B) Notwithstanding any other provision of any Loan Document: (i) Lender is not a partner, joint venturer, alter-ego, manager, controlling person or other business associate or participant of any kind of Borrower and Lender does not intend to ever assume any such status; and (ii) Lender shall not be deemed responsible for or a participant in any acts, omissions or decisions of Borrower;

(C) Lender shall not be directly or indirectly liable or responsible for any loss or injury of any kind to any person or property resulting from any construction on, or occupancy or use of, the Mortgaged Property (except to the extent proximately caused by Lender’s or Lender’s agent’s gross negligence or willful misconduct and/or which arises after Lender or Lender’s agent takes possession or control of the Mortgaged Property by deed-in-lieu, foreclosure, or the exercise of remedies otherwise available to Lender) whether arising from: (i) any defect in any building, grading, landscaping or other onsite or offsite improvement; (ii) any act or omission of Borrower or any of Borrower’s agents, employees, independent contractors, licensees or invitees; or (iii) any accident on the Mortgaged Property or any fire or other casualty or hazard thereon; and

(D) By accepting or approving anything required to be performed or given to Lender under the Loan Documents, Lender shall not be deemed to have warranted or represented the sufficiency or legal effect of the same, and no such acceptance or approval shall constitute a warranty or representation by Lender to anyone.

SECTION 4

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender that, after giving effect to the Loan, as of the Closing Date:

4.1 Organization, Powers, Qualification and Organization Chart. Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of its state of formation. Borrower and Borrower Representative have all requisite power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, and in the case of Borrower, to enter into each Loan Document to which it is a party and to perform the terms thereof. Carveout Guarantor is a corporation, duly organized, validly existing and in good standing under the laws of its state of formation and has all requisite power and authority to own and operate its properties, to carry on its business as now conducted, and to enter into the Master Lease and each Loan Document to which it is a party and to perform the terms thereof. Borrower’s U.S. taxpayer identification number is set forth on Schedule 4.1(A)-1. Borrower, Borrower Representative and Carveout Guarantor are each duly qualified and in good standing wherever necessary to carry on its present business and operations, except where the failure to be duly qualified or in good standing would not result in a Material Adverse Effect. Borrower Representative is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and is the sole member in Borrower. Borrower is a wholly-owned Subsidiary of Borrower Representative. Borrower Representative is a wholly-owned Subsidiary of Carveout Guarantor. Carveout Guarantor is a publicly owned company and is traded on the NASDAQ stock exchange. The principal place of business and chief executive office of Borrower for the five (5) year period preceding the Closing Date is set forth on Schedule 4.1(A)-2. Borrower has no Subsidiaries and has not made an Investment in any Person.

4.2 Authorization of Borrowing; No Conflicts; Governmental Consents; Binding Obligations and License and Security Interests of Loan Documents. Borrower has the power and authority to incur the Obligations evidenced by the Note and other Loan Documents, to execute and deliver the Loan Documents and to perform its Obligations, to own the Mortgaged Property and to continue its businesses and affairs as presently conducted. Carveout Guarantor has the power and authority to execute and deliver the Carveout Guaranty, the Environmental Indemnification Agreement and the other Loan Documents to which it is a party. The incurring of the Obligations and the execution, delivery and performance by Borrower and Carveout Guarantor of each of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary partnership, corporate or limited liability company action, as the case may be. The incurring of the Obligations and the execution, delivery and performance by Borrower and Carveout Guarantor of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby do not and will not: (1) violate any provision of law applicable to Borrower, Carveout Guarantor or the Mortgaged Property, the respective other Organizational Documents of, or applicable to, Borrower or Carveout Guarantor, as the case may be, or any order, judgment or decree of any court or other agency of government binding on Borrower or Carveout Guarantor or their respective properties including the Mortgaged Property, except where such violation would not result in a Material Adverse Effect; (2) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contracts or any other material agreement or document to which such Person is a party or by which such Person or its property may be bound; (3) result in or require the creation or imposition of any Lien upon the Mortgaged Property or assets of Borrower or Carveout Guarantor (other than the Liens of Lender); or (4) require any approval or consent of any Person under any Material Contracts or any other agreement or document to which such Person is a party or by which such Person or its property may be bound (except to the extent such approvals or consents have been unconditionally obtained on or before the Closing Date or to the extent the failure to obtain an approval or consent would not result in a Material Adverse Effect). The incurring of the Obligations, the execution, delivery and performance by Borrower and Carveout Guarantor of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other Governmental

Authority or regulatory body (except to the extent unconditionally obtained, given or taken on or before the Closing Date). The Loan Documents, when executed and delivered by Borrower and Carveout Guarantor, as applicable, will be the legally valid and binding obligations of Borrower and Carveout Guarantor, as applicable, enforceable against Borrower and Carveout Guarantor, subject to bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and to the application of general equitable principles in connection with the enforcement thereof. The Mortgage, together with the Financing Statements to be filed in connection therewith, create a valid, enforceable and perfected first priority lien and security interest in the Mortgaged Property subject to no other interests, Liens or encumbrances, other than the Permitted Encumbrances. Effective upon the establishment of one or more Loan Accounts, Section 6 of this Agreement creates a valid, enforceable and perfected first priority security interest in Borrower’s rights in the Loan Account Collateral. Borrower is a “registered organization” (as defined in the UCC) organized under the laws of the State of Delaware.

4.3 Financial Statements. All financial statements concerning Borrower and Carveout Guarantor which have been or will hereafter be furnished by Borrower and Carveout Guarantor to Lender pursuant to this Agreement have been or will be prepared in accordance with GAAP consistently applied (except as disclosed therein and except in the case of footnotes and normal year-end adjustments) and do or will, in all material respects, present fairly the financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended. Lender acknowledges that Borrower’s and Borrower Representative’s financial statements are prepared on a consolidated basis with Carveout Guarantor

4.4 Indebtedness. As of the Closing Date, after giving effect to the transactions contemplated hereby, Borrower does not have any Indebtedness except for Permitted Indebtedness. All Expenses owing or accrued as of the Closing Date, have been paid in full or have been reserved for by deposit into the Reserves.

4.5 No Material Adverse Change. No event or change has occurred since September 30, 2006 that has caused or evidences, either individually or together with such other events or changes, a Material Adverse Effect.

4.6 Title to Property; Liens; Zoning; Contracts; Condition of the Mortgaged Property.

(A) Borrower has good and marketable fee simple title to the Land, the Improvements and the other components of the Mortgaged Property, subject only to the Permitted Encumbrances. Borrower, Master Lessee or CHI 3 Procurement owns or leases all real and personal property necessary for the operation of the Mortgaged Property subject only to the Permitted Encumbrances. Except for the Permitted Encumbrances, the Mortgaged Property is free and clear of Liens and other encumbrances. There are no outstanding Claims and all work, services or materials the provision of which might ripen into a Claim have been fully paid for. There are no delinquent ground rents, assessments for improvements or other similar outstanding charges or Impositions affecting the Mortgaged Property. No Improvements lie outside the boundaries and building restriction lines of the Land or encroach onto any easements to any extent (unless affirmatively insured by the Title Policy), and no improvements on adjoining properties encroach upon the Land to any extent which would materially impair the Mortgaged

Property. The Title Policy premium has been fully paid. Except for customary gap undertakings, neither Borrower, nor, to Borrower’s knowledge, any other Person, has provided any title indemnities (or analogous documentation) or deposits of cash or other security to the title insurer to obtain the Title Policy. The Permitted Encumbrances do not and will not materially interfere with the security intended to be provided by the Mortgage, the use or operation of the Mortgaged Property, the ability of the Mortgaged Property to generate Net Cash Flow sufficient to service the Loan or the marketability or value of the Mortgaged Property. Borrower will preserve its right, title and interest in and to the Mortgaged Property for so long as the Obligations remain outstanding and will warrant and defend same and the validity and priority of the Mortgage and the Liens arising pursuant to the Loan Documents from and against any and all claims whatsoever other than the Permitted Encumbrances.

(B) The Mortgaged Property is zoned for use as I-2 General Industrial District and related amenities, which zoning designation is unconditional, in full force and effect, and is beyond all applicable appeal periods. Borrower is not in violation of, and, the Mortgaged Property is in full compliance with all applicable zoning, subdivision, land use and other Legal Requirements. No legal proceedings are pending or, to Borrower’s knowledge threatened, with respect to the compliance of the Mortgaged Property with Legal Requirements. Neither the zoning nor any other right to construct, use or operate the Mortgaged Property is in any way dependent upon or related to any real estate other than the Mortgaged Property and validly created, existing appurtenant perpetual easements insured in the Title Policy or use of public rights of way. In the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other Legal Requirements applicable thereto and without the necessity of obtaining any variances or special permits. The Mortgaged Property shall contain enough permanent parking spaces to satisfy all requirements imposed by applicable Legal Requirements with respect to parking. All licenses, certificates of occupancy, permits and other Proprietary Rights necessary to operate the Mortgaged Property as it is currently operated are in full force and effect including all water permits and approvals. Borrower has not received any written notice of any violation of any such licenses, permits, authorizations, registrations or approvals that materially impair the value of the Mortgaged Property for which such notice was given or which would affect the use or operation of the Mortgaged Property in any material respect, which noticed violation remains uncured.

(C) Borrower has provided Lender with true and complete copies of all Material Contracts, all of which are specifically listed on Schedule 4.6(C) hereof. Borrower’s, Borrower Representative’s and Carveout Guarantor’s organizational documents that have been delivered to Lender are, true, correct and complete. Except for the Loan Documents and the SVB Loan Agreement (and with respect to Carveout Guarantor only, those items disclosed in its most recent 10-K filing for the year ended December 31, 2005 and the most recent 10-Q filings for the quarters ended September 30, 2006, June 30, 2006 and March 31, 2006), neither Borrower nor Carveout Guarantor is a party to or bound by, nor is any of their respective property subject to or bound by, any contract or other agreement which restricts its ability to conduct its business at the Mortgaged Property in the ordinary course or, either individually or in the aggregate, has a Material Adverse Effect or could reasonably be expected to have a Material Adverse Effect. Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any contract which could have a Material Adverse Effect.

(D) To the extent any Improvements exist on the Land, all such Improvements are in good condition and repair. Municipal or private water supply, storm and sanitary sewers, and electrical, gas and telephone facilities are available to the Mortgaged Property to the boundary lines of the Mortgaged Property through publicly dedicated streets or highways or perpetual appurtenant easements insured on the Title Policy as appurtenant easements, are sufficient to meet the reasonable needs of the Mortgaged Property as now used or as otherwise presently contemplated to be used, and are connected to, and is in full unimpaired operation with respect to the Improvements and no other utility facilities are necessary to meet the reasonable needs of the Mortgaged Property following its contemplated development. The design conditions of the Mortgaged Property are such that surface and storm water will not accumulate on the Mortgaged Property and does not drain from the Mortgaged Property across land of adjacent property owners or others in any manner which would have a Material Adverse Effect or which require any approvals or easements not already obtained. Except as set forth on Schedule 4.6(D) or on the plat of survey delivered to Lender, no part of the Mortgaged Property is within a flood plain or in a flood hazard area as defined by the Federal Insurance Administration and (except to the extent validly created and existing perpetual appurtenant easements insured in the Title Policy have been created therefor) none of the Improvements to be constructed or as constructed create encroachments over, across or upon any of the Mortgaged Property’s boundary lines, rights of way or easements, and no building or other improvements on adjoining land create such an encroachment. All irrigation lines servicing the Mortgaged Property are entirely located on the Mortgaged Property or are located on adjacent property pursuant to validly created and existing perpetual appurtenant easements insured as appurtenant easements in the Title Policy. The Land and Improvements (if any) thereon have legally adequate contiguous rights of access to public ways. All roads necessary for the full utilization of the Land and Improvements for their current purpose (or intended as-built purpose with respect to the Improvements to be constructed thereon) have been completed and dedicated to public use and accepted by all Governmental Authorities or are validly created and existing perpetual appurtenant easements insured as appurtenant easements in the Title Policy. No offsite improvements are necessary or used for the ownership, use or operation of the Mortgaged Property, other than public utilities. The Improvements (upon Completion of Construction, if not currently located on the Land), the Land, the Fixtures and Personalty and the Inventory located on the Land constitutes all of the real property, equipment, fixtures and other tangible property currently owned or leased by Borrower or used in the operation of the Mortgaged Property and the Fixtures and Personalty owned by the Borrower are sufficient to own, operate and use the Land and Improvements as currently operated (or upon Completion of Construction with respect to Improvements, as applicable). Except for the Fixtures and Personalty and items of tangible personal property owned by the Master Lessee or by tenants, sublessees or licensees of the Master Lessee permitted by the Master Lease, no other tangible personal property will be located on the Land or in the Improvements. Borrower has not entered into any agreement or option, and is not otherwise bound, to sell the Mortgaged Property (or any part thereof) or to acquire any additional real estate or Investments. As of the date hereof, no portion of the Improvements (if any) constituting part of the Mortgaged Property or on the Land has been materially damaged, destroyed or injured by fire or other casualty which has not been fully restored.

4.7 Litigation. Except as set forth on Schedule 4.7, there are no judgments outstanding against Borrower or that are binding upon the Mortgaged Property. There is no litigation, governmental investigation or arbitration pending or, to Borrower’s knowledge, threatened against Borrower, and there is no litigation, investigation, governmental investigation or arbitration pending or, to Borrower’s knowledge, threatened against Borrower Representative or Carveout Guarantor which seeks to enjoin the consummation of the transactions contemplated hereby or, except as set forth on Schedule 4.7, which is reasonably likely to be adversely determined, and if adversely determined, could reasonably be expected to have a Material Adverse Effect on Borrower or Carveout Guarantor. The judgments, litigation, investigations and arbitrations set forth on Schedule 4.7 will not result, if adversely determined, and could not reasonably be expected to result, either individually or in the aggregate, in any Material Adverse Effect and do not relate to and will not affect the consummation of the transactions contemplated hereby. No petition in bankruptcy, whether voluntary or involuntary, or assignment for the benefit of creditors, or any other action involving debtors’ and creditors’ rights has ever been filed under the laws of the United States of America or any state thereof, or threatened, by or against, Borrower, Carveout Guarantor or Borrower Representative. There are no mechanics’ or materialmen’s liens, alienable bills or other claims constituting or that may constitute a Lien on the Mortgaged Property or any part thereof to Borrower’s knowledge, and no work contracted for by Borrower for which any such Lien could be asserted has been performed which has not been paid for per the agreed upon contracted terms related to such work. Borrower has not received any notice from any governmental or quasi-governmental body or agency or from any person or entity with respect to (and Borrower does not know of) any actual or threatened taking of the Land or Improvements, or any portion thereof, for any public or quasi-public purpose or of any moratorium which may affect the use, operation or ownership of the Mortgaged Property.

4.8 Payment of Taxes. All tax returns and reports of Borrower, Borrower Representative and Carveout Guarantor required to be filed by such Persons have been timely filed (after giving effect to any extensions of time permitted by applicable Legal Requirements), and all taxes, assessments, fees and other governmental charges upon such Person and upon the Mortgaged Property, assets, income and franchises which are due and payable or which have been levied, imposed or assessed have been paid in full. To Borrower’s knowledge, other than the tax returns disclosed on Schedule 4.8, no tax returns of Borrower, Borrower Representative or Carveout Guarantor filed by such Person is under audit. No tax liens have been filed and, to Borrower’s knowledge no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of Borrower, Borrower Representative and Carveout Guarantor in respect of any taxes or other governmental charges are in accordance with GAAP. Schedule 4.8 contains a complete and accurate list of all audits of all tax returns that were filed by Borrower since January 1, 2006, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Schedule 4.8, are being contested in good faith by appropriate proceedings. Schedule 4.8 describes all adjustments to the United States federal income tax returns filed by Borrower for all taxable years since 2006, and the resulting deficiencies proposed by the Internal Revenue Service. Except as described in Schedule 4.8, Borrower, Carveout Guarantor and Borrower Representative have not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of taxes of Borrower, Carveout Guarantor and Borrower Representative or for which Borrower, Carveout Guarantor and

Borrower Representative may be liable. All taxes that Borrower, Carveout Guarantor and Borrower Representative is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the applicable Governmental Authority. All tax returns filed by (or that include on a consolidated basis) Borrower, Carveout Guarantor and Borrower Representative are true, correct and complete in all material respects. There is no tax sharing agreement that will require any payment by Borrower, Carveout Guarantor and Borrower Representative after the date of this Agreement. Borrower is taxed as a single-member limited liability company for all federal and state income (or analogous) tax purposes. The Borrower does not intend to treat the Loan and related transactions hereunder as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with the previous sentence, it will promptly notify the Lender thereof. If the Borrower so notifies Lender, the Borrower acknowledges that Lender may treat the Loan as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and that Lender may maintain any lists and other records required by such Treasury Regulation.

4.9 Governmental Regulation; Margin Loan. Borrower and Carveout Guarantor are not, nor after giving effect to the Loan, will be, subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money. Borrower shall use the proceeds of the Loan only for the purposes set forth in this Agreement and consistent with all applicable laws, statutes, rules and regulations. No portion of the proceeds of the Loan shall be used by Borrower in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act or any other Legal Requirements. The Loan is an exempt transaction under the Truth-in-Lending Act (15 U.S.C.A. §§ 1601 et seq.). Borrower is not a non-resident alien for purposes of U.S. income taxation and neither Borrower nor Borrower Representative is a foreign corporation, partnership, foreign trust or foreign estate (as said terms are defined in the United States Internal Revenue Code). Borrower, Borrower Representative and Carveout Guarantor and their respective Affiliates are not, and shall not become, a Person with whom Lender is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or other governmental action relating to terrorism financing, terrorism support and/or otherwise relating to terrorism and are not and shall not engage in any dealings or transaction or otherwise be associated with Persons named on OFAC’s Specially Designated and Blocked Persons list. At all times throughout the term of the Loan, including after giving effect to any Transfers, (a) none of the funds or other assets of Borrower and Carveout Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any government or other Person subject to trade restrictions under U.S. law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder or any other laws, regulations or executive orders administered by the Office of Foreign Assets Control with the result that an investment in Borrower or Carveout Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in Borrower with the result that the investment in Borrower (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, Borrower Representative or Carveout Guarantor, as applicable, have been derived from any unlawful activity with result that the investment in Borrower, Borrower Representative or Carveout Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.10 Employee Benefit Plans; ERISA; Employees. Except for the Employee Benefit Plans set forth on Schedule 4.10, neither Borrower nor any ERISA Affiliate of Borrower maintains or contributes to, or has any obligation under, any Employee Benefit Plans. Borrower is not an “Employee Benefit Plan” (within the meaning of section 3(3) of ERISA) to which ERISA applies and the Mortgaged Property and Borrower’s assets do not constitute plan assets. No actions, suits or claims under any laws and regulations promulgated pursuant to ERISA are pending or, to Borrower’s knowledge, threatened against Borrower. Borrower has no knowledge of any material liability incurred by Borrower which remains unsatisfied for any taxes or penalties with respect to any employee benefit plan or any Multiemployer Plan, or of any lien which has been imposed on Borrower’s assets pursuant to section 412 of the Code or section 302 or 4068 of ERISA. The Loan, the execution, delivery and performance of the Loan Documents and the transactions contemplated by this Agreement are not a non-exempt prohibited transaction under ERISA. Borrower has no employees. Borrower is not a party to any collective bargaining or other employment agreement other than the agreements identified on Schedule 4.10.

4.11 Intellectual Property. Schedule 4.11 sets forth a true, correct and complete list of all of the registered, issued or pending patents, trademarks, trade names, technology, other intellectual property rights used in the ownership, operation and management of the business of Borrower. Borrower possesses, owns or has valid licenses, permits, certificates of public convenience, service marks, authorizations, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade name rights, trade styles, trade dress, logos and other source or business affiliation identifiers, and copyrights, certificates, consents, orders, approvals and other authorizations from, and have made all declarations and filings with, all federal, state, local and other Governmental Authority, all self-regulatory organizations and all courts and other tribunals (collectively, together with the goodwill associated therewith, “Proprietary Rights”) presently required or necessary to own or lease, as the case may be, and to operate, its respective properties and to carry on its business as now conducted in accordance with the Development Budget, except where the failure to obtain same would not, individually or in the aggregate, have a Material Adverse Effect. Borrower has fulfilled and performed all of its obligations with respect to such permits, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or could result in any other material impairment of the rights of the holder of any such permit; and Borrower has not received any notice of any proceeding relating to unenforceability, invalidity, revocation or modification of any Proprietary Rights, except where such revocation, unenforceability, invalidity, or modification would not, individually or in the aggregate, have a Material Adverse Effect. Borrower has not received any notice that any Proprietary Rights have been declared unenforceable or otherwise invalid by any court or Governmental Authority other than notices relating to Proprietary Rights the loss of which would not, individually or in the aggregate, have a Material Adverse Effect. Borrower has not received any notice of infringement of, or conflict with, and Borrower does not know of any such infringement of or conflict with, asserted rights of others with respect to any Proprietary Rights which, if such assertion of infringement or conflict were sustained, would have a Material Adverse Effect. The reproduction and dissemination by, or on behalf, of Lender, of photographs, images and other depictions of the Mortgaged Property and the name and address of the Land and Improvements does not require the consent of any other Person and will not subject Lender or Borrower to claims of copyright infringement or any other claim regarding unlawful or unauthorized use, reproduction or dissemination of such items.

4.12 Broker’s Fees. Except for a brokerage fee paid to CBRE/Melody, no broker’s or finder’s fee, commission or similar compensation will be payable with respect to the Loan, the issuance of the Note or any of the other transactions contemplated hereby or by any of the Loan Documents based upon any broker or lender engaged by Borrower, Carveout Guarantor or any affiliate of Borrower.

4.13 Environmental Compliance. Except as disclosed in the Environmental Reports, to Borrower’s knowledge there are no claims, liabilities, investigations, litigation, administrative proceedings, whether pending or, threatened in writing, or judgments or orders relating to any Hazardous Materials or any portion of the Mortgaged Property asserted or threatened against Borrower (collectively called “Environmental Claims”). Except as disclosed in the Environmental Reports, to Borrower’s knowledge, neither Borrower nor any other Person has caused or permitted any Hazardous Material to be used, generated, reclaimed, transported, released, treated, stored or disposed of at the Mortgaged Property in a manner which could form the basis for an Environmental Claim against Borrower. Except as disclosed in the Environmental Reports, to Borrower’s knowledge, no Hazardous Materials in violation of applicable Environmental Laws are or were stored or otherwise located, and no underground storage tanks or surface impoundments are or were located on the Mortgaged Property, and no part of the Mortgaged Property, including the groundwater located thereon, is presently contaminated by Hazardous Materials in violation of applicable Environmental Laws or to any extent which has, or in any manner which could reasonably be expected to have, a Material Adverse Effect. Except as disclosed in the Environmental Reports, to Borrower’s knowledge, Borrower and the Mortgaged Property has been and is currently in compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all permits, licenses or other authorizations required by applicable Environmental Laws.

4.14 Solvency. As of the date of this Agreement and after giving effect to the consummation of the transactions contemplated by the Loan Documents, Borrower Representative, Carveout Guarantor and Borrower, taken as a whole (the “Borrower Group”): (A) own and will own assets the fair saleable value of which are (1) greater than the total amount of liabilities (including Contingent Obligations) of the Borrower Group, and (2) greater than the amount that will be required to pay the probable liabilities of the Borrower Group’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to the Borrower Group; (B) have capital that is not insufficient in relation to their business as presently conducted or any contemplated or undertaken transaction; and (C) do not intend to incur and do not believe that they will incur debts beyond their ability to pay such debts as they become due. Borrower has not entered into the Loan Documents or the transactions contemplated under the Loan Documents with the actual intent to hinder, delay, or defraud any creditor. After giving effect to the Loan and the transactions occurring on the Closing Date, no Default or Event of Default exist.

4.15 Disclosure. The representations and warranties of Borrower and Carveout Guarantor contained in the Loan Documents, the financial statements referred to in Section 5.1(A), and any other documents, certificates or written statements furnished to Lender by or on behalf of Borrower or Carveout Guarantor for use in connection with the Loan do not contain any untrue statement of a material fact or omit or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which and as of the date the same were made. There is no material fact known to Borrower that has had or will have a Material Adverse Effect that has not been disclosed in this Agreement or in such other documents, certificates and statements furnished to Lender by or, on behalf of, Borrower for use in connection with the Loan.

4.16 Insurance. The certificates of insurance delivered to Lender pursuant to Section 3.1(E) completely and accurately describe all policies of insurance that will be in effect as of the Closing Date for Borrower and such policies of insurance satisfy all of the requirements of Section 5.4. All premiums thereon have been paid in full as of the Closing Date, no notice of cancellation has been received with respect to such policies and Borrower is in compliance, in all material respects, with all conditions contained in such policies.

4.17 Development Budget. The Development Budget is accurate and complete in all material respects and includes all Hard Costs and Soft Costs of the Land and the Project, including all costs and expenses necessary to satisfy, fulfill, comply with and perform all terms, conditions, requirements and obligations under and pursuant to the Legal Requirements, all Construction Contracts, all Architect’s Agreements, all MEP Engineer’s Agreements and all other Material Contracts, other than those, if any, which a Governmental Authority has agreed, in writing, to perform, together with a Hard Cost Contingency and Soft Cost Contingency as reasonably approved by Lender. No costs or expenses are being incurred or are contemplated except as set forth in the Development Budget.

4.18 Accounts. Schedule 4.18 sets forth a complete and accurate itemization of all of Borrower’s time, demand, securities or similar Accounts that are in existence as of the Closing Date.

4.19 Intentionally Omitted.

4.20 Special Assessments; Taxes. Except for Permitted Encumbrances, there are no pending or, to the knowledge of Borrower proposed, special or other assessments for public improvements or otherwise affecting the Mortgaged Property, nor, to Borrower’s knowledge, are there any contemplated improvements to the Mortgaged Property that may result in such special or other assessments. Borrower has provided Lender with true, correct and complete copies of all bills and invoices for Impositions which have been levied or assessed against or are outstanding with respect to the Mortgaged Property. Borrower has provided Lender with a true, correct and complete schedule of the assessment of the Mortgaged Property in effect as of the Closing Date. Borrower has not received any notice that any portion of the Mortgaged Property has been re-assessed or is currently the subject of a reassessment. No portion of the Mortgaged

Property is exempt from taxation or constitutes an “omitted” tax parcel. No Impositions are currently delinquent or outstanding with respect to the Mortgaged Property. No tax contests of any Impositions or assessments are currently pending. The Land and Improvements constitute a separate tax lot or lots, with a separate tax assessment or assessments, independent of any other land or improvements not constituting a part of the Mortgaged Property and no other land or improvements is assessed and taxed together with any portion of the Mortgaged Property.

4.21 Leases. There are no Leases other than the Master Lease.

4.22 Representations Remade. The foregoing representations and warranties will be true and shall be deemed remade as of the date of the Closing and as of the date of each other advance of Loan proceeds pursuant to this Agreement. All representations and warranties made in the other Loan Document or in any certificate or other document delivered to Lender by or on behalf of Borrower pursuant to the Loan Documents shall be deemed to have been relied upon by Lender, notwithstanding any investigation made by or on behalf of Lender. All such representations and warranties shall survive the making of the Loan and any or all of the advances of the Loan and shall continue in full force and effect until such time as the Loan has been paid in full.

4.23 Construction. Borrower represents and warrants that: (a) upon Completion of Construction, the Mortgaged Property will contain enough permanent parking spaces to satisfy all requirements imposed by applicable Legal Requirements with respect to parking; and (b) no legal proceedings are pending or threatened with respect to the zoning of the Mortgaged Property.

SECTION 5

AFFIRMATIVE COVENANTS

Borrower covenants and agrees that so long as this Agreement shall remain in effect or the Note shall remain outstanding, Borrower shall perform and comply with all covenants in this Section 5.

5.1 Financial Statements and Other Reports. Borrower will maintain a system of accounting in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP and proper and accurate books, records and Accounts reflecting all of the financial affairs of Borrower with respect to all items of income and expense in connection with the operation of the Mortgaged Property. Notwithstanding anything to the contrary set forth below, to the extent Carveout Guarantor’s financials are made available on an annual and quarterly basis on the U.S. Securities and Exchange Commission’s EDGAR website (“EDGAR”), Borrower and Carveout Guarantor shall be deemed to have satisfied their annual and quarterly reporting requirements set forth below.

(A) Financial Statements. Within one hundred twenty (120) days after the end of each calendar year, Borrower shall provide to Lender true and complete annual audited consolidated financial statements for (i) Borrower and Carveout Guarantor and (ii) the operation of the Mortgaged Property prepared in accordance with GAAP. Such financial statements shall (x) be audited by a so-called “Big-4” accounting firm or another independent certified public accounting firm reasonably satisfactory to Lender and (y) include a balance sheet as of the end of such year, profit and loss statements for such year and a statement of cash flow for such year. As soon as reasonably practicable (but in any event within sixty (60) days) after the end of each calendar quarter (excluding the fourth quarter), Borrower shall provide to Lender a true and complete quarterly cash flow, balance sheet, and operating statement for Borrower and Carveout Guarantor on a consolidated basis, which quarterly statements shall be in form and substance acceptable to Lender. Such quarterly consolidated statements shall be compared to the prior year’s quarter and year-to-date. Borrower shall also provide (and cause Carveout Guarantor to provide), such other financial information as Lender may, from time to time, reasonably request certified (if requested by Lender) by the applicable chief financial officer (or similar position). Borrower will deliver, concurrently with the annual and quarterly statements, a certificate of its chief financial officer (or analogous position) certifying that no Default or Event of Default has occurred.

(B) Intentionally Omitted.

(C) Intentionally Omitted.

(D) Intentionally Omitted.

(E) Notices, Events of Default and Litigation. Borrower shall promptly deliver, or cause to be delivered, copies of all notices, demands, reports or requests given to, or received by Borrower from, any Governmental Authorities or with respect to any Indebtedness of Borrower, the Master Lease or any Material Contracts, and shall notify Lender within two (2) Business Days after Borrower receives notice or acquires knowledge of, any violation of Legal Requirements, investigation, subpoena or audit by any Governmental Authority or default with respect to the Borrower, Mortgaged Property or any Indebtedness, the Master Lease or Material Contracts. Promptly upon Borrower obtaining knowledge of any of the following events or conditions, Borrower shall deliver a certificate of such Person’s chief financial officer or similar officer specifying the nature and period of existence of such condition or event and what action Borrower has taken, is taking and proposes to take with respect thereto: (1) any condition or event that constitutes an Event of Default or Default; and/or (2) or any fact, circumstance, event or condition which has, or would reasonably be expected to have, a Material Adverse Effect. Promptly upon Borrower obtaining knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting Borrower or the Mortgaged Property, or any other property of Borrower or any action, suit, proceeding, governmental investigation or arbitration against or affecting Carveout Guarantor or Borrower Representative which could reasonably result in a Material Adverse Effect or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting Borrower or the Mortgaged Property or any other property of Borrower, Borrower will give notice thereof to Lender and provide such other information as may be available to it to enable Lender and its counsel to evaluate such matters.

(F) ERISA. Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as Lender, in its sole discretion, may request, that (A) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title IV of ERISA, or a “governmental plan” within the meaning of Section 3(3) of ERISA; (B) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) one or more of the following circumstances is true: (i) Borrower is a wholly-owned subsidiary of Borrower Representative, which is a wholly-owned subsidiary of Carveout Guarantor and the equity interests in Carveout Guarantor are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3-101(b)(2); (ii) less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. § 2510.3-101(f)(2); or (iii) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. § 2510.3-101(c) or (e).

(G) Intentionally Omitted.

(H) Property Reports and Leasing. As soon as available, and in any event within sixty (60) days after the end of each calendar quarter, Borrower will deliver to Lender (i) a licensing agreement summary summarizing basic leasing, subleasing and other information pertaining to the operation of the Mortgaged Property (prepared by the Manager, if applicable), which shall contain customer type, square footage and annual revenue under such licenses and/or subleases and (ii) any information reasonably requested by Lender.

(I) Estoppel Certificates. Within ten (10) Business Days following a request by Lender, Borrower shall provide to Lender, a duly acknowledged written statement confirming the amount of the outstanding Obligations, the terms of payment and maturity date of the Note, the date to which interest has been paid, and whether, to Borrower’s knowledge, any offsets or defenses exist against the Obligations, and if any such offsets or defenses are alleged to exist, the nature thereof shall be set forth in detail.

(J) Other. With reasonable promptness, Borrower will deliver such other information and data with respect to Borrower as from time to time may be reasonably requested by Lender. Borrower will, promptly after it obtains knowledge of any change in the organizational documents or structure (the “Organization”) of Borrower, Borrower’s Representative or Carveout Guarantor, notify Lender of any such change and, upon request from Lender from time to time (but no more frequently than once per calendar year), will, within five (5) Business Days after such request is given to Borrower, provide Lender with either a certificate certified by Borrower that there are no changes in the Organization of Borrower, Borrower’s Representative or Carveout Guarantor except as previously expressly disclosed in writing to Lender.

(K) Electronic Format. Borrower may provide to Lender a copy of any reports, notices, statements or other deliveries required pursuant to this Section 5.1 in an electronic format reasonably satisfactory to Lender.

5.2 Existence; Qualification. Borrower will at all times preserve and keep in full force and effect its existence, and all rights and franchises material to its business. Borrower will continue to be qualified in all jurisdictions in which it is required to qualify.

5.3 Payment of Impositions and Lien Claims; Permitted Contests.

(A) Subject to Section 5.3(B), Borrower will pay, or cause payment of, (i) all Imposition before in each instance any penalty or fine is incurred with respect thereto, (ii) all claims (“Claims”) (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of the Mortgaged Property or Borrower, before in each instance any penalty or fine is incurred with respect thereto, and (iii) all federal, state and local income taxes, sales taxes, excise taxes and all other taxes and assessments levied, imposed, confirmed or assessed against Borrower, its business, income, liabilities or assets or the Mortgaged Property, before in each instance any penalty or fine is incurred with respect thereto.

(B) With prior notice to Lender, Borrower shall have the right to pay Impositions, in full, under “protest.” Notwithstanding Section 5.3(A), Borrower shall not be required to pay, discharge or remove or cause payment, discharge or removal of any Imposition or Claims pertaining to labor, services, materials and supplies supplied to the Land and Improvements so long as Borrower contests (each such contest, a “Permitted Contest”) in good faith such Imposition or Claims or the validity, applicability or amount thereof by an appropriate legal proceeding which operates to prevent the collection of such amounts and the sale of the Mortgaged Property or any portion thereof so long as: (a) at least thirty (30) days prior to the date on which such Imposition or Claims would otherwise have become delinquent, Borrower shall have given Lender notice of its intent to contest said Imposition, (b) at least thirty (30) days prior to the date on which such Imposition would otherwise have become delinquent, Borrower shall have deposited with Lender (or with a court of competent jurisdiction or other appropriate Person approved by Lender) such additional amounts or other security as are necessary to keep on deposit at all times, an amount equal to at least one hundred twenty-five percent (125%) (or such higher amount as may be required by applicable law) of the total of (x) the balance of such Imposition or Claims then remaining unpaid, and (y) all interest, penalties, costs and charges accrued or accumulated thereon, (c) no risk of sale, forfeiture or loss of any interest in the Mortgaged Property or any part thereof arises, in Lender’s reasonable judgment, during the pendency of such contest, (d) such contest does not, in Lender’s reasonable discretion, have a Material Adverse Effect and (e) in the case of Claims, the liens, if any, securing the Claims in question have been defeased or bonded against in a manner satisfactory to Lender. Each Permitted Contest shall be prosecuted, at Borrower’s sole cost and expense, with reasonable diligence, and Borrower shall promptly pay, or cause payment of, the amount of such Imposition or Claims as finally determined, together with all interest and penalties payable in connection with such Permitted Contest. Lender, in its sole discretion, may apply any amount or other security deposited with Lender under this subsection or otherwise to the payment of any unpaid Imposition or Claims to prevent the sale, loss or forfeiture of the Mortgaged Property or any portion thereof. Lender shall not be liable for any failure to so apply any amount or other security deposited. Any surplus retained by Lender after payment of the Imposition or Claims for which a deposit was made shall be repaid to Borrower unless an Event of Default exists, in which case the surplus may be applied by Lender to the Obligations. Notwithstanding any provision of this Section 5.3 to the contrary, Borrower shall promptly pay any Imposition or Claims which it might otherwise be entitled to contest if, in reasonable determination of Lender, the Mortgaged Property or any portion thereof is in jeopardy or in danger of being forfeited or foreclosed. If Borrower refuses to pay any such Imposition or Claims, Lender may (but shall not be obligated to) make such payment and Borrower shall reimburse Lender on demand for all such advances which advances will bear interest at the Default Rate.

(C) Subject to Section 2.6, Borrower shall pay any and all taxes, charges, filing, registration and recording fees, excises and levies imposed upon Lender by reason of its interests in, or measured by amounts payable under, the Note, this Agreement, the Mortgage or any other Loan Document (other than income, franchise and doing business taxes), and shall pay all stamp taxes and other taxes required to be paid on the Note or any of the other Loan Documents. If Borrower fails to make such payment within five (5) Business Days after notice thereof from Lender, Lender may (but shall not be obligated to) pay the amount due, and Borrower shall reimburse Lender on demand for all such advances which will bear interest at the Default Rate. If applicable law prohibits Borrower from paying such taxes, charges, filing, registration and recording fees, excises, levies, stamp taxes or other taxes, then Lender may declare Borrower’s Obligations to be immediately due and payable, upon ninety (90) days’ prior written notice.

5.4 Insurance, Requirements during and following Construction. Borrower shall at all times provide, maintain and keep in force or cause to be provided, maintained and kept in force, at no expense to Lender, the following policies of insurance with respect to the Mortgaged Property and Borrower, as applicable:

(A) During Construction.

(i) Borrower’s Requirements:

(a) Builder’s Risk. From the closing of the Loan until replaced by permanent property insurance, “All Risk” form of Builder’s Risk Insurance, including collapse, in an amount no less than 100% of the replacement value of the Project (exclusive of land value). Such policy shall be written on a Completed Value Form (non-reporting) or its equivalent and shall not contain a limitation on permission to occupy. The policy shall include coverage for Flood and Earthquake (including subsidence and sink hole) with sub-limits no less than 25% of the replacement cost, but each not less than $5,000,000 per occurrence and in the annual aggregate, provided, however, such coverage shall not be required if such coverage cannot be obtained by Borrower or for Borrower at commercially reasonable rates or is not customarily carried by institutional owners or tenants of facilities similar to the Mortgaged Property. If the building is located in a high hazard Earthquake zone, Borrower shall maintain Earthquake limits equal to 100% of the replacement cost with a deductible not greater than 5% of replacement costs. If the building is located in a Special Flood Hazard Zone, as defined by the National Flood Insurance Program (NFIP) flood insurance should be purchased in maximum available limits from the NFIP with excess limits as required by Lender. Such insurance policy shall also include coverage for:

(1) Loss suffered with respect to Borrower’s materials, equipment, machinery, and supplies whether on-site, in transit, or stored off site, with a limit of no less than 100% replacement cost and subject to a minimum limit of $1,000,000 provided that Borrower shall obtain or cause to be obtained additional insurance whenever the value of materials in transit or in storage exceed those limits;

(2) Such policy shall include coverage for existing structures, sidewalks, retaining walls, scaffolding, temporary structures, or underground works;

(3) Up to $10,000,000 of the Soft Costs contained in the Development Budget, and including coverage for all types (including but not limited to interest expense; fees; and plans, specifications, blueprints and models, in connection with any restoration following an insured loss);

(4) Loss or delay in start up or completion of the Project for a period of at least 6 months on an actual loss sustained basis. Lender reserves the right to require an endorsement providing for an extended period of indemnity.

(b) Comprehensive Broad Form Boiler and Machinery Insurance, covering all mechanical and electrical apparatus and pressure vessels. Such insurance shall provide coverage against loss or damage from an accident to and/or caused by boilers and machinery, including but not limited to: heating apparatus, pressure vessels, pressure pipes, electrical or air conditioning equipment on a blanket comprehensive coverage form, in such amount as Lender shall reasonably approve but no less than $10,000,000. All exclusions for testing (hot and cold) shall be removed.

(c) Commercial General Liability and Umbrella Liability coverage, including but not limited to, coverage for Personal Injury, Bodily Injury, Death, Property Damage, Fire Damage Legal Liability, with limits of not less than $1,000,000 per occurrence and $2,000,000 in the annual aggregate. The policies described in this paragraph shall cover, without limitation: elevators, escalators, independent contractors, contractual liability and Products and Completed Operations Liability coverage. The completed operations coverage should be maintained for the applicable State Statute of Limitations. Borrower shall add Lender, its directors, officers, employees and agents as additional insured.

(d) Worker’s Compensation. If applicable, worker’s compensation insurance covering Borrower and its employees at the site to the extent required, and in the amounts required by applicable Laws.

(e) Employers Liability. If applicable in the amount of $1,000,000 per accident, $1,000,000 per illness, per employee and $1,000,000 per illness, in the aggregate.

(ii) Contractor’s Requirements – Borrower shall require Contractors of record to provide the following requirements:

(a) Commercial General Liability coverage, including, without limitation, products and completed operations and contractual liability, with minimum limits of $1,000,000 per occurrence and $2,000,000 general aggregate per project and $2,000,000 products / completed operations aggregate per project. The policy shall name Borrower and Lender as additional insured for premises operations and completed operations. The completed operations coverage should be maintained for the applicable State Statute of Limitations. The liability coverage should not be endorsed with the following exclusions:

Damage to work performed by sub-contractors on your behalf;

(1) Explosion, collapse, and underground property damage;

(2) Contractual liability limitation endorsement;

(3) Products / Completed Operations hazard; and

(4) Residential construction.

(b) Commercial Auto Liability, covering all owned hired and non-owned vehicles with minimum limits of $1,000,000 per occurrence.

(c) Contractor’s Pollution Liability, if the contract requires removal or disposal of hazardous waste, underground tanks, or asbestos.

(d) Umbrella Liability, with minimum limits of $25,000,000 per occurrence with a per project aggregate of $25,000,000. Umbrella liability should not be more restrictive than the General Liability.

(e) Sub-contractors. Contractor shall also ensure that all subcontractors maintain similar coverage with limits appropriate to the hazard associated with their respective work on the site. All parties engaged in work on the Project shall maintain statutory Workers Compensation, Employer’s Liability with limits of at least $1,000,000 and any legally mandated Disability insurance in force for all employees on the job.

(f) Professional Liability. Borrower shall require the Architect, engineers (including Structural and MEP contractors) and all other design professionals retained by the Borrower to purchase and maintain continuous professional liability coverage in the amount of $1,000,000 per claim / and $1,000,000 annual aggregate. This policy may be on a “claims made” basis and should be retroactive back to the first date that professional services were provided to the Project. Evidence of this insurance shall be provided to Borrower in form of insurance certificate for a period of 3 years after Substantial Completion of the Project. Professional contractor’s shall also provide evidence of general liability coverage with limits of $1,000,000 per occurrence and statutory workers compensation coverage.

(g) Intentionally Omitted.

(h) OCIP or CCIP. Borrower may provide the Commercial General and Umbrella Liability and Workers Compensation and Employers Liability required to be carried pursuant to the liability requirements stated above, through the purchase of a Wrap-up or Owner Controlled Insurance Program. This program shall provide coverage for all parties engaged in construction operations at the Project with limits approved by Lender.

(B) Post Construction. After the earlier of: (i) Substantial Completion of the Project, or (ii) cancellation or expiration of the Builder’s Risk Policy, Borrower shall provide the following coverages:

(i) Property Insurance. Property insurance on an “all risk” and “special perils” basis (special form causes of loss) for one hundred percent (100%) of the replacement value of the Mortgaged Property, exclusive of land value (excluding any portions of the Project covered by any tenant’s, licensee’s or sublessee’s insurance as may be required under the Master Lease or other document) with customary deductibles as approved by Lender. The policy should contain the following endorsements: (1) Replacement Cost (without any deduction made for depreciation), (2) Agreed Amount (waiving co insurance penalties), (3) a standard mortgagee clause acceptable to Lender, and (4) law or ordinance insurance including cost of demolition and increased cost of construction with a sub-limit of not less than $5,000,000, provided, however, such coverage shall not be required if such coverage cannot be obtained by Borrower or for Borrower at commercially reasonable rates or is not customarily carried by institutional owners or tenants of facilities similar to the Mortgaged Property. The policy shall include coverage for Flood and Earthquake with sub-limits no less than 25% of the replacement cost, but each not less than $5,000,000 per occurrence and in the annual aggregate, provided, however, such Earthquake coverage shall not be required if such coverage cannot be obtained by Borrower or for Borrower at commercially reasonable rates or is not customarily carried by institutional owners or tenants of facilities similar to the Mortgaged Property. If the building is located in a high hazard Earthquake zone, Borrower shall maintain Earthquake limits equal to the Probable Maximum Loss (PML) as established by a licensed engineer with a deductible not greater than 5% of replacement costs, provided, however, such coverage shall not be required if such coverage cannot be obtained by Borrower or for Borrower at commercially reasonable rates or is not customarily carried by institutional owners or tenants of facilities similar to the Mortgaged Property. If the building is located in a Special Flood Hazard Zone, as defined by the National Flood Insurance Program (NFIP), flood insurance should be purchased in maximum available limits from the NFIP with excess limits as required by Lender, provided, however, such coverage shall not be required if such coverage cannot be obtained by Borrower or for Borrower at commercially reasonable rates or is not customarily carried by institutional owners or tenants of facilities similar to the Mortgaged Property. Lender shall be named as sole Loss Payee and Mortgagee for the Project.

(ii) Comprehensive Broad Form Boiler and Machinery Insurance, in the minimum amount of $10,000,000 covering all mechanical and electrical equipment against physical damage and covering, without limitation, all tenant improvements and betterments that Borrower is required to insure pursuant to any lease on a replacement cost basis. Such insurance shall provide coverage against loss or damage from an accident to and/or caused by boilers and machinery, including but not limited to: heating apparatus, pressure vessels, pressure pipes, and electrical or air conditioning equipment on a blanket comprehensive coverage form, in such amount Lender shall reasonably approve.

(iii) Business Interruption Insurance against rent loss, extra expense or business interruption, in amounts satisfactory to Lender, but not less than twelve (12) months gross rent or gross income from the Mortgaged Property based on annualized income, including stabilized management fees and applicable reserve deposits plus debt service. The perils covered by this policy shall be the same as those accepted on the Mortgaged Property including, if applicable, flood and earth movement.

(iv) Terrorism. No policies required to be maintained by Borrower shall contain any exclusion for terrorism, terrorist activities or similar activities, provided, however, such coverage for terrorism, terrorist acts or similar activities, shall not be required if such coverage cannot be obtained by Borrower or for Borrower at commercially reasonable rates or is not customarily carried by institutional owners or tenants of facilities similar to the Mortgaged Property.

(v) Commercial General Liability. Commercial General Liability Insurance, including, but not limited to, Owned (if any), Hired and Non Owned Auto Liability, and Umbrella Liability coverage for Personal Injury, Bodily Injury, Death, Accident and Property Damage providing in combination no less than $10,000,000 per occurrence and in the annual aggregate.

(vi) Worker’s Compensation. If applicable, worker’s compensation insurance covering Borrower and its employees at the site to the extent required, and in the amounts required by applicable Laws.

(vii) Employers Liability. If applicable in the amount of $1,000,000 per accident; $1,000,000 per illness, per employee; and $1,000,000 per illness, in the aggregate.

(viii) Storage Tank Pollution Liability Insurance. In connection with any storage tanks located on the Mortgaged Property and any additional fuel storage tanks installed on the Mortgaged Property as approved in writing by Lender, Borrower shall, at all times during the term of the Loan, if required by Lender, obtain and keep in force or reimburse Lender for the cost of Storage Tank Pollution Liability Insurance in the amount of $1,000,000 per claim and $1,000,000 in the aggregate for the storage tanks existing at the Mortgaged Property as of the date hereof. For each new additional storage tank installed, other than the four storage tanks scheduled to be located on the Mortgaged Property, Borrower shall increase the aggregate limit by $500,000.

(ix) Other. Such other insurance coverages as may be reasonably requested by Lender.

(C) General Requirements of Insurance Policies.

(i) All insurance policies shall be issued by an insurer or insurers with an A.M. Best rating of A: IX or better or a Standard and Poor’s rating of “A+,” or equivalent rating from another agency acceptable to Lender and be authorized in the state where the Project is located.

(ii) The Builder’s Risk insurance policies and the All Risk policies shall name Borrower as the insured and shall also name Lender as Additional Insured, Loss Payee and Mortgagee, under a non-contributing standard mortgagee clause.

(iii) The Commercial General Liability, Auto Liability and Employer’s Liability and Contractors Liability shall name Lender, its subsidiaries, successors, assigns, directors, officers, and employees as Additional Insured.

(iv) Intentionally Omitted.

(v) The amount of any deductible under any insurance policy must be reasonably acceptable to Lender.

(vi) Borrower shall pay the premiums for the insurance policies as the same become due and payable. Borrower shall deliver copies of the insurance policies required to be maintained or certificate of such insurance in form and substance or other evidence of insurance acceptable to Lender evidencing the insurance required hereunder on the closing date, together with confirmation that premiums have been paid. Prior to the renewal date Borrower shall deliver to Lender a certificate of insurance evidencing renewal of coverage as required herein. Within thirty (30) days after such renewal, Borrower shall deliver to Lender evidence of payment of premium satisfactory to Lender. Not later than ninety (90) days after the renewal of each of the insurance policies, Borrower shall deliver to Lender a copy or certificate of insurance (as required pursuant to this Section 5.4) of a renewal policy or policies

(vii) Each insurance policy shall contain a provision whereby the insurer agrees that so long as the Loan is outstanding, such policy shall not be canceled or fail to be renewed (except in such cases where a replacement policy has been obtained), lapsed or materially changed without in each case, at least thirty (30) days prior written notice to Lender, except ten (10) days for non-payment of premium.

(viii) In the event any insurance policy (except for general and other liability and Workers Compensation insurance) shall contain breach of warranty provisions, such policy shall provide that with respect to the interest of Lender, such insurance policy shall not be invalidated by and shall insure Lender regardless of; (A) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured; (B) the occupancy or use of the property for purposes more hazardous than permitted by the terms thereof; or (C) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of this Agreement.

(ix) Any insurance maintained pursuant to this Agreement may be evidenced by blanket insurance policies covering the premises and other properties or assets of Borrower or its affiliates; provided that any such policy shall in all other respects comply with the requirements of this Section 5.4. Lender, in its reasonable discretion, shall determine whether such blanket policies contain sufficient limits of insurance.

(x) Any insurance carried by Lender shall be for its sole benefit and shall not inure to the benefit of Borrower and insurance required from Borrower shall be primary to any available, if any, to Lender.

(xi) All required policies, other than professional liability, shall provide that insurers have waived rights of subrogation against Lender. The required insurance shall be primary without right of contribution from any insurance, which may be carried by Lender.

(xii) The required limits listed above are minimum limits established by Lender and nothing contained herein shall be construed to mean the required limits are adequate or appropriate to protect Borrower from greater loss.

5.5 Tax Reserve and Insurance Reserve. At any time after the occurrence and during the continuance of an Event of Default, Lender may require the implementation of the following in its sole and absolute discretion: Borrower shall deposit (or cause to be deposited) with Lender (or such agent of Lender as Lender may designate in writing to Borrower from time to time), monthly, on each Payment Date, 1/12th of (i) the annual charges (as estimated by Lender) for all Impositions relating to the Mortgaged Property as a reserve (“Tax Reserve”) for the payment of Impositions and (ii) the annual insurance premiums with respect to the insurance required pursuant to Section 5.4 as a reserve (“Insurance Reserve”) for the payment of such insurance premiums. Borrower shall, after the occurrence and during the continuance of an Event of Default, also deposit (to be held as part of the applicable Reserve) with Lender, simultaneously with such monthly deposits to the extent required by the immediately preceding sentence, a sum of money which, together with such monthly deposits, will be sufficient to make the payment of each such charge or premium at least thirty (30) days prior to the date finally delinquent. Should such charges or premiums not be ascertainable at the time any deposit is required to be made, the deposit shall be made on the basis of Lender’s estimate. When the charges or premiums are fixed for the then current year or period, Borrower shall deposit with Lender any deficiency within fifteen (15) days following Lender’s demand. Should an Event of Default occur, the funds maintained in such Reserves may be applied in payment of the charges for which such funds shall have been deposited or to the payment of the Obligations or any other charges affecting the Mortgaged Property as Lender in its sole and absolute discretion may determine, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Lender as herein provided. Borrower shall provide Lender with bills and all other documents necessary for the payment of the foregoing charges at least ten (10) days prior to the date on which each payment thereof shall first become delinquent. So long as (i) no Event of Default exists, (ii) Borrower has provided Lender with the foregoing bills and other documents in a timely manner, and (iii) sufficient funds are held in the applicable Reserve by Lender for the payment of the Impositions and insurance premiums relating to the Mortgaged Property, as applicable, Lender shall pay said items or allow such funds to be used to pay said items. All refunds of Impositions and insurance premiums shall be deposited into the applicable Reserve.

5.6 Maintenance of Mortgaged Property. Borrower will maintain or cause the Mortgaged Property to be maintained in compliance with all Legal Requirements and in good repair, working order and condition and will make or cause to be made all appropriate repairs, renewals and replacements thereof. Without regard as to whether Proceeds are made available to Borrower for such purposes, Borrower will promptly restore and repair all loss or damage occasioned by (i) any casualty which has occurred to at least the condition existing prior to any such casualty or (ii) any condemnation to an economically and structurally integrated unit. Borrower will prevent any act or thing which might materially impair the value or usefulness of the Mortgaged Property. Borrower will not commit or permit any waste of the Mortgaged Property or any part thereof.

5.7 Inspection; Lender Meeting. Borrower shall, upon request from Lender (such request not to be made more frequently than four (4) times per calendar year unless an Event of Default shall have occurred and is continuing), permit (and cause to be permitted) Lender’s designated representatives to (a) visit, examine, audit, photograph the exterior of and inspect the Mortgaged Property, (b) examine, audit, inspect, copy, duplicate and abstract Borrower’s financial, accounting and other books and records, and (c) discuss Borrower’s and the Mortgaged Property’s affairs, finances and business with Borrower’s officers, senior management, representatives, independent public accountants and agents (including the Manager). Borrower shall cause its books and records to be maintained at Borrower’s principal offices located at the Mortgaged Property or at any other reasonable location which Lender is notified. Borrower will not change its principal offices or the location where its books and records are kept without giving at least thirty (30) days’ advance notice to Lender. Borrower shall pay Lender’s costs and expenses incurred in connection with such audit if an Event of Default has occurred or if any audit reveals any material discrepancy, in Lender’s reasonable judgment, in the financial information provided by Borrower. All audits, inspections and reports shall be made for the sole benefit of Lender. Neither Lender nor Lender’s auditors, inspectors, representatives, agents or contractors assumes any responsibility or liability (except to Lender) by reason of such audits, inspections or reports. Borrower will not rely upon any of such audits, inspections or reports. The performance of such audits, inspections and reports will not constitute a waiver of any of the provisions of the Loans Documents. Neither Lender nor any other of Lender’s inspectors, representatives, agents or contractors, shall be responsible for any matters related to design or construction of any Construction. Borrower shall cooperate, from time to time, with Lender and use reasonable efforts to assist Lender in obtaining an appraisal of the Mortgaged Property. Such cooperation and assistance from Borrower shall include reasonable access to the Mortgaged Property and books and records pertaining to the Mortgaged Property for Lender and its appraiser. The appraiser performing any such appraisal shall be engaged by Lender. Borrower shall not be responsible for the expenses of any such appraisal provided, however, Borrower shall pay the fees of such appraiser in connection with one appraisal of the Mortgaged Property during the term of the Loan and any such appraisal when conducted following the occurrence of an Event of Default. Borrower shall cooperate with Lender with respect to any proceedings before any Governmental Authority which may in any way affect the rights of Lender under any of the Loan Documents and, in connection therewith, not prohibit Lender, at its election, from participating in any such proceedings.

5.8 Environmental Compliance. Borrower shall: (a) comply (or use commercially reasonable efforts to cause compliance) at all times with all applicable Environmental Laws with respect to the Mortgaged Property in all material respects, and (b) promptly take, or cause to be taken, any and all necessary remedial actions upon obtaining knowledge of the presence, storage, use, disposal, transportation, release or discharge of any Hazardous Materials on, under or about the Mortgaged Property in any manner which could reasonably be expected to have a Material Adverse Effect or is in violation of any Environmental Laws. Borrower shall cause all remedial action with respect to Hazardous Material on, under or about the Mortgaged Property, to comply with all applicable Environmental Laws and the applicable policies, orders and directives of all Governmental Authorities. If Lender at any time has a reasonable basis to believe that there may be a violation of any Environmental Law by, or any liability arising thereunder of, Borrower or relating to the Mortgaged Property, Borrower shall, upon request from Lender, provide Lender with such reports, certificates, engineering studies and other written material or data as Lender may reasonably require so as to satisfy Lender that Borrower and the Mortgaged Property are in compliance with all applicable Environmental Laws. Borrower shall permit Lender, its authorized representatives, consultants or other Persons retained by Lender, upon five (5) Business Days prior written notice to Borrower so that Borrower will have an opportunity to send a representative to accompany Lender, unless in the case of emergency to comply with Environmental Laws, to enter upon, examine, test and inspect the Mortgaged Property with regard to compliance with Environmental Laws, the presence of Hazardous Materials and the environmental condition of the Mortgaged Property and properties adjacent to the Land, provided, however, such inspection is not to be made more frequently than once per calendar year unless an Event of Default shall have occurred and is continuing. Such entry, examination, testing and inspecting and reporting shall be at the expense of Borrower if (x) an Event of Default has occurred and is continuing or (y) Lender has reasonably determined that there may be a violation of Environmental Law or any liability arising under Environmental Law, which expense shall be paid by Borrower to Lender within fifteen (15) days after written demand.

5.9 Environmental Disclosure. Borrower shall immediately upon becoming aware thereof advise Lender in writing and in reasonable detail of: (1) any release, disposal or discharge of any Hazardous Material at the Mortgaged Property required to be reported to any Governmental Authority under applicable Environmental Laws; (2) any and all written communications sent or received by Borrower or its agents with respect to any Environmental Claims or any release, disposal, existence or discharge of Hazardous Material required to be reported to any Governmental Authority; (3) any remedial action taken by Borrower or any other Person in response to any Hazardous Material on, under or about the Mortgaged Property, the existence of which could reasonably be expected to result in an Environmental Claim; (4) the discovery by Borrower or its agents of any occurrence or condition on any real property adjoining or in the vicinity of the Mortgaged Property that could reasonably be expected to cause such real property or any part thereof to be classified as “border-zone property” or to be otherwise subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws; and (5) any request for information from any Governmental Authority that indicates such Governmental Authority is investigating whether Borrower may be potentially responsible for a release, disposal or discharge of Hazardous Materials from any of the Mortgaged Property. Borrower shall promptly notify Lender of any proposed action to be taken by Borrower to commence any operations that could reasonably be expected to subject Borrower to additional laws, rules or regulations, including laws, rules and regulations requiring additional or amended environmental permits or licenses. Borrower shall, at its own expense, provide copies of such documents or information as Lender may reasonably request in relation to any matters disclosed pursuant to this Section 5.9.

5.10 Compliance with Laws, Employee Benefit Plans and Contractual Obligations. Borrower will promptly and faithfully (A) comply and cause the Mortgaged Property to comply, in all material respects, with the requirements of all Legal Requirements including the Prescribed Laws, and the orders and requirements of any Governmental Authority in all jurisdictions in which it is now doing business or may hereafter be doing business and of every board of fire underwriters or similar body exercising similar functions, (B) maintain all licenses, certificates of occupancy, permits and Proprietary Rights now held or hereafter acquired by it or with respect to which a Material Adverse Effect will result if same are not existing and held by Borrower and (C) perform, observe, comply and fulfill all of its obligations, covenants and conditions contained in the Loan Documents, the Master Lease and the Material Contracts. Borrower shall: (i) promptly notify Lender of any claim made against Borrower that Borrower is in default under any Material Contract or that any other party is in default under any Material Contract; (ii) not terminate, or permit termination of, any Material Contract, and (iii) not enter into, amend or modify any Material Contract without first obtaining the prior written approval (not to be unreasonably withheld, conditioned or delayed (other than with respect to the Master Lease which shall be subject to Lender’s sole and absolute discretion)) of Lender except to the extent otherwise permitted in this Agreement. Except for the plans described in Schedule 4.10, Borrower is not a party to, and will not establish, any Employee Benefit Plan. Except for the plans described in Schedule 4.10, Borrower will not commence making contributions to (or obligate itself to make contributions to) any Employee Benefit Plan.

5.11 Further Assurances. Borrower shall, from time to time, at its sole cost and expense, execute and/or deliver, or cause execution and/or delivery of, such documents, agreements and reports, and perform such acts as Lender at any time may reasonably request to carry out the purposes and otherwise implement the terms and provisions provided for in the Loan Documents. Borrower shall execute any documents and take any other actions necessary to provide Lender with a first priority, perfected security interest in the Reserves and the other Collateral. Borrower shall, at Borrower’s sole cost and expense: (i) upon Lender’s request therefore given from time to time (but not more frequently than once every three years unless an Event of Default then exists) pay for (a) current reports of UCC, federal tax lien, state tax lien, judgment and pending litigation searches with respect to Borrower and Borrower Representative, (b) current good standing and existence certificates with respect to Borrower and Borrower Representative and (c) current searches of title to the Mortgaged Property, each such search to be conducted by search firms reasonably designated by Lender in each of the locations reasonably designated by Lender; (ii) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished pursuant to the terms of the Loan Documents; and (iii) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary, to evidence, preserve and/or protect the Loan Account Collateral and the other Collateral at any time securing or intended to secure the Obligations, as Lender may require in Lender’s reasonable discretion. Borrower shall promptly execute, acknowledge, deliver, file or do, at its sole cost and expense, all acts, assignments, notices, agreements or other instruments as Lender may reasonably require in order to effectuate, assure, convey, secure, assign, transfer and convey unto Lender any of the rights granted by this Agreement and to more fully perfect and protect any assignment, pledge, lien and security interest confirmed or purported to be created under the Loan Documents or to enable Lender to exercise and enforce its rights and remedies hereunder, in respect of the Collateral.

5.12 Intentionally Omitted.

5.13 Intentionally Omitted.

5.14 Intentionally Omitted.

5.15 Intentionally Omitted.

5.16 Intentionally Omitted.

5.17 Intentionally Omitted.

5.18 Management. Borrower shall provide competent, responsible management for the Mortgaged Property. All management agreements (if any) must contain subordination and termination provisions and must be otherwise satisfactory to Lender. Borrower shall cause management subordination agreements in form and substance satisfactory to Lender to be executed by any Affiliate manager under any management agreement.

5.19 Construction Matters. Without limitation of Lender’s rights and Borrower’s Obligations set forth elsewhere in the Loan Documents, Borrower shall: (1) subject to Force Majeure delays, cause any Restoration and all other Construction to proceed with reasonable diligence and continuously, with sufficient workers employed and sufficient materials supplied for that purpose so that the applicable Construction is substantially completed by the applicable Required Completion Date, or, if no Required Completion Date is applicable, as promptly as reasonably practicable or, in the case of Restoration, the Restoration is Substantially Completed prior to the Required Restoration Date; (2) cause all Construction to be performed in accordance with the applicable Plans and Specifications or plans and specifications for the work in question, in substantial conformity with the Legal Requirements, the requirements of all insurers and fire underwriters, and with the requirements set forth herein and in the other Loan Documents, in compliance with the Master Lease and Material Contracts and in a good, safe and workmanlike manner; (3) cause all materials acquired or furnished in connection with the Construction and Restoration to be new and stored under adequate safeguards to minimize the possibility of loss, theft, damage or commingling with other materials or projects; (4) utilize, or permit utilization of, only contractors approved by Lender (such approval not to be unreasonably withheld, conditioned or delayed); (5) not permit any material revision of the Plans and Specifications without the consent of Lender (not to be unreasonably withheld, conditioned or delayed); and (6) from time to time upon the reasonable request of Lender deliver to Lender such certificates and other documentation confirming the matters set forth in the preceding clauses (1) through (5). Promptly upon the giving or receipt of such notice, Borrower shall forward to Lender copies of all material written notices given or received by, or on behalf of, Borrower with respect to the Construction to or from: (x) Contractor or any subcontractor or material supplier, or any of the design professionals (including notices relating to any nonconforming construction, any refusal or inability to pay or perform pursuant to the terms of any contract or other agreement or any delay, default or change order) or (y) any claim of default, or relating to any work stoppage, notice of violation or cease and desist order, stop order, construction liens, strike, claim, litigation, damage, loss or any other materially adverse condition, circumstance or event. Borrower shall pay and discharge or cause to be paid and discharged in accordance with the requirements of the applicable agreements payments due for labor, materials and supplies unless the same shall be contested by Borrower in accordance with Section 5.3(B). Borrower shall make available for inspection at all times by Lender and its representatives copies of all contracts for Construction and all Architect’s Agreements, to the extent available to or reasonably obtained by Borrower, entered into by Contractor and design professionals relating to the Construction. Within ninety (90) days after Substantial Completion of applicable Construction activities, Borrower shall (i) complete, or cause to be completed, all Punch-List Items, (ii) deliver to Lender two (2) copies of the as-built Plans and Specifications and such other as-built surveys and plans and specifications as Lender may reasonably require and (iii) obtain all final permits and approvals required for the normal use and occupancy of the Improvements in question (including a permanent certificate of occupancy if required for occupancy under applicable laws or its equivalent for the Improvements in question) provided, however, to the extent that the Master Lease or Legal Requirements require satisfaction of items (i), (ii) or (iii) prior to the expiration of such sixty (60) day period, such items must be satisfied within the earlier time frame.

5.20 Rate Cap/Swap. To the extent applicable, the term of the Rate Cap/Swap Agreement shall terminate no earlier than the Initial Maturity Date. The Rate Cap/Swap Agreement shall be pledged to Lender pursuant to the Rate Cap/Swap Pledge Agreement. The Rate Cap/Swap Agreement shall direct payment from the Rate Cap/Swap Counterparty directly to the Lender upon the occurrence and during the continuance of an Event of Default. If requested by Lender, Borrower shall, at its sole cost and expense, cause the Rate Cap/Swap Agreement to be accompanied by an opinion of Rate Cap/Swap Counterparty’s counsel, in form and substance reasonably satisfactory to Lender. The notional amount of the Rate Cap/Swap Agreement shall be at least 70% of the outstanding principal balance of the Loan. If the Maturity Date is extended pursuant to the condition set forth herein, Borrower shall not be required to obtain a Rate Cap/Swap Agreement for such extension period.

5.21 Intentionally Omitted.

5.22 Name. Borrower will conduct its businesses only under the name: “CHI 3, LLC.”

5.23 Intentionally Omitted.

5.24 Intentionally Omitted.

5.25 Intentionally Omitted.

5.26 Protection of Collateral; Assessments; Reimbursement. All Insurance Premiums and all expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral, any and all Impositions on any of the Collateral or in respect of the sale or other disposal thereof shall be borne and paid by Borrower or Borrower shall cause any manager retained by it to pay the same. Borrower shall promptly pay, as the same become due and payable, its share of all Insurance Premiums, expenses and Impositions. Except as otherwise permitted in this Agreement, if Borrower shall fail to pay, or cause to be paid, any such Insurance Premiums, expenses and/or Impositions, Lender may, at Borrower’s expense, pay the same. If, by reason of any suit or proceeding of any kind, nature or description against Borrower, or by Borrower, or by reason of any other material facts or circumstances, which in Lender’s reasonable discretion makes it advisable for Lender to seek counsel for the protection and preservation of the Collateral, or to defend its own interest, such expenses and reasonable counsel fees actually incurred shall be allowed to Lender and borne and paid by Borrower.

5.27 Lender’s Verification of Subcontracts. From time to time during the period of Construction of the Project, Lender may forward to all contractors, subcontractors, material suppliers, Architects, engineers and other parties listed on the sworn statement, a contract verification to ascertain the correctness of the amount of the contract for each contractor, subcontractor, material supplier, Architect, engineer and any other party as contained on the statement. In the event of any discrepancy between the amounts as shown by the executed copies of the contracts, the sworn statement, and the verification of contract forms, Lender shall have the right to require that such discrepancies be resolved to its reasonable satisfaction.

5.28 Lender Responsibility. Lender shall not be (a) obligated or responsible for, the payment of any of the amounts or sums referred to in this Section 5, or (b) liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto.

5.29 Intentionally Omitted.

SECTION 6

ACCOUNTS/CASH MANAGEMENT

6.1 Establishment of Accounts and Cash Management Procedures. Upon the occurrence and during the continuance of an Event of Default, Lender in its sole and absolute discretion, may require that all income received by Borrower be deposited into a collection account established by Borrower but controlled by Lender, which funds will then be disbursed by Lender and applied towards the payment of taxes, insurance, debt service, capital improvements and operating expenses in accordance with the terms of this Agreement in such order as Lender may determine in its sole and absolute discretion. In such event, Lender may require Borrower to deposit all security deposits received into an account controlled by Lender

6.2 Intentionally Omitted.

6.3 Intentionally Omitted.

6.4 Rate Cap/Swap Agreement Payments. To the extent applicable, upon the occurrence, and during the continuance of an Event of Default, Borrower shall cause all amounts payable by the Rate Cap/Swap Counterparty under the Rate Cap/Swap Agreement to be to be paid directly to Lender during the term of the Loan.

6.5 Intentionally Omitted.

6.6 Intentionally Omitted.

6.7 Accounts. Borrower shall not, without the prior written consent of Lender, change the account location of any Loan Account and, as a condition precedent to any such change, the bank to which Borrower proposes to relocate such Loan Account shall have executed an appropriate acknowledgment letter, in accordance with the provisions set forth above. With respect to the Loan Account Collateral, Lender shall not be liable for any acts, omissions, errors in judgment or mistakes of fact or law, except for those arising as a result of Lender’s gross negligence or willful misconduct in the investment of such Loan Account Collateral. Funds in the Borrower Account shall not be disbursed in violation of any provision of this Agreement.

6.8 Intentionally Omitted.

6.9 Creation of Security Interest in Accounts. Borrower hereby pledges, transfers and assigns to Lender, and grants to Lender, as additional security for the Obligations, a continuing perfected first priority security interest in and to, and a first lien upon, effective upon the establishment of one or more Loan Accounts: (i) the Loan Accounts and all amounts which may from time to time be on deposit in each of the Loan Accounts; (ii) all of Borrower’s right, title and interest in and to all cash, property or rights transferred to or deposited in each of the Loan Accounts from time to time; (iii) all certificates and instruments, if any, from time to time representing or evidencing any such Loan Account or any amount on deposit in any thereof, or any value received as a consequence of possession thereof, including all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, or in exchange for, any or all of the Loan Accounts; (iv) all monies, chattel paper, checks, notes, bills of exchange, negotiable instruments, documents of title, money orders, commercial paper, and other security instruments, documents, deposits and credits from time to time in the possession of Lender representing or evidencing such Loan Accounts; (v) all other property, held in, credited to, or constituting part of any of the Loan Accounts; (vi) all earnings and investments held in any Loan Account in accordance with this Agreement; and (vii) to the extent not described above, any and all proceeds of the foregoing, (collectively, the “Loan Account Collateral”). This Agreement and the pledge, assignment and grant of security interest made hereby secures payment of all Obligations in accordance with the provisions set forth herein. This Agreement shall be deemed a security agreement within the meaning of the UCC.

6.10 Intentionally Omitted.

6.11 Intentionally Omitted.

6.12 Covenants Regarding Loan Account Collateral. Borrower will not, without the prior consent of Lender, (a) sell, assign (by operation of law or otherwise), pledge, or grant any option with respect to, any of the Gross Revenues or any interest in any Loan Account Collateral or (b) create or permit to exist any assignment, lien, security interest, option or other charge or encumbrance upon or with respect to any of the Gross Revenues or any Loan Account Collateral, except for the Liens in favor of Lender under this Agreement and the other Loan Documents. Borrower will give Lender not less than thirty (30) days’ prior written notice of any change in the address of its chief executive office or its principal office. Borrower agrees that all records of Borrower with respect to any Loan Account Collateral will be kept at Borrower’s principal office and will not be removed from such addresses without the prior written consent of Lender. Borrower will not without the consent of Lender make or consent to any amendment or other modification or waiver with respect to any Loan Account Collateral, or enter into any agreement, or permit to exist any restriction, with respect to any Loan Account Collateral. Borrower will, at its expense, defend Lender’s right, title and security interest in and to the Loan Account Collateral against the claims of any Person. Borrower will not take any action which would in any manner impair the enforceability of this Agreement or the security interests created hereby. Borrower will not enter into any credit agreement or other borrowing facility including a line of credit with Bank. Nothing contained in this Section 6 shall impair or otherwise limit Borrower’s obligations to timely make the payments (including interest and principal) required by the Note and the other Loan Documents, it being understood that such payments shall be so timely made in accordance with the Loan Documents, regardless of the amounts on deposit in any Account. Lender may, from time to time, at its sole option, perform any act which Borrower agrees hereunder to perform which Borrower shall fail to perform after being requested in writing to so perform and Lender may from time to time take any other action which Lender deems necessary for the maintenance, preservation or protection of any of the rights granted to Lender hereunder. With respect to the powers conferred on Lender hereunder, Lender shall not have any duty as to the Accounts or any other Loan Account Collateral, or any responsibility for (i) ascertaining or taking action with respect to any matters relative to the Accounts or any other Loan Account Collateral, whether or not Lender has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to the Accounts or any other Loan Account Collateral.

6.13 Intentionally Omitted.

SECTION 7

NEGATIVE COVENANTS

Borrower covenants and agrees that from the date hereof and so long as this Agreement shall remain in effect or the Note remains outstanding, Borrower shall comply with all covenants and agreements in this Section 7.

7.1 Indebtedness. Borrower will not directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except Permitted Indebtedness.

7.2 Liens and Related Matters. Borrower will not directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to the Mortgaged Property or other Collateral whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Encumbrances. Borrower shall have the right to contest any such Lien securing Claims in accordance with Section 5.3(B).

7.3 Material Rights. Without Lender’s consent, Borrower shall not (a) amend, modify or waive the performance of material obligations with regard to the Material Contracts, (b) request a waiver or consent from, any party to, or issuer of any of the Material Contracts or (c) terminate or permit termination of any Material Contracts.

7.4 Restriction on Fundamental Changes. None of Borrower or any intermediate Special Purpose Bankruptcy Remote Entity imposed for purposes of, or in connection with a Securitization (“Intermediate Borrower Entity”), to the extent such Intermediate Borrower Entity is consented to by the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed), will: (1) amend, modify or waive in any material respect any term or provision of its Organizational Documents, (2) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); or (3) acquire by purchase or otherwise all or any part of the business or assets of, or stock or other evidence of beneficial ownership of, any Person. None of Borrower or Intermediate Borrower Entity will issue, sell, assign, pledge, convey, dispose or otherwise encumber any partnership, stock, membership, beneficial or other ownership interests or grant any options, warrants, purchase rights or other similar agreements or understandings with respect thereto. Borrower will not establish any Subsidiaries. Borrower will not make any Investments in any other Person.

7.5 Restriction on Leases.

(A) Borrower shall not hereafter enter into, modify, amend or terminate any Lease, Capital Lease with respect to the Mortgaged Property or any portion thereof without Lender’s prior written consent which consent shall be subject to Lender’s sole discretion. Lender hereby consents to Borrower entering into the Master Lease on the date hereof

(B) Borrower shall perform and comply, in all material respects, with all of the landlord’s obligations under the Master Lease and each other Lease and Capital Lease and shall not suffer or permit any material breach or default on the part of the landlord to occur thereunder.

7.6 Transactions with Affiliates. Other than the Master Lease, Borrower shall not directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any director, officer, employee or Affiliate of Borrower, Borrower Representative or Carveout Guarantor, except (i) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of Borrower and upon fair and reasonable terms which are fully disclosed to Lender and are no less favorable to Borrower than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, director, officer or employee of Borrower and (ii) as otherwise expressly contemplated by this Agreement. Each such agreement with any Affiliate, director, officer or employee of Borrower shall provide that the same may be terminated by Lender at its option if an Event of Default exists and Lender reasonably determines that such agreement does not comply with the requirements of this Section 7.6. Borrower shall not pay any management, consulting, director or similar fees to any director, officer, employee or Affiliate of Borrower or Carveout Guarantor, except upon fair and reasonable terms which are fully disclosed to Lender and are no less favorable to Borrower than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, director, officer or employee of Borrower and so long as such Affiliate subordinates its fees to the payment of all amounts then due and payable under the Loan and such agreement is terminable immediately upon the occurrence of an Event of Default.

7.7 Intentionally Omitted.

7.8 Management Fees and Compensation; Contracts. Borrower will not enter into or become obligated under any management (property and asset), brokerage or other such similar agreement, whether with an Affiliate or any other Person, with respect to the Mortgaged Property, unless the same may be terminated, without cause and without payment of a penalty or fee, on not more than thirty (30) days’ prior written notice.

7.9 Conduct of Business. From and after the Closing Date, Borrower will not engage in any business other than the ownership and operation of the Mortgaged Property. Borrower shall not use the Mortgaged Property or any part thereof, other than for the construction, alteration and repair of the improvements on, and the use of, the Mortgaged Property as an Internet Business Exchange (IBX) collocation facilities and data centers (collectively “IBX Centers”) in accordance with the Plans and Specifications, and ancillary administrative or other support services or any facility that as a result of technological changes is substantially equivalent, or a technological successor, to a data center and IBX collocation facility, so long as such change does not have any material impact on the value of the Mortgaged Property, or for any unlawful purpose, or in violation of any certificate of occupancy or other permit or certificate, or any Legal Requirement. Borrower will not suffer any act to be done or any condition to exist on the Mortgaged Property or any part thereof or any article to be brought thereon, which may be dangerous (unless safeguarded as required by Legal Requirement) or which may constitute a nuisance, public or private, or which may void or make voidable any insurance then in force with respect thereto. Subject to Section 12.3, no tract map, parcel map, condominium plan, condominium declaration, or plat of subdivision (or analogous document) will be recorded with respect to the Mortgaged Property without Lender’s consent. The Mortgaged Property shall not be converted to the condominium or “cooperative” form of ownership. Borrower will not initiate or consent to any change in the zoning of the Mortgaged Property. Borrower shall at all times maintain good and marketable fee title to the Mortgaged Property free and clear of any encumbrances other than the Permitted Encumbrances. Borrower shall not change its fiscal year without giving advance notice thereof to Lender.

7.10 Use of Lender’s Name. Borrower shall not use the names of Lender or any of Lender’s Subsidiaries or Affiliates in connection with the development, marketing, leasing, use and operation of the Mortgaged Property. Borrower shall not disclose or permit any Affiliate, officer, director, partner, manager, member or employee of Borrower to disclose (other than to its Affiliates, or Borrower’s and its Affiliate’s attorneys, agents, consultants, accountants and existing and prospective lenders and investors, but only to the extent they are in turn also bound to maintain such confidentiality – it being understood that a breach of this provision by any of the foregoing Persons shall be deemed a breach of this Section 7.10 by Borrower) any of the terms and conditions of the Loan to any Person except (a) to the extent disclosed in the Mortgage and the Financing Statements, (b) to the extent such disclosure is required pursuant to the Loan Documents or applicable legal process, (c) to the extent required by applicable securities laws or (d) to the extent Lender consents to such disclosure.

7.11 Compliance with ERISA. Borrower shall not adopt, modify or terminate any Employee Benefit Plans except as described in Schedule 4.10. Borrower shall not fail to maintain and operate each existing Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the Code and all other applicable laws and the regulations and interpretations thereof. Borrower shall not engage in any transaction which would cause the Obligations or any action taken or to be taken under this Agreement or the other Loan Documents or otherwise (or the exercise by Lender of any of its rights under the Loan Documents) to be a non-exempt prohibited transaction under ERISA. Borrower shall not become an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) to which ERISA applies and Borrower shall not permit its assets to be plan assets.

7.12 Due on Sale or Encumbrance. Except for a Transfer of the Release Property upon the satisfaction of the Subdivision and Partial Release Requirements, without Lender’s consent, which consent may be given or withheld in the sole discretion of Lender, neither Borrower nor any other Person directly or indirectly holding any direct or indirect legal, beneficial, equitable or other interest in Borrower (at each and every tier or level of ownership) shall, or permit other Persons to, Transfer (whether or not for consideration or of record) all or any portion of the Mortgaged Property or any direct or indirect legal, equitable, beneficial or other interest (1) in all or any portion of the Mortgaged Property; (2) in Borrower; or (3) at each and every tier or level of ownership, in Borrower’s direct or indirect partners, members, shareholders, beneficial or constituent owners including Borrower Representative, any owners of Borrower Representative (or the direct or indirect owners of any direct or indirect interests in any such constituent owners), including (a) an installment sales agreement for a price to be paid in installments; (b) any Leases (other than as permitted by Section 7.5) or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (c) any direct or indirect voluntary or involuntary sale of any ownership interest in Borrower or other Person directly or indirectly owning any direct or indirect interest in Borrower; (d) the creation, issuance or redemption of direct or indirect ownership interests by Borrower or any Person owning a direct or indirect interest in Borrower (at each every tier or level of ownership); (e) any merger, consolidation, dissolution or liquidation; and (f) without limitation of any of the foregoing, any direct or indirect voluntary or involuntary Transfer by any Person which indirectly controls Borrower (by operation of law or otherwise) of its direct or indirect controlling interests in Borrower. Notwithstanding the foregoing, the following shall not be deemed to be prohibited under this Section 7.12: (i) Transfers to a Family Member or trust for the benefit of a Family Member by devise or descent or by operation of law, (ii) a Transfer of an indirect ownership interest in Borrower, by the current owner thereof to a Family Member of such current owner (or a trust for the benefit of any such Family Members), (iii) the Master Lease and Transfers by the Master Lessee to the extent permitted under the Master Lease, (iv) Transfers of ownership interests in a Person whose stock is listed or quoted on the New York Stock Exchange, the American Stock Exchange or NASDAQ and (v) a Transfer or series of related Transfers, or the creation or issuance of direct or indirect ownership interests in Carveout Guarantor, in connection with the merger, consolidation or reorganization of Carveout Guarantor, so long as, in the case of any transactions described in clauses (i) through (v) above, either of the following is true: (x) no such transaction results in any Person or Group acquiring, directly or indirectly, more than a forty-nine percent (49%) direct or indirect interest in Borrower (if such Person or Group did not, prior to such transaction, own at least forty-nine percent (49%) of the direct or indirect ownership interests in Borrower); or (y) after giving effect to such transaction, both of the following conditions are satisfied: (I) the Tenant under the Master Lease is either Equinix or an entity that succeeds to the obligations of Equinix under the Master Lease (by assignment, operation of law or otherwise) and satisfies (or whose obligations under the Master Lease are guarantied by an entity that satisfies) the Investment Grade Criteria or the Financial Strength Criteria and (II) either Equinix (or another entity that succeeds to the obligations of Equinix and satisfies the Investment Grade Criteria or the Financial Strength Criteria) remains obligated with respect to the Carveout Guaranty, the Environmental Indemnity Agreement and the Completion Guaranty or another entity that satisfies the Investment Grade Criteria or the Financial Strength Criteria assumes the obligations of Carveout Guarantor under the Carveout Guaranty, the Environmental Indemnity Agreement and the Completion Guaranty and executes such documents assuming the Carveout Guaranty, the Environmental Indemnity Agreement and the Completion Guaranty in form and substance reasonably acceptable to Lender. Notwithstanding the foregoing, Borrower may without Lender’s prior written approval, (i) grant or modify standard utility and telecommunication easements serving the Land, (ii) grant to one or more of its tenants or any third party the right to use on commercially reasonable terms the capacity of the fiber ring located on the Mortgaged Property, provided that such additional use does not impair or reduce the capacity required for the operation of data centers or IBX collocation facilities on any portion of the Mortgaged Property, or (iii) sell Inventory in the ordinary course of business and transfer or dispose of tangible personal property to Persons that are not Borrower’s Affiliates, which tangible personal property is immediately replaced by an article of equivalent suitability and value or which is no longer necessary in connection with the operation of the Mortgaged Property provided that such transfer or disposal will (i) not have a Material Adverse Effect, (ii) not materially impair the utility of the Mortgaged Property, and (iii) not result in a reduction or abatement of, or right of offset against, the Gross Revenues payable under any Lease or otherwise, and provided that any tangible personal property acquired by Borrower (and not so disposed of) shall be subject to the Lien of the Mortgage. Borrower acknowledges that Lender has examined and relied on the experience of Borrower and, as applicable, its general partners, members, principals and (if Borrower is a trust) beneficial owners in owning and operating properties such as the Mortgaged Property in agreeing to make the Loan and will continue to rely on such ownership of the Mortgaged Property and Borrower as a means of maintaining the value of the Mortgaged Property as security for repayment of the Loan and the performance of the other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Mortgaged Property so as to ensure that, should Borrower default in the repayment of the Loan or the performance of the other Obligations, Lender can recover the Loan by a sale of the Mortgaged Property. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Loan immediately due and payable upon any Default under this Section 7.12. Notwithstanding anything to the foregoing contained herein, other than transfers of stock in Carveout Guarantor, in no event shall the Mortgaged Property or any direct or indirect interest in Borrower be transferred to an Embargoed Person.

7.13 Payments; Distributions. Borrower shall not pay any distributions, dividends or other payments or return any capital to any of its respective partners, members, owners or shareholders or any other Affiliate or make any distribution of assets, rights, options, obligations or securities to any of its respective partners, members, shareholders or owners or any other Affiliate (individually, or collectively, a “Distribution”) unless (a) on the date of the proposed Distribution, and after giving effect to such Distribution, no Default or Event of Default exists; (b) funds are not then required to be deposited into any Loan Account, including any amounts required to be deposited with Lender; and (c) Borrower is not “insolvent” (as defined in the Bankruptcy Code) and will not be rendered insolvent by virtue of such Distribution.

7.14 Single Purpose Bankruptcy Remote Entities. Borrower hereby represents, warrants, agrees and covenants that Borrower has, at all times, from its formation, been, and, at all times will be, a Special Purpose Bankruptcy Remote Entity as defined in Schedule 7.14. Borrower will not directly or indirectly, make any change, amendment or modification to its Organizational Documents or otherwise take any action which could result in Borrower not being a Special Purpose Bankruptcy Remote Entity.

7.15 Alterations. Following the Completion of Construction of the Initial Project, Borrower shall not alter, remove or demolish or permit the Alteration, removal or demolition of, any Improvement except as the same may be necessary in connection with (i) a Restoration in connection with a taking or casualty in accordance with the terms and conditions of the Agreement, (ii) Approved Capital Improvements in accordance with the terms and conditions of the Agreement and (iii) other Alterations permitted in accordance with the terms and conditions of this Section 7.15. Following the Completion of Construction of the Initial Project, if no Event

of Default exists, Borrower may undertake any Alteration, improvement, demolition or removal of Improvements or any portion thereof (any such alteration, improvement, demolition or removal, an “Alteration”) so long as (i) Borrower provides Lender with at least thirty (30) days’ prior notice of any such Alteration, (ii) such Alteration is undertaken in accordance with the applicable provisions of this Agreement, is not prohibited by, and is in full compliance with, and does not violate, any Material Contracts, Leases or Legal Requirements and does not, during Construction and upon completion, have a Material Adverse Effect, (iii) Borrower provides Lender with evidence, satisfactory to Lender, that Borrower has sufficient funds, through a combination of Reserves, Loan proceeds, Proceeds, funds deposited with Lender or otherwise to complete and pay all of the costs of the Alterations, (iv) such Alteration is in the nature of (a) an Approved Capital Improvements permitted under this Agreement or a Restoration required or permitted under the Agreement or (b) has been consented to by Lender (such consent will not be unreasonably withheld conditioned or delayed) and (v) prior to commencement and from time to time upon request from Lender, Borrower delivers an Officer’s Certificate certifying that conditions (i)–(iv), inclusive, have been satisfied. All Alterations shall, unless Lender otherwise approves be made in conformance with Section 3 and Section 5.18. Notwithstanding anything to the contrary in this Section 7.15, without the necessity of complying with conditions (i), (iii), (iv) and (v) above, Borrower shall have the right, without having obtained the prior written consent of Lender and provided no Event of Default exists, (w) to make any improvements, alterations or modifications to the Mortgaged Property the cost of which is less than Two Hundred and Fifty Thousand Dollars ($250,000) (so long as such improvements do not devalue the Mortgaged Property or increase Lender’s obligations or liability, if any), (x) to make non-structural Alterations which are reasonably required or desirable for the operation of the Mortgaged Property and which are not visible from the exterior of the Improvements, (y) to install or replace any Fixtures and Personality in the Improvements or accessions to any Fixtures and Personalty, or (z) to construct and perform the Phase II Build-Out.

7.16 Master Lease. The Master Lease and the Master Lease Guaranty must remain in full force and effect during the term of the Loan. Until the Loan has been repaid in full, the Master Lease and the Master Lease Guaranty may not be terminated, cancelled, amended, modified or assigned in any manner whatsoever without Lender’s prior written consent. Borrower may not give its consent to or approve any request by Master Lessee for Borrower’s consent or approval of any matter requiring such consent or approval under the Master Lease without Lender’s prior written consent. Borrower shall enforce all of the terms of the Master Lease and shall exercise all available remedies thereunder (other than termination of the Master Lease which shall require Lender’s prior written consent).

SECTION 8

CASUALTY AND CONDEMNATION

8.1 Restoration Following Casualty or Condemnation. After the happening of any casualty or condemnation to the Mortgaged Property or any part thereof, Borrower shall give prompt notice thereof to Lender.

(A) In the event of any damage or destruction of all or any part of the Mortgaged Property, all Proceeds shall be payable to Lender. Borrower hereby authorizes and directs any affected insurance company or condemning Governmental Authority or other Persons to make payment of such proceeds directly to Lender. Borrower shall obtain Lender’s approval prior to any settlement, adjustment or compromise of any claims for loss, damage or destruction under any policy or policies of insurance or with respect to any condemnation, and Lender shall have the right to participate with Borrower in negotiation of any such settlement, adjustment or compromise provided, however, Borrower shall be permitted, so long as no Event of Default exists, to settle insurance claims of $2,500,000 or less without Lender’s approval (but with reasonable advance notice to Lender) and utilize any such funds for Restoration. Lender shall also have the right to appear with Borrower in any action against an insurer based on a claim for loss, damage or destruction under any policy or policies of insurance.

(B) All compensation, proceeds, damages, claims, insurance recoveries, rights of action and payments which Borrower may receive or to which Borrower may become entitled with respect to the Mortgaged Property or any part thereof as a result of any casualty or condemnation, except as set forth below in this Section 8.1 (the “Proceeds”), shall be paid over to Lender and shall be applied first toward reimbursement of all costs and expenses of Lender in connection with recovery of the same, and then, except as set forth below in this Section 8.1, shall be applied in the sole and absolute discretion of Lender, without regard to the adequacy of Lender’s security hereunder, to the payment or prepayment of the Obligations in such order as Lender may determine, and any amounts so applied shall reduce the Obligations pro tanto (without any Prepayment Premium due in connection therewith). Any application of the Proceeds or any portion thereof to the Obligations shall not be construed to cure or waive any Default or Event of Default or invalidate any act done pursuant to any such Default or Event of Default.

(C) Subject to the other provisions of this Section 8.1, and provided that (i) all Proceeds have been deposited with Lender; (ii) no Event of Default shall exist; (iii) a Total Loss with respect to the Property shall not have occurred; (iv) the Restoration is capable, as reasonably determined by Lender, of being completed before the earlier (the “Required Restoration Date”) to occur of (x) the date which is six (6) months prior to the Maturity Date, (y) the date on which the insurance carried by Borrower pursuant to Section 5.4, with respect to the Mortgaged Property shall expire and (z) twelve (12) months after the occurrence of the casualty or condemnation in question; (v) Lender shall have been furnished all information related to the Restoration as was required by Section 3 for the Initial Project; (vi) the Improvements so restored or rebuilt shall be of at least equal value and substantially the same character as prior to the damage or destruction and appropriate for the purposes for which they were originally erected (and, if requested by Lender, Borrower will furnish, at its expense, an appraisal confirming such valuation); (vii) if the estimated cost of the Restoration exceeds the Proceeds available, Borrower shall have deposited with Lender such sums or other security as may be necessary, in Lender’s reasonable judgment, to pay such excess costs; (viii) to the extent in effect upon Completion of Construction, the Master Lease shall remain in force and effect; and (ix) Lender shall have received notice reasonably promptly of the fire or other hazard or of the condemnation proceedings specifying the date of such fire or other hazard or the date the notice of condemnation proceedings was received and the request to Lender to make said Proceeds available to Borrower; then the Proceeds, less the actual costs, fees and expenses, if any, incurred in connection with adjustment of loss and Lender’s reasonable administrative expenses relating to such loss and the disbursement of the Proceeds shall be applied by Lender to the payment of all the costs of the aforesaid restoration, repairs, replacement, rebuilding or

Alterations, including the cost of temporary repairs or for the protection of property pending the completion of permanent restoration, repairs, replacements, rebuilding or Alterations (all of which temporary repairs, protection of property and permanent restoration, repairs, replacement, rebuilding or Alterations are hereinafter collectively referred to as the “Restoration”), and shall be paid out from time to time as such Restoration progresses upon the same terms and conditions as disbursements of the Loan were made for the Initial Project as set forth in Section 3.

(D) Nothing herein contained shall be deemed to excuse Borrower from repairing or maintaining the Mortgaged Property as provided in this Agreement or restoring all damage or destruction to the Mortgaged Property, regardless of whether or not there are insurance proceeds available or whether any such Proceeds are sufficient in amount, and the application or release by Lender of any Proceeds shall not cure or waive any Default or Event of Default or invalidate any other act done by Lender to exercise its remedies under this Agreement or the other Loan Documents.

SECTION 9

DEFAULT, RIGHTS AND REMEDIES

9.1 Event of Default. “Event of Default” means the occurrence or existence of any one or more of the following:

(A) Payment. Failure of Borrower to pay (i) on the Maturity Date, the outstanding principal of, accrued interest in, and other Indebtedness owing pursuant to this Agreement, the Note and the other Loan Documents, (ii) within five (5) Business Days after the due date, any installment of principal or interest due under the Note; provided, however, the aforesaid five (5) Business Day grace period may be utilized by Borrower no more than once in any consecutive twelve (12) Loan Month period, or (iii) within five (5) Business Days after the respective due date, any other amount due under the other Loan Documents, provided, however, the aforesaid five (5) Business Day grace period may be utilized by Borrower no more than once in any consecutive twelve (12) Loan Month period.

(B) Breach of Certain Provisions. Failure of Borrower to perform or comply with any term, agreement, covenant, representation, warranty or condition contained in Sections 5.1, 5.4, 7.1, 7.4 or 7.12.

(C) Breach of Representation and Warranty. Any representation, warranty, certification or other statement made by Borrower or Carveout Guarantor in any Loan Document or in any statement or certificate at any time given in writing pursuant or in connection with any Loan Document (other than occurrences described in other provisions of this Section 9.1 for which a different grace or cure period is specified or which constitute immediate Events of Default) is false in any material respect on the date made which remains uncured for five (5) Business Days after notice, but no grace or curative period will apply if the representation, warranty, certification or other statement was known by Borrower or Carveout Guarantor to be false when made or deemed made.

(D) Other Defaults Under Loan Documents. A default by Borrower shall occur in the performance of or compliance with any term contained in this Agreement or the other Loan

Documents and such default is not remedied or waived within thirty (30) days after receipt by Borrower of notice from Lender of such default (other than occurrences described in other provisions of this Section 9.1 for which a different grace or cure period is specified or which constitute immediate Events of Default); provided, however, that (i) if such default cannot be remedied with reasonably diligent effort within a period of thirty (30) days, but is susceptible to cure within a period of one hundred twenty (120) days and (ii) the continued default in performance will not have a Material Adverse Effect, such longer period, not to exceed ninety (90) additional days, as Borrower may need to remedy such default, if Borrower is proceeding with diligent effort to remedy such default throughout said one hundred twenty (120)-day period. The rights to notice and cure periods granted herein shall not be cumulative with any other rights to notice or a cure period in any other Loan Document and the giving of notice or a cure period pursuant to this section shall satisfy any and all obligations of Lender to grant any such notice or cure period pursuant to any of the Loan Documents.

(E) Involuntary Bankruptcy; Appointment of Receiver, etc. (1) A court enters a decree or order for relief with respect to Borrower, Carveout Guarantor or Borrower Representative in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for sixty (60) days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against Borrower, Borrower Representative or Carveout Guarantor under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower, Borrower Representative or Carveout Guarantor or over all or a substantial part of its property, is entered; or (c) an interim receiver, trustee or other custodian is appointed without the consent of Borrower, Borrower Representative or Carveout Guarantor for all or a substantial part of the property of Borrower, Borrower Representative or Carveout Guarantor; or

(F) Voluntary Bankruptcy; Appointment of Receiver, etc. (1) An order for relief is entered with respect to and at the request of Borrower, Borrower Representative or Carveout Guarantor or Borrower, Borrower Representative or Carveout Guarantor commences a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) Borrower, Borrower Representative or Carveout Guarantor makes any assignment for the benefit of creditors; or (3) partners, shareholders, or members in Borrower, Borrower Representative or Carveout Guarantor adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 9.1(F); or

(G) Governmental Liens. Any lien, levy or assessment is filed or recorded with respect to or otherwise imposed upon all or any part of the Mortgaged Property by any Governmental Authority (other than Permitted Encumbrances) and such lien, levy or assessment is not stayed, vacated, paid, discharged or insured or bonded over within thirty (30) days;

(H) Judgment and Attachments. Any money judgment, writ or warrant of attachment, or similar process (other than those described in Section 9.1(G)) involving (1) an amount in any individual case in excess of $500,000 or (2) an amount in the aggregate at any time in excess of $500,000 (in either case not adequately covered by insurance as to which the insurance company has acknowledged coverage) is entered or filed against Borrower or Borrower Representative and remains undischarged, unvacated, unbonded, uninsured or unstayed for a period of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale thereunder;

(I) Dissolution. Any order, judgment or decree is entered against Borrower, Borrower Representative or Carveout Guarantor decreeing the dissolution or split up of Borrower, Borrower Representative or Carveout Guarantor and such order remains undischarged or unstayed for a period in excess of twenty (20) days; or

(J) Injunction. Either (i) Borrower, Borrower Representative or Carveout Guarantor is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business relating to the Mortgaged Property and such order continues for more than thirty (30) days; or (ii) any order or decree is entered by any court of competent jurisdiction directly or indirectly enjoining or prohibiting Lender, Borrower, Borrower Representative or Carveout Guarantor from performing any of their obligations under this Agreement or any of the other Loan Documents; or

(K) Invalidity of Loan Documents. Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms of the Loan Documents, ceases to be in full force and effect or is declared to be null and void by a court of competent jurisdiction, or any of Borrower or Carveout Guarantor denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

(L) Master Lease. The Master Lease is terminated, cancelled, amended, modified or assigned without Lender’s prior written consent; or

(M) Master Lease Default. A default by Borrower or Borrower Representative under the Master Lease, which default continues beyond any applicable grace or cure period provided thereunder; or

(N) Event of Default. The occurrence of an Event of Default specified elsewhere in this Agreement or in any of the other Loan Documents or the occurrence of a Default by Carveout Guarantor under the Carveout Guaranty and Master Lease Guaranty; or

(O) Cross-Default. With respect to Borrower, Borrower Representative or Carveout Guarantor: the occurrence of (i) the acceleration of any Permitted Indebtedness in the aggregate amount of $10,000,000 or more; or the occurrence of a default or breach under any Material Contracts not cured within any applicable grace period or the loss or termination of any Proprietary Rights which could have a Material Adverse Effect; or

(P) Intentionally Omitted.

(Q) Intentionally Omitted.

(R) Single Purpose Entity. Any violation of the covenants contained in Section 7.14 hereof; or

(S) Intentionally Omitted.

(T) Zoning. The Land and Improvements or any portion thereof are rezoned voluntarily by Borrower, so as to no longer permit the Land and Improvements or any portion thereof to be used for the uses set forth in Section 7.9 hereof or

(U) Prescribed Laws. If the Borrower or Mortgaged Property fails to comply with any covenants, with respect to Prescribed Laws as provided in Section 5.10; or

(V) Intentionally Omitted.

(W) Intentionally Omitted.

(X) Construction. The occurrence of a Default under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8 or 3.9, including, without limitation, failure to achieve Completion of Construction on or prior to the Required Completion Date subject to Force Majeure.

(Y) Cessation of Construction. Cessation of all or any material portion of the Construction for ten (10) or more consecutive Business Days or thirty (30) or more Business Days (in the aggregate) not resulting from Force Majeure.

9.2 Acceleration and Remedies. Upon the occurrence of any Event of Default specified in Sections 9.1(E) and 9.1(F), payment of all Obligations shall be accelerated without notice, presentment, demand, protest or notice of protest and shall be immediately due and payable and, in addition, Lender may in addition to any other rights and remedies available to Lender at law or in equity or under any other Loan Documents, exercise one of more of the following rights and remedies as it, in its sole discretion, deems necessary or advisable. Upon the occurrence of any Event of Default (other than Events of Default specified in Sections 9.1(E) and 9.1(F)), Lender, in addition to any other rights or remedies available to Lender at law or in equity, or under any of the other Loan Documents, may exercise any one or more of the following rights and remedies as it, in its sole discretion, deems necessary or desirable:

(A) Acceleration. Declare immediately due and payable, without further notice, protest, presentment, notice of protest or demand, all Obligations including all monies advanced under this Agreement, the Note, the Mortgage and/or any of the Loan Documents which are then unpaid, together with all interest then accrued thereon and all other amounts then owing (including any Default Interest, or Prepayment Premium owed as a result of such acceleration). If payment of the Obligations is accelerated, Lender may, in its sole discretion, exercise all rights and remedies hereunder and under the Note, the Mortgage and/or any of the other Loan Documents at law, in equity or otherwise.

(B) Possession. Enter upon and take possession of the Mortgaged Property and proceed in the name of Lender or Borrower as the attorney-in-fact of Borrower (which authority is hereby granted by Borrower, is coupled with an interest, and is irrevocable), as Lender shall elect. If Lender elects to so enter upon and take possession of the Mortgaged Property, Lender

(i) may enforce or cancel all contracts entered into by Borrower or make other contracts which are in Lender’s sole opinion advisable, and (ii) shall be reimbursed by Borrower upon demand any reasonable amount or amounts expended by Lender for such performance together with any reasonable costs, charges, or expenses incident thereto or otherwise incurred or expended by Lender or its representatives (including an appraisal) on behalf of Borrower in connection with the Mortgaged Property, and the amounts so expended shall be considered part of the Loan evidenced by the Note and secured by the Loan Documents and shall bear interest at the Default Rate.

(C) Intentionally Omitted.

(D) Injunctive Relief. Institute appropriate proceedings for injunctive relief (including specific performance of the obligations of Borrower).

(E) Accounts. Release all funds contained in the Accounts to be applied to Borrower’s Obligations in accordance with the terms of this Agreement.

(F) Construction. Enter upon and take possession of the Mortgaged Property and all material, equipment and supplies thereon and do anything necessary or desirable to complete the Construction and to fulfill the obligations of Borrower hereunder and to sell, manage, maintain, repair and protect the Mortgaged Property. Without limiting the generality of the foregoing and for the purposes aforesaid, Borrower hereby appoints and constitutes Lender its lawful attorney-in-fact with full power of substitution to (i) use any funds of Borrower, including any Loan balance which might not have been disbursed for the purpose of completing the development, design and Construction, (ii) make such changes to the Plans and Specifications for the Construction as Lender may deem desirable to complete the Construction, (iii) execute all applications and certificates in the name of Borrower which may be required to carry out the intent and purpose hereof and (iv) employ such contractors, subcontractors, Architects and others as Lender may deem appropriate.

(G) Cessation of Loan Funding. Cease disbursement of Loan proceeds.

9.3 Remedies Cumulative; Waivers; Reasonable Charges. All of the remedies given to Lender in the Loan Documents or otherwise available at law or in equity to Lender shall be cumulative and may be exercised separately, successively or concurrently. Failure to exercise any one of the remedies herein provided shall not constitute a waiver thereof by Lender, nor shall the use of any such remedies prevent the subsequent or concurrent resort to any other remedy or remedies vested in Lender by the Loan Documents or at law or in equity. To be effective, any waiver by Lender must be in writing and such waiver shall be limited in its effect to the condition or default specified therein, and no such waiver shall extend to any subsequent condition or default. It is agreed that (i) the actual costs and damages that Lender would suffer by reason of an Event of Default (exclusive of the attorneys’ fees and other costs incurred in connection with enforcement of Lender’s rights under the Loan Documents) or a prepayment would be difficult and needlessly expensive to calculate and establish, and (ii) the amounts of the Default Rate, the Late Charge, payments to be made pursuant to Section 2.4(C)(ii) and the Prepayment Premium are reasonable, taking into consideration the circumstances known to the parties at this time, and (iii) the Default Rate, the Late Charges and Lender’s reasonable attorneys’ fees and other costs and expenses incurred in connection with enforcement of Lender’s rights under the Loan Documents shall be due and payable as provided herein, and (iv) the Default Rate, Late Charges, Prepayment Premium, the payments to be made pursuant to Section 2.4(C)(ii) and the obligation to pay Lender’s reasonable attorneys’ fees and other enforcement costs do not, individually or collectively, constitute a penalty.

SECTION 10

SECONDARY MARKET TRANSACTION

10.1 Secondary Market Transaction. (a) Borrower agrees that Lender has the absolute right to securitize, syndicate, grant participations in, or otherwise Transfer all or any portion of the Loan and/or the Note (each such transaction, a “Securitization”). Lender may determine to Transfer some or all of the Loan or retain title to some or all of the Loan as part of a Securitization. Borrower further agrees that Lender may delegate any or all of Lender’s rights, powers and privileges to a servicer (“Servicer”) at no cost to Borrower and Borrower shall, upon notice from Lender, recognize the Servicer as the agent of Lender. In the event this Loan becomes or is designated by Lender to become an asset of a Securitization, upon Lender’s request, Borrower shall meet, from time to time, with representatives of the Rating Agencies in connection with such a Securitization to discuss the business and operations of the Mortgaged Property and, in that regard, agrees to cooperate with the reasonable requests of the Rating Agencies including delivering any existing environmental materials relating to the Mortgaged Property in Borrower’s possession. Lender at its sole cost and expense may retain the Rating Agencies to provide rating surveillance services on any certificates issued in a Securitization. In no event shall Borrower be required to pay any Servicer fees, Securitization trustee fees or other Securitization administrative expenses except as may be expressly provided in this Agreement. Borrower shall, upon request from Lender, from time to time, cooperate, and Borrower shall, cause Carveout Guarantor and Borrower Representative to cooperate, in all reasonable respects in connection with a Securitization. Such cooperation may, in Lender’s discretion, include documentation changes, changes in organizational documents, changes in Accounts, Reserves, Payment Dates, interest accrual periods, insurance endorsement changes, tenant payment direction changes, site inspections, updated appraisals, preparation and delivery of financial information or other diligence requested by Lender and/or any Rating Agency, execution of one or more promissory notes and the creation of Liens securing such notes of differing priority and/or the creation of mezzanine debt secured by pledges of all of the membership interests in the Borrower so long as the principal amount, interest rate, payment terms and other monetary terms of the Loan do not, in the aggregate change so long as none of the foregoing shall materially and adversely impact the financial position, operations of Borrower, Borrower Representative or Carveout Guarantor (in which case Borrower’s refusal to cooperate with any of the foregoing shall be deemed reasonable). None of Borrower, Carveout Guarantor or Borrower Representative will be required to incur more than de minimis expenses or costs pursuant to this Section 10.1, except to the extent Borrower is otherwise obligated under the Loan Documents to pay such costs and expenses. Borrower will, upon request from Lender, in connection with a Securitization, enter into such acknowledgments and confirmations of the applicable assignments as Lender may reasonably request. Borrower shall, subject to the terms and provisions of this Section 10.1, use reasonable efforts to satisfy the market standards which Lender determines are reasonably required in the marketplace or by the Rating Agencies in connection with a Securitization. Borrower will not, pursuant to any of the provisions of this

Section 10.1, incur, suffer or accept (except to a de minimis extent) (i) any lesser rights or greater obligations as are currently set forth in the Loan Documents or Borrower’s Organizational Documents (unless Borrower is made whole by the holder of the Note) or (ii) subject to Section 11.13 hereof, any personal liability other than as set forth in the Loan Documents. Borrower will also, if requested by Lender and to the extent such an opinion letter can be reasonably issued by counsel reasonably acceptable to Borrower and Lender, cause independent counsel to render opinions customary in securitization transactions with respect to the Mortgaged Property and Borrower and its Affiliates (but not a true sale or 10b-5 opinion), including a Nonconsolidation Opinion, at Lender’s sole cost and expense, which counsel and opinions shall be reasonably satisfactory to Lender and the Rating Agencies and which shall be addressed to such Persons as shall be reasonably designated by the holder of the Note. Borrower’s failure to deliver the opinions (to the extent within its control) required hereby within ten (10) Business Days after written request therefore shall constitute an Event of Default hereunder. If requested by Lender, Borrower’s cooperation will also include (but subject to Section 11.13) certifications and agreements pursuant to which Borrower will certify that it has examined the portion of applicable preliminary and final private placement memorandum or preliminary, final and supplement or prospectus specified by Lender as pertaining to Borrower, the Loan, Carveout Guarantor, Borrower’s Affiliates, and the Mortgaged Property, and that each such designated portion, as it relates to Borrower, Carveout Guarantor, Borrower’s Affiliates, the Mortgaged Property and all other aspects of the Loan, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. Such agreement may, if requested by Lender, require Borrower to indemnify, defend, protect and hold harmless Lender and other Persons designated by Lender from and against any losses, claims, damages, liabilities, costs and expenses that arise out of or are based upon any untrue statement of any material fact contained in the reviewed portions of the documents or other information or documents prepared by Borrower, Carveout Guarantor or their Affiliates and provided to Lender or in any representation or warranty of Borrower or Carveout Guarantor contained in the Loan Documents or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such information or necessary in order to make the statements in such information not materially misleading. Notwithstanding anything in the foregoing to the contrary, at Lender’s request in connection with a Securitization, Borrower shall, take all reasonable efforts to, (i) to ensure that its organizational structure and organizations documents are reasonably satisfactory to the Rating Agents (including, without limitation, the addition of industry standard bankruptcy remote covenants in the organizational documents of Borrower and an Intermediate Borrower Entity, including, without limitation, the addition of two (2) independent directors at the Borrower and/or Intermediate Borrower Entity level); and (ii) commence delivering its financial statements for Borrower and any Special Purpose Bankruptcy Remote Entity, including, without limitation, any Intermediate Borrower Entity, on a non-consolidated basis. Any change in such structure, including, without limitation, the introduction of an Intermediate Borrower Entity, shall be subject to Borrower’s reasonable approval, taking into account the overall structure of the Carveout Guarantor and its subsidiaries and other obligations that may be applicable to such entities. If an Intermediate Borrower Entity is requested by Lender to serve as the corporate member of Borrower in connection with a Securitization, Borrower shall promptly make all reasonable efforts to implement such request, which Intermediate Borrower Entity shall from that point forward comply with then current Rating Agency requirements.

(b) Notwithstanding anything in the foregoing to the contrary, Borrower acknowledges that as of the date hereof that (i) the Note consists of four separate promissory notes (Promissory Note-One, Promissory Note-Two, Promissory Note-Three and Promissory Note-Four), (ii) SFT I, Inc. will be the Lender for purposes of enforcing and performing Lender’s rights and obligations under this Agreement and the other Loan Documents and will act as agent for each of the Note holders, (iii) the Lender as of the date of this Agreement, shall remain responsible and liable for all Development Advances under the Loan, (iv) all payments due under the Note and the Loan shall be tendered and remitted to Lender, (v) all notices shall be sent to Lender in accordance with the notice provisions set forth herein, and (vi) any consent or approval of Lender required hereunder shall only be directed to and/or given by Lender and such consent or approval of Lender shall be deemed conclusive evidence of the consent or approval of each of the Note holders. In performing its functions and duties under this Agreement, Lender shall act solely as agent of each of the Note holders and does not assume, and shall not be deemed to have assumed, any obligations toward or relationship of agency or trust with or for the Borrower. All notices from, acts of and communications by Lender, on behalf of itself and as agent for the Note holders, shall be deemed legally conclusive and binding; and Borrower or any third party (including any court) shall rely on any and all communications or acts of Lender with respect to the issuance of any notice, the exercise of any rights or the granting of any consent, waiver or approval on behalf of Lender and the Note holders in all circumstances where an action by Lender is required or permitted pursuant to this Agreement or the provisions of any other Loan Document or by applicable law without the right or necessity of making any inquiry of any individual Note holder as to the authority of Lender with respect to such matter (provided that nothing herein shall, as between Lender and the Note holders, waive any obligation of Lender under the Co-Lending Agreement between Lender and each of the Note holders dated as of even date herewith).

SECTION 11

MISCELLANEOUS

11.1 Expenses and Attorneys’ Fees. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to promptly pay all fees, costs and expenses (including reasonable attorneys’ fees, court costs, cost of appeal and the reasonable fees, costs and expenses of other professionals retained by Lender) incurred by Lender in connection with the following, and all such fees, costs and expenses shall be part of the Obligations, payable on demand: (A) the examination, review, due diligence investigation, documentation and closing of the financing arrangements evidenced by the Loan Documents including fees and costs for the Environmental Report and the Physical Conditions Report; (B) the giving or withholding of any consents, approvals, or permissions, disbursements of the Loan and disbursements from the Accounts and in connection with any amendments, modifications and waivers relating to the Loan Documents requested by Borrower; (C) the review, documentation, negotiation and closing of any subordination or intercreditor agreements, Lease reviews, and subordination, nondisturbance and attornment agreements; (D) Lender’s consultants including Lender’s Construction Consultant; and (E) enforcement of this Agreement or the other Loan Documents, the collection of any payments due from Borrower or Carveout Guarantor under the Loan Documents or any refinancing or restructuring of the credit arrangements provided under the Loan Document, whether in the nature of a “workout” or in connection with any insolvency or bankruptcy proceedings or otherwise.

11.2 Certain Lender Matters. Lender may, in accordance with Lender’ customary practices, destroy or otherwise dispose of all documents, schedules, invoices or other papers, delivered by Borrower to Lender unless Borrower requests, at the time of delivery, in writing that same be returned. Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Mortgaged Property other than that of mortgagee, beneficiary or lender. No provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty by Lender to Borrower or any other Person. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of loyalty, duty of care or any other duty to Borrower or any of Borrower’s partners, shareholders, members, managers, Affiliates or any other Person. By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to the Loan Documents, Lender shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not be or constitute any warranty or representation with respect hereto or thereto by Lender. Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender or their respective attorneys, advisors, accountants, officers, representatives, directors, employees, partners, shareholders, trustees, members or managers. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates. LENDER SHALL HAVE NO LIABILITY HEREUNDER FOR ANY CONSEQUENTIAL, SPECIAL, PUNITIVE OR INDIRECT DAMAGES. In the case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting Borrower or Borrower Representative or Carveout Guarantor, or their respective creditors or property, Lender, to the extent permitted by law, shall be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of Lender allowed in such proceedings for the entire secured Obligations at the date of the institution of such proceedings and for any additional amount which may become due and payable by Borrower after such date. Lender shall have the right from time to time to designate, appoint and replace one or more servicers at Lender’s sole cost and expense and to allow such servicers to exercise any and all rights of Lender under the Loan Documents. All documents and other matters required by any of the provisions of this Agreement to be submitted or provided to Lender shall be in form and substance satisfactory to Lender. Borrower shall not be entitled to (and does hereby waive any and all rights to receive) any notices of any nature whatsoever from Lender except with respect to matters for which Legal Requirements or the Loan Documents expressly provide for the giving of notice by Lender to Borrower. In any action or proceeding brought by Borrower against Lender claiming or based upon an allegation that Lender unreasonably withheld its consent to or approval of a proposed act by Borrower which requires Lender’s consent hereunder, Borrower’s sole and exclusive remedy in said action or proceeding shall be declaratory judgment, injunctive relief or specific performance requiring Lender to grant such consent or approval.

11.3 Indemnity. In addition to the payment of expenses pursuant to Section 11.1 and the indemnification obligations set forth in other portions of this Agreement, the Environmental Indemnification Agreement or the other Loan Documents, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to indemnify, pay, defend and hold Lender, its officers, directors, members, partners, shareholders, participants, beneficiaries, trustees, employees, agents, successors and assigns, any subsequent holder of the Note, any trustee, fiscal agent, Servicer, underwriter and placement agent, (collectively, the “Indemnitees”) harmless from and against any and all liabilities (except for income taxes, or franchise taxes imposed in lieu of income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment or other fees payable hereunder or changes in the rate of interest or tax on the overall income of Lender, taxes that are not directly attributable to the Loan and any “doing business” taxes, however denominated, charged by any Governmental Authority, as set forth in Section 2.6), obligations, losses, damages, penalties, actions, judgments, causes of action, suits, claims, tax liabilities, broker’s or finders fees, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee, based upon any third party claims against such Indemnitees in any manner related to or arising out of (A) any breach by Borrower or Carveout Guarantor of any representation, warranty, covenant, or other agreement contained in any of the Loan Documents or certificates provided pursuant to the Loan Documents, (B) the actual or threatened presence, release, disposal, spill, escape, leakage, transportation, migration, seepage, discharge, removal, or cleanup of any Hazardous Material located on, about, within, under, affecting, from or onto the Mortgaged Property or any violation of any applicable Environmental Law by Borrower or the Mortgaged Property, or (C) the use or intended use of the proceeds of any of the Loan (the foregoing liabilities herein collectively referred to as the “Indemnified Liabilities”); provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of that Indemnitee as determined in a final order by a court of competent jurisdiction. Borrower shall be relieved of its obligation under clause (B) of this Section 11.3 with respect to Hazardous Materials first introduced to the Land and Improvements after either (1) the foreclosure of the Mortgage or (2) the delivery by Borrower to, and acceptance by, Lender or its designee of a deed-in-lieu of foreclosure with respect to the Mortgaged Property. To the extent that the undertaking to indemnify, pay, defend and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. If any such action or other proceeding shall be brought against Lender, upon written notice from Borrower to Lender (given reasonably promptly following Lender’s notice to Borrower of such action or proceeding), Borrower shall be entitled to assume the defense thereof, at Borrower’s expense, with counsel reasonably acceptable to Lender; provided, however, Lender may, at its own expense, retain separate counsel to participate in such defense, but such participation shall not be deemed to give Lender a right to control such defense, which right Borrower expressly retains. Notwithstanding the foregoing, each Indemnitee shall, following notice to and consultation with Borrower, have the right to employ separate counsel at Borrower’s expense if, in the reasonable opinion of legal counsel, a conflict or potential conflict exists between the Indemnitee and Borrower that would make such separate representation advisable. Borrower shall have no obligation to indemnify an Indemnitee for damage or loss resulting from such Indemnitee’s gross negligence or willful misconduct.

11.4 Amendments and Waivers. Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement, the Note or any other Loan Document, or consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender (and, with respect to any amendment or modification, unless also signed by Borrower). Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower, or any other Person to any other or further notice or demand in similar or other circumstances. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners or members and others with interests in Borrower, and of the Mortgaged Property, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Mortgage, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Mortgaged Property for the collection of the obligations without any prior or different resort for collection or of the right of Lender to the payment of the obligations owing Lender on account of the Loan Documents out of the net proceeds of the Mortgaged Property in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of the Mortgage, any equitable right otherwise available to Borrower which would require the separate sale of any of any portion of the Mortgaged Property or require Lender to exhaust its remedies against any portion of the Mortgaged Property or any combination of the Mortgaged Property before proceeding against any other portion; and further in the event of such foreclosure, Borrower expressly consents to and authorizes, at the option of Lender, the foreclosure and sale either separately of all or any portion of the Mortgaged Property. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents. No failure or delay on the part of Lender or any holder of any Note in the exercise of any power, right or privilege hereunder or under the Note or any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement, the Note and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. Lender shall not be under any obligation to marshal any assets in favor of any Person or against or in payment of any or all of the Obligations. To the extent that any Person makes a payment or payments to Lender, or Lender enforces its remedies or exercise its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, if any, rights and remedies therefore, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred. Borrower agrees (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury or other law wherever enacted, now or at any time hereafter in force, which would prohibit or forgive Borrower from paying all or any portion of the principal of, premium, if any, or interest on Loan contemplated herein or in any of the other Loan Documents or which may affect the covenants or the performance of this Agreement; and Borrower (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the holders, but will suffer and permit the execution of every such power as though no such law had been enacted.

11.5 Notices. Unless otherwise specifically provided herein, any notice or other communication required or permitted to be given shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied (with request for confirmation) or sent by overnight courier service or United States registered mail return receipt requested, postage prepaid. Any notice so given shall be deemed effective upon delivery or on refusal or failure of delivery during normal business hours.

Notices shall be addressed to the parties at the addresses as follows:

If to Borrower:

CHI 3, LLC

c/o Equinix Inc.

301 Velocity Way, 5th Floor

Foster City, CA 94404

Attn: Director of Real Estate and General Counsel

E-mail: shettema@equinix.com and

bgalvin@equinix.com

Telephone: (650) 513-7000

Fax No.: (650) 513-7913

with a copy to:	Orrick, Herrington & Sutcliffe LLP 405 Howard Street San Francisco, CA 94105 Attn: William G. Murray, Jr. E-mail: wmurray@orrick.com Telephone: (415) 773-5807 Fax No.: (415) 773-5759

If to Lender:	SFT I, Inc. 1114 Avenue of the Americas, 27th Floor New York, NY 10036 Attention: Chief Operating Officer Reference : Loan No. 1364:01 Telephone: (212) 930-9400 Fax No.: (212) 930-9494

With a copy to:

iStar Financial Inc.

1114 Avenue of the Americas, 27th Floor

New York, New York 10036

Attn: Nina B. Matis, Esq./General Counsel

Reference : Loan No. 1364:01

E-Mail: nmatis@istarfinancial.com

Telephone: (212) 930-9406

Fax No.: (212) 930-9492

With a copy to:	iStar Asset Services Inc. 180 Glastonbury Blvd., Suite 201 Glastonbury, Connecticut 06033 Attn: President Reference: Loan No. 1364:01 Telephone: (860) 815-5900 Facsimile: (860) 815-5901

with a copy to:	Katten Muchin Rosenman LLP 1025 Thomas Jefferson Street, N.W. East Lobby – Suite 700 Washington, D.C. 20007 Attention: John D. Muir, Jr., Esq. Telephone: (202) 625-3839 Fax No.: (202) 339-6054

11.6 Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loan hereunder and the execution and delivery of the Note. Notwithstanding anything in this Agreement or implied by law to the contrary, the provisions of Sections 2.6, 5.8, 11.1, 11.2, 11.3, 11.13 and 11.15 shall survive the payment of the Loan and the termination of this Agreement. Subject to this Section 11.6, all other representations, warranties and agreements of Borrower and Lender set forth in this Agreement shall terminate upon indefeasible payment in full of the Loan and the termination of this Agreement.

11.7 Miscellaneous. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect. All covenants and agreements hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement, the Note or other Loan Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement, the Note or other Loan Documents or of such provision or obligation in any other jurisdiction. This Agreement is made for the sole benefit of Borrower and Lender and, solely to the extent set forth in Section 11.12, Carveout Guarantor, and no other Person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder. This Agreement, the Note, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto. Borrower and Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Borrower and Lender. If any term, condition or provision of this Agreement shall be inconsistent with any term, condition or provision of any other Loan Document, this Agreement shall control. This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto. Upon indefeasible payment and performance in full of the Borrower’s Obligations, the Lender shall, at the sole cost and expense of the Borrower, release the Mortgage and the other Liens securing the Borrower’s Obligations.

11.8 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

11.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that Borrower may not assign its rights or obligations hereunder or under any of the other Loan Documents without the written consent of Lender. Any assignee of Lender’s interest in the Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to the Loan Documents which Borrower may otherwise have against any assignor of the Loan Documents.

11.10 Consent to Jurisdiction and Service of Process. BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO LENDER’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN

SUCH COURTS. BORROWER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS MORTGAGED PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE NOTE, SUCH OTHER LOAN DOCUMENTS OR SUCH OBLIGATION.

11.11 Waiver of Jury Trial. BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE LOAN DOCUMENTS, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION AND LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. BORROWER AND LENDER ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF BORROWER OR LENDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. BORROWER AND LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER AND LENDER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, THE LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOAN. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.12 Publicity. Lender (and Lender’s Affiliates) may and Borrower does hereby authorize Lender (and its Affiliates) to, refer, in its sole discretion, to the Loan from time to time, in tombstone and other advertisements, offering memoranda in connection with Securitizations, press releases and other releases of information to members of the public, reports to investors and in other media, which references, may include a description of the Loan (including the stated principal amount) and use of Borrower’s name and the logo of Borrower, Carveout Guarantor, Borrower Representative and/or their Affiliates and which references may be reproduced and distributed, electronically or otherwise, from time to time. Lender hereby agrees that, without the prior written consent of Borrower, any written information (or oral information to the extent it is described as confidential at the time of disclosure) relating to Borrower which is provided to

Lender in connection with the making of the Loan which is either confidential, proprietary, or otherwise not generally available to the public (but excluding information Lender has obtained independently from third-party sources without Lender’s knowledge that the source has violated any fiduciary or other duty not to disclose such information) and which has been expressly designated as such by notice to Lender from Borrower (the “Confidential Information”), will be kept confidential by Lender, using the same standard of care in safeguarding the Confidential Information as Lender employs in protecting its own proprietary information which Lender desires not to disseminate or publish. Notwithstanding the foregoing, Confidential Information may be disseminated (a) pursuant to the requirements of applicable law, (b) pursuant to judicial process, administrative agency process or order of Governmental Authority, (c) in connection with litigation, arbitration proceedings or administrative proceedings before or by any Governmental Authority or stock exchange, (d) to Lender’s attorneys, accountants, advisors and actual or prospective financing sources who will be instructed to comply with this Section 11.12, (e) to the Rating Agencies, who will be requested to comply with this Section 11.12, (f) to actual or prospective trustees, assignees, pledgees, participants, agents, Servicers, or securities holders in a Securitization, who shall be instructed to comply with this Section 11.12, and (g) pursuant to the requirements or rules of a stock exchange or stock trading system on which the Securities of Lender or its Affiliates may be listed or traded. Notwithstanding the foregoing, in each of the cases set forth in Sections 11.12(a) through (g) above, Lender shall endeavor to use its best efforts to notify all parties of the confidential nature of the information and instruct such parties to maintain the confidentiality of such information. In addition, notwithstanding any other provision, any party (and its employee, representative or other agent) may disclose to any and all persons, without limitation of any kind, any information with respect to the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure. Lender acknowledges and agrees that Carveout Guarantor and Borrower Representative are third party beneficiaries of Lender’s agreement with respect to Confidential Information set forth in this Section. For purposes of this Section 11.12, Confidential Information will not be deemed to include the Loan amount and the other terms, conditions and provisions of the Loan Documents (except that all exhibits shall be deemed Confidential Information), the name of Borrower, Carveout Guarantor and Borrower Representative, the logo of Borrower, Carveout Guarantor, Borrower Representative and/or their Affiliates. Borrower, Carveout Guarantor and Borrower Representative hereby grant Lender a non-exclusive license to use Borrower’s, Carveout Guarantor’s and Borrower Representative’s logo solely for the purpose specified in this Section 11.12. Borrower agrees that Lender’s (and Lender’s Affiliates’) use, reproduction and dissemination of Borrower’s name and logo in connection with disclosures required by the Loan Documents shall not cause any copyright infringements.

11.13	Borrower Recourse Liability.

(A) Except as provided in the Environmental Indemnity Agreement and the Carveout Guaranty, Borrower shall not have any personal recourse liability for Obligations incurred under this Agreement, the Note or any of the other Loan Documents and no deficiency judgment therefore shall be enforced against the personal assets of Borrower other than the Mortgaged Property, the other Collateral and the proceeds of the Mortgaged Property and other Collateral. Notwithstanding the foregoing, a judgment may be sought, obtained, entered and enforced against Borrower to the extent necessary to preserve or enforce the rights and remedies of Lender in, to or against the collateral and security provided under the Loan Documents, and nothing contained in this Section 11.13 shall be construed to limit, prejudice or impair the rights of Lender to enforce its rights and remedies against any real and personal property mortgaged, pledged, encumbered, assigned or granted to secure payment or performance under this Agreement, the Note and/or the other Loan Documents. Notwithstanding anything to the contrary herein or elsewhere, the foregoing limitation on personal liability shall be null, void and of no force and effect, and Borrower shall be personally liable for payment and performance of the Obligations in the event of the occurrence of any of the following: (a) Borrower or Borrower Representative shall file or institute any petition, case or proceeding under the Bankruptcy Code; (b) Carveout Guarantor, Borrower Representative or any Affiliate of Borrower shall file or initiate any involuntary petition, case or proceeding against Borrower or Borrower Representative under the Bankruptcy Code; (c) Borrower, Carveout Guarantor, Borrower Representative or any Affiliate of Borrower shall arrange, solicit, induce, finance or collude with others in the filing of any involuntary petition, case or proceeding against Borrower or Borrower Representative under the Bankruptcy Code; (d) an involuntary petition, case or proceeding is filed against Borrower under the Bankruptcy Code and Borrower fails to file a motion to dismiss (together with any ancillary filings or briefs customarily filed therewith) such proceeding within ninety (90) days after the commencement of the proceeding; or (e) the occurrence of any Default with respect to Section 7.12.

(B) Nothing in this Agreement or the other Loan Documents shall be construed or deemed to release any Person from liability arising out of such Person’s fraud or to limit the rights and remedies of Lender, either at law or in equity, for (1) injunctive or declaratory relief, (2) rights to recover on account of fraudulent conveyances, fraudulent transfers, preferences, or other laws which would operate to protect Lender against Borrower’s or any other Person’s dissipation of assets to avoid obligations under the Loan Documents (whether under the Bankruptcy Code or other applicable laws), (3) rights to seek penalties or sanctions under applicable judicial rules and statutes governing the conduct of litigation, and (4) rights and remedies for criminal conduct in relation to Lender, the Loan or the security for the Loan. Notwithstanding Section 11.13 (A), Borrower shall be personally liable for and does hereby agree to pay, protect, defend and save Lender harmless from and against, and hereby indemnifies Lender from and against any and all liabilities, obligations, losses, damages, costs and expenses (including reasonable attorneys’ fees, court costs and costs of appeal), causes of action, suits, claims, demands and judgments of any nature of description whatsoever which may at any time be imposed upon, incurred or suffered by or awarded against Lender as a result of: (a) Proceeds paid to, or upon the order of, Borrower or its Affiliates under any insurance policies (or paid as a result of any other claim or cause of action against any person or entity) by reason of damage, loss or destruction to all or any portion of the Mortgaged Property, to the full extent of such Proceeds not previously delivered to Lender, but which, under the terms of the Loan Documents, should have been delivered to Lender; (b) Proceeds resulting from the condemnation or other taking in lieu of condemnation of all or any portion of the Mortgaged Property, or any of them, to the full extent of such Proceeds paid to, or upon the order of, Borrower or its Affiliates and not previously delivered to Lender, but which, under the terms of the Loan Documents, should have been delivered to Lender; (c) tenant security deposits or other refundable deposits or letters of credit paid to or held by Borrower, its Affiliates or its members, partners, officers and agents in connection with Leases of all or any portion of the Mortgaged Property which are not applied in accordance with the terms of the applicable Lease or other agreement or paid to, or upon the order of, Lender; (d) Gross Revenues and other payments received from the Master Lessee under the Master Lease paid more than one (1) month in advance; (e) Gross Revenues of all or any portion of the Mortgaged Property (to the extent received by Borrower or its Affiliates) received during or applicable to a period after any written notice of default is given to Borrower from Lender under the Loan Documents in the event of any default by Borrower thereunder which are not either applied to the ordinary and necessary expenses of owning and operating the Mortgaged Property or paid to Lender in accordance with the Loan Documents; (f) damage to the Mortgaged Property as a result of the intentional misconduct or gross negligence of Borrower, its Affiliates or any of their officers, directors, members, managers, or general partners, or any agent, employee or other Person authorized or apparently authorized to act on behalf of Borrower or such persons, or any removal of any of the Mortgaged Property in violation of the terms of the Loan Documents; (g) until such time as Borrower has transferred actual possession and control of the Mortgaged Property to Lender, to a duly appointed receiver of the Mortgaged Property, to a purchaser at a foreclosure sale or to a transferee in lieu of foreclosure, for Borrower’s failure to pay (or deposit into reserves held by Lender funds sufficient to pay) any valid taxes, assessments, mechanics’ liens, materialmen’s liens or other obligations which could create Liens on any portion of the Mortgaged Property which would be superior to the Lien of the Mortgage or the other Loan Documents, to the full extent of the lesser of (i) the amount claimed by any such claimant and (ii) Gross Revenues after (x) with respect to any such taxes or assessments, the commencement of the period covered by such taxes or assessments, and (y) with respect to any such mechanic’s liens, materialmen’s liens or other Liens, the date of filing thereof, and in the case of clauses (x) and (y) above, not applied to debt service on the Loan or the ordinary and necessary expenses of owning and operating the Mortgaged Property or paid to Lender; (h) failure by Borrower to comply with any obligations and indemnities of Borrower under the Loan Documents relating to Hazardous Materials or Environmental Laws to the full extent of any losses or damages (including those resulting from diminution in value of the Mortgaged Property to the extent actually incurred by Lender) incurred by Lender; (i) fraud or material misrepresentation by Borrower, Borrower Representative or Carveout Guarantor or any of their respective officers, board members, members, managers or partners to the full extent of any losses, damages and expenses of Lender on account thereof; (j) for any amounts paid to Borrower under Leases containing early lease termination options or otherwise paid by tenants in consideration of an early termination of any lease and not delivered to Lender to be held in accordance with the other Loan Documents; (k) for waste to the Mortgaged Property; (l) any judicial, administrative or other action by Borrower, Carveout Guarantor or any of their Affiliates that delays, impairs or interferes with the exercise of Lender’s rights and remedies under the Loan Documents; (m) any criminal activity by Borrower or Carveout Guarantor or their respective agents, employees or officer; (n) the occurrence of a Default with respect to Sections 5.4, 7.4, 7.11, 7.13, 7.14 or 7.16; (o) the Master Lease, the collateral assignment of the Master Lease or the Master Lease Guaranty is not enforceable by Lender following an Event of Default; or (p) Master Lessee, Borrower or Carveout Guarantor challenges any enforcement of Lender’s remedies in connection therewith or under the Master Lease and/or the Master Lease Guaranty.

11.14 Performance by Lender/Attorney-in-Fact. In the event that Borrower shall at any time fail to duly and punctually pay, perform, observe or comply with any of its covenants and agreements hereunder or under the other Loan Documents or if any Event of Default hereunder shall exist, then Lender may (but shall in no event be required to) make any such payment or perform any such term, provision, condition, covenant or agreement or cure any such Event of Default. Lender shall not take action under this Section 11.14 prior to the occurrence of an Event of Default unless in Lender’s good faith judgment reasonably exercised, such action is necessary or appropriate in order to preserve the value of the Collateral, to protect Persons or property, or Borrower has abandoned the Mortgaged Property or any portion thereof. Lender shall not be obligated to continue any such action having commenced the same and may cease the same without notice to Borrower. Any amounts expended by Lender in connection with such action shall constitute additional advances hereunder, the payment of which is additional Indebtedness, secured by the Loan Documents and shall become due and payable upon demand by Lender, with interest at the Default Rate from the date of disbursement thereof until fully paid. No further direction or authorization from Borrower shall be necessary for such disbursements. The execution of this Agreement by Borrower shall and hereby does constitute an irrevocable direction and authorization to Lender to so disburse such funds. Borrower hereby irrevocably appoints Lender, as its attorney-in-fact, coupled with an interest, with full authority in the place and stead of Borrower and in the name of Borrower or otherwise (A) during the existence of an Event of Default in the discretion of Lender, to take any action and to execute any instrument which Lender may deem necessary to accomplish the purpose of this Agreement or any other Loan Document, including the following: (i) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for monies due and to become due under or in respect of the Accounts and/or any of the Loan Account Collateral; (ii) to receive, endorse, and collect (A) any Gross Revenues, (B) any instruments made payable to Borrower representing any dividend, payment of principal, interest, redemption price, purchase price or other distribution or payment in respect of any Loan Account Collateral, or (C) any other instruments, documents and chattel paper received in connection with this Agreement or any other Loan Document; and (iii) to file any claims, or take any action or institute any proceedings which Lender shall deem necessary or desirable for the collection of any Gross Revenues in the event that Borrower shall fail to do so, or otherwise to enforce the rights of Lender with respect to this Agreement; (B) to execute and/or file, without the signature of Borrower, any Financing Statements, continuation statements, or other filing, and any amendment thereof, relating to the Loan Account Collateral; (C) to give notice to any third parties which may be required to perfect Lender’s security interest in the Loan Account Collateral; and (D) during the existence of an Event of Default, to register, purchase, sell, assign, transfer, pledge or take any other action with respect to any Loan Account Collateral in accordance with this Agreement or any Loan Document. Lender shall notify Borrower of Lender’s taking of any action as attorney-in-fact, or otherwise in Borrower’s name, pursuant to the provisions of this Section.

11.15 Brokerage Claims. Borrower shall protect, defend, indemnify and hold Lender harmless from and against all loss, cost, liability and expense incurred as a result of any claim for a broker’s or finder’s fee against Lender or any Person, in connection with the transaction herein contemplated, provided such claim is made by or arises through or under Borrower or is based in whole or in part upon alleged acts or omissions of Borrower. Lender shall protect, defend, indemnify and hold Borrower harmless from and against all loss, cost, liability and expense incurred as a result of any claim for a broker’s or finder’s fee against Borrower or any other Person in connection with the transaction herein contemplated other than Broker, provided such claim is made by or arises through or under Lender or is based in whole or in part upon alleged acts or omissions of Lender.

11.16 Agreement. THE RIGHTS AND OBLIGATIONS OF BORROWER AND LENDER SHALL BE DETERMINED SOLELY FROM THIS WRITTEN LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND ANY PRIOR ORAL OR WRITTEN AGREEMENTS BETWEEN LENDER AND BORROWER CONCERNING THE SUBJECT MATTER HEREOF AND OF THE OTHER LOAN DOCUMENTS ARE SUPERSEDED BY AND MERGED INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY NOT BE VARIED BY ANY ORAL AGREEMENTS OR DISCUSSIONS THAT OCCUR BEFORE, CONTEMPORANEOUSLY WITH, OR SUBSEQUENT TO THE EXECUTION OF THIS LOAN AGREEMENT OR THE LOAN DOCUMENTS. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENTS BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

SECTION 12

ADDITIONAL MASTER LEASE PROVISIONS

12.1 Representations, Warranties and Covenants of Master Lessee. Master Lessee is a corporation duly organized and validly existing under the laws of the State of Delaware, and is qualified to do business in the State where the Mortgaged Property is located. Master Lessee has full power and authority to enter into and carry out the terms of the Master Lease. Master Lessee is in good standing under the laws of the State of Delaware. A true and complete copy of all organizational documents creating or governing Master Lessee has been delivered to Lender.

12.2 Satisfaction of Borrower Obligations by Master Lessee. Except for transfers which are expressly pre-approved under the terms of the Master Lease and are not subject to Borrower’s consent, as Master Lessor, the Master Lessee shall not transfer, assign or pledge the Master Lease without Lender’s prior written consent (not to be unreasonably withheld, conditions or delayed). In addition, any and all of the covenants set forth in the Loan Documents may be satisfied by either Master Lessee or Borrower; provided, however, that if such covenant is one that can be complied with by both Master Lessee and Borrower then either Master Lessee or Borrower shall be permitted to satisfy any such covenant. Further, any factual representations made by Borrower under the Loan Documents shall be deemed correct if such representation would be correct if made by Master Lessee but only to the extent consistent with the transactions contemplated in this Loan Agreement. A Default or Event of Default caused by the Master Lessee shall constitute a Default or Event of Default by Borrower.

12.3 Subordination of Master Lease.

(A) The Master Lease and all right, title and interest of Master Lessee thereunder and in and to the Mortgaged Property or any portion thereof, if any, are and shall be subject and subordinate to the lien of the Mortgage, including, without limitation, any and all fees and reimbursable expenses and other sums payable to Master Lessee under the Master Lease. Master Lessee hereby acknowledges that all provisions of the Master Lease relating to the application of insurance proceeds and condemnation awards are subject to and junior and inferior to the terms and provisions of the Mortgage and the other Loan Documents, and the terms and provisions of the Mortgage and the other Loan Documents shall govern and control in the event of any conflict.

(B) Master Lessee agrees that, upon a foreclosure of the Mortgage, provided that the Master Lease has not expired or otherwise been earlier terminated in accordance with its terms for reasons other than such foreclosure, Master Lessee shall attorn to any Subsequent Owner and shall remain bound by all of the terms, covenants and conditions of the Master Lease, for the balance of the remaining term thereof (and any renewals thereof which may be effected in accordance with the Master Lease) with the same force and effect as if such Subsequent Owner were the landlord under the Master Lease and without the payment by such Subsequent Owner of any fees arising from such succession to the interests of such landlord. Such attornment shall be effective and self-operative as an agreement between Master Lessee and Subsequent Owner without the execution of any further instruments on the part of any party; provided, however, that at Lender’s request, Master Lessee shall execute a commercially reasonable instrument confirming such attornment. If any Subsequent Owner shall elect, for any reason whatsoever, to succeed to the interest of Borrower under the Master Lease, without terminating the Master Lease, such Subsequent Owner shall not be (i) liable for any act or omission of any prior landlord (including Borrower), (ii) subject to any offsets or defenses which Master Lessee might have against any prior landlord (including Borrower), (iii) liable for or bound by any fees, commissions, rent, security deposit, additional rent or other sums or deposits which Master Lessee might have paid to any prior landlord (including Borrower) unless actually received by Subsequent Owner, or (iv) bound by any amendment or modification of the Master Lease made without the Lender’s or such Subsequent Owner’s express written consent if required hereunder.

(C) Upon a foreclosure of the Mortgage, notwithstanding the rights of Subsequent Owner under (B) above, unless Subsequent Owner, in its sole and absolute discretion, elects otherwise, such foreclosure of the Mortgage shall terminate the Master Lease, without payment of any termination fees, liquidated damages or other fees and charges under the Master Lease. Master Lessee expressly agrees that it shall not, in any event, cause or permit any lien, claim of lien, encumbrance or other charge to be placed or asserted against the Mortgaged Property or any portion thereof. Upon any such termination of the Master Lease by Lender or other Subsequent Owner, Master Lessee shall promptly remit and deliver to Lender or other Subsequent Owner an accounting of, all property, leases, rents, contracts and collateral then held by or under the control of Master Lessee (collectively, “Master Lessee’s Property”). Upon any such termination, Master Lessee shall afford to Lender or other Subsequent Owner all rights and benefits provided to Master Lessor under the Master Lease, including, without limitation, cooperating and assisting Lender or Subsequent Owner to effect a smooth transition of ownership, assigning to Lender or such Subsequent Owner all operating licenses and permits for the IBX Centers then issued in Master Lessee’s name as landlord of such IBX Centers (to the extent assignable) and delivering to Lender (or its designee) or such Subsequent Owner, all keys, locks and safe combinations, ledgers, bank statements for the Mortgaged Property accounts, books and records, insurance policies, and other documents and agreements required for the ownership of the Mortgaged Property as maintained by Master Lessee. If such assignment of licenses and permits is not permitted by the Legal Requirements, Master Lessee shall cooperate with, and provide reasonable assistance to, Lender or such Subsequent Owner in its efforts to obtain such licenses and permits for the normal use and operation of the Mortgaged Property.

Upon the written request of Lender or other Subsequent Owner, Master Lessee shall periodically execute and deliver a statement, in a form reasonably satisfactory to Lender or such Subsequent Owner, reaffirming Master Lessee’s obligation to attorn as set forth in this Section 12.

12.4 Master Lease Guaranty. As additional security for the Loan, Carveout Guarantor will enter into a guaranty of the Master Lease (the “Master Lease Guaranty”) on terms and conditions acceptable to Lender.

12.5 Representations, Warranties and Covenants of Carveout Guarantor with respect to the Master Lease. Carveout Guarantor is a corporation duly organized and validly existing under the laws of the State of Delaware, and is qualified to do business in the State where the Mortgaged Property is located. Carveout Guarantor has full power and authority to enter into and carry out the terms of the Master Lease Guaranty. Carveout Guarantor is in good standing under the laws of the State of Delaware. A true and complete copy of all organizational documents creating or governing Carveout Guarantor has been delivered to Lender. Carveout Guarantor hereby acknowledges and agrees that the Master Lease Guaranty shall be assigned to Lender in connection with the Loan.

SECTION 13

SUBDIVISION AND PARTIAL RELEASE

13.1 Conditions to Subdivision and Partial Release. Borrower shall be permitted to subdivide the Land into two separate legal parcels (the “Subdivision”) and create reciprocal easements subject to Lender’s reasonable consent, and upon said Subdivision, be entitled to a partial release (the “Partial Release”) of that certain portion of the Mortgaged Property shown on Exhibit F (the “Release Property”) resulting from the Subdivision, subject to the satisfaction of following conditions precedent in a manner satisfactory to the Lender in its sole and absolute discretion (the “Subdivision and Partial Release Requirements”):

(A) Lender reasonably approves of all subdivision documents, including, without limitation, any plats or plans relating thereto and any documents establishing cross-easements or restrictive covenants, including, without limitation, Lender’s receipt and approval of all easements necessary to allow each of the subdivided parcels access and cost sharing and use of shared facilities;

(B) The Subdivision complies with, and the Mortgaged Property after giving effect to the Subdivision will comply with, all Laws and Legal Requirements

(C) Delivery to the Lender of not less than thirty (30) days prior written notice of the proposed release requesting that the Lender release the Release Property and providing such additional documentation and information as may be necessary for the Lender to consider such request;

(D) No Default or Event of Default shall have occurred and be continuing;

(E) The Borrower shall have delivered to the Lender a certificate executed by an authorized officer of the Borrower certifying in form acceptable to the Lender that each of the representations and warranties of the Borrower, Carveout Guarantor and Borrower Representative contained in the Loan Documents is true, complete and correct in all material respects as of the effective date of the partial release;

(F) The Carveout Guarantor shall have executed and delivered to the Lender a reaffirmation of its obligations under the Carveout Guaranty and the Master Lease in form acceptable to the Lender affirming that the Obligations of the Carveout Guarantor under the Carveout Guaranty and the Master Lease are and shall continue to be in full force and effect;

(G) No event, circumstances or state of facts shall have occurred or exist, or will be likely to occur or exist after the release of the Release Property, resulting in a Material Adverse Effect;

(H) The Transfer and release of the Release Property from the lien of the Mortgage will not violate, and the Remaining Mortgaged Property after the release will not be in violation of, any Legal Requirements, including, without limitation, zoning and subdivision laws and Borrower shall provide Lender with evidence of compliance of each of the subdivided parcels with such Legal Requirements;

(I) The Release Property will constitute one or more tax lots separate and distinct from the tax lot or lots applicable to the Remaining Mortgaged Property encumbered by the lien of the Mortgage, and shall constitute a separate subdivided parcel;

(J) The Lender shall have received an updated Survey reflecting the Subdivision and the Partial Release in form and substance satisfactory to Lender;

(K) At Borrower’s sole cost and expense, the Title Company issues to Lender an updated title insurance policy or date-down endorsement to the Title Policy, in form and substance acceptable to the Lender, (i) insuring Lender’s first priority lien on the Mortgaged Property is not impaired by the Subdivision or Partial Release, (ii) reflecting the Partial Release, and (iii) disclosing no additional exceptions or encumbrances affecting the Mortgaged Property except for the Permitted Exceptions, and updates to existing endorsements of the Title Policy, if applicable, or new endorsements as Lender may reasonably require, including, without limitation, a subdivision endorsement in form and substance acceptable to Lender;

(L) All necessary easements and shared facility agreements reasonably required by Lender with respect to the Remaining Mortgaged Property are in place;

(M) Borrower, Borrower Representative and/or Carveout Guarantor shall execute and deliver such documentation in connection with the Subdivision and the Partial Release as Lender may reasonably request to effectuate the Subdivision and/or the Partial Release, including, without limitation, such modifications to the Loan Documents as Lender, its counsel or title agent may request, and updated legal opinions (such opinions shall be in form, scope and substance satisfactory to the Lender and the Lender’s counsel in their reasonable discretion);

(N) The Lender shall have received such other documents, certificates, instruments, opinions or assurances as the Lender may reasonably request;

(O) The Borrower shall pay all of the Lender’s reasonable out-of-pocket costs and expenses incurred by the Lender in connection with such request for such Subdivision and/or Partial Release, including, without limitation, all recording costs, transfer taxes, title premiums and reasonable legal fees, regardless of whether or not such Subdivision or Partial Release is consummated; and

(P) The Release Property may be Transferred to an Affiliate of Borrower subject to the additional condition that the Release Property shall not at any time thereafter during the term of the Loan, while under the ownership of an Affiliate of Borrower, be used in a manner which could result in a Material Adverse Effect, including without limitation, diminishing the value of the Remaining Mortgaged Property in any way, or directly or indirectly compete with the IBX Center located on the Remaining Mortgaged Property (the breach of such additional condition shall result in an Event of Default hereunder in the event such breach is not cured within the notice and cure periods set forth in Section 9.1(D) hereof).

13.2 Partial Release. Upon satisfaction of the Subdivision and Partial Release Requirements, the Lender shall release the Lien of the Mortgage with respect to the Release Property and deliver to the Borrower a duly executed release or reconveyance in recordable form, a UCC-3 release of security interest and other such documents as may be reasonably required to release the Release Property from the Lien of the Mortgage.

Witness the due execution hereof by the undersigned as of the date first written above.

BORROWER:

CHI 3, LLC,
a Delaware limited liability company

By:	/s/ Keith D. Taylor
Name:	Keith D. Taylor
Its:	Manager

LENDER:

SFT I, INC.,
a Delaware corporation

By:	/s/ Barclay G. Jones, III
Name:	Barclay G. Jones, III
Its:	Executive Vice President

[Joiner by Master Lessee/Borrower Representative

and Carveout Guarantor on Following Page]

Development Loan and Security Agreement – Signature Page

JOINDER BY MASTER LESSEE/ BORROWER REPRESENTATIVE AND CARVEOUT GUARANTOR: Master Lessee/Borrower Representative and Carveout Guarantor hereby acknowledge and agree to the terms and conditions set forth in Sections 11.12 and 12 of this Agreement.

MASTER LESSEE AND BORROWER REPRESENTATIVE:

EQUINIX OPERATING CO., INC.,
a Delaware corporation

By:	/s/ Keith D. Taylor
Name:	Keith D. Taylor
Its:	CFO

CARVEOUT GUARANTOR:

EQUINIX, INC.,
a Delaware corporation

By:	/s/ Keith D. Taylor
Name:	Keith D. Taylor
Its:	CFO

Development Loan and Security Agreement – Signature Page

PROMISSORY NOTE - ONE

$90,000,000.00	as of February 2, 2007

FOR VALUE RECEIVED, CHI 3, LLC, a Delaware limited liability company (“Borrower”), promises to pay to the order of SFT I, INC., a Delaware corporation (“Holder”) at 1114 Avenue of the Americas, 27th Floor, New York, New York 10036, or at such other place as Holder may from time to time in writing designate, in lawful money of the United States of America, the principal sum of NINETY MILLION AND NO/100 DOLLARS ($90,000,000.00) or such other sum as may be the total amount outstanding pursuant to this Note (the “Loan”), payable at such rates and at such times as are provided in the Loan Agreement (as hereinafter defined).

Payments of both principal and interest are to be made in lawful money of the United States of America.

This Promissory Note-One (this “Note”) evidences Indebtedness incurred under, and is subject to the terms and provisions of, that certain Development Loan and Security Agreement of even date herewith, by and among the Borrower and the Holder (herein, as the same may be further amended, modified or supplemented from time to time, called the “Loan Agreement”). The Loan Agreement, to which reference is hereby made, sets forth said terms and provisions, including those under which this Note may or must be paid prior to its due date or may have its due date accelerated or extended. The Loan Agreement also contains provisions for the payment of late charges and interest at the Default Rate, all as more specifically set forth therein. Repayment of the Indebtedness evidenced by this Note is secured by the Mortgage and the other Loan Documents referred to in the Loan Agreement, and reference is made thereto for a statement of terms and provisions.

Terms used but not otherwise defined herein are used herein as defined in the Loan Agreement.

This Note may only be prepaid in whole or in part in accordance with the terms of Section 2.4 of the Loan Agreement (or as otherwise expressly provided elsewhere in the Loan Agreement or the other Loan Documents). Any payments of the outstanding principal balance of the Loan evidenced by this Note, whether voluntary or involuntary, shall be accompanied by interest accrued to the date of prepayment and the Prepayment Premium, to the extent, if any, provided in Section 2.4 of the Loan Agreement (except to the extent any other provision of the Loan Agreement expressly provides otherwise).

EXCEPT AS OTHERWISE EXPRESSLY PERMITTED IN THIS NOTE OR THE OTHER LOAN DOCUMENTS, BORROWER HEREBY EXPRESSLY (i) WAIVES ANY RIGHTS IT MAY HAVE UNDER LAW TO PREPAY THIS NOTE, IN WHOLE OR IN PART, WITHOUT PENALTY, UPON ACCELERATION OF THE MATURITY DATE, AND (ii) AGREES THAT IF, FOR ANY REASON, A PREPAYMENT OF ALL OR ANY PORTION OF THE PRINCIPAL AMOUNT OF THIS NOTE IS MADE, INCLUDING, WITHOUT LIMITATION, UPON OR FOLLOWING ANY ACCELERATION OF THE MATURITY DATE BY HOLDER ON ACCOUNT OF ANY DEFAULT BY BORROWER,

INCLUDING, WITHOUT LIMITATION, ANY TRANSFER, DISPOSITION, OR FURTHER ENCUMBRANCE PROHIBITED OR RESTRICTED BY THE LOAN AGREEMENT, THEN BORROWER SHALL BE OBLIGATED TO PAY CONCURRENTLY WITH SUCH PREPAYMENT THE PREPAYMENT PREMIUM TO THE EXTENT REQUIRED UNDER SECTION 2.4 OF THE LOAN AGREEMENT. BY INITIALING THIS PROVISION IN THE SPACE PROVIDED BELOW, BORROWER HEREBY DECLARES THAT (1) EACH OF THE MATTERS SET FORTH IN THIS PARAGRAPH IS TRUE AND CORRECT, (2) HOLDER’S AGREEMENT TO MAKE THE LOAN EVIDENCED BY THIS NOTE AT THE INTEREST RATES SET FORTH IN THE LOAN AGREEMENT AND FOR THE TERM SET FORTH IN THIS NOTE CONSTITUTES ADEQUATE CONSIDERATION FOR THIS WAIVER AND AGREEMENT, AND HAS BEEN GIVEN INDIVIDUAL WEIGHT BY BORROWER AND HOLDER, (3) BORROWER IS A SOPHISTICATED AND KNOWLEDGEABLE REAL ESTATE INVESTOR WITH COMPETENT AND INDEPENDENT LEGAL COUNSEL, AND (4) BORROWER FULLY UNDERSTANDS THE EFFECT OF THIS WAIVER AND AGREEMENT.

/s/ KT
On behalf of the Borrower

The remedies of Holder, as provided in this Note, the Loan Agreement and the other Loan Documents, shall be cumulative and concurrent and may be pursued singularly, successively or together, at the sole discretion of Holder, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof. In any action, sale of collateral, or other proceedings to enforce this Note, the Loan Agreement or any other Loan Document, Holder need not file or produce the original of this Note, but only need file or produce a photocopy of this Note certified by Holder to be a true and correct copy of this Note.

In the event of any dispute, action or lawsuit regarding the terms hereof, subject to the provisions of the Loan Agreement, the prevailing party will have the right to recover from the other party all court costs and reasonable attorneys’ fees and disbursements incurred with respect thereto, in addition to all other applicable damages and costs.

BORROWER AND ANY GUARANTOR OF THIS NOTE WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, DILIGENCE, PRESENTMENT FOR PAYMENT, DEMAND, NOTICE OF DEMAND, NOTICE OF PROTEST, NOTICE OF NONPAYMENT OR DISHONOR, NOTICE OF INTENTION TO ACCELERATE, NOTICE OF ACCELERATION, PROTEST AND NOTICE OF PROTEST OF THIS NOTE, AND ALL OTHER NOTICES (OTHER THAN AS EXPRESSLY PROVIDED IN THE LOAN AGREEMENT OR OTHER LOAN DOCUMENTS) IN CONNECTION WITH THE DELIVERY, ACCEPTANCE, PERFORMANCE, DEFAULT OR ENFORCEMENT OF THE PAYMENT OF THIS NOTE. BORROWER FURTHER WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL VALUATION AND APPRAISEMENT PRIVILEGES, CLAIMS OF LACK OF DILIGENCE OR DELAYS IN COLLECTION OR ENFORCEMENT OF THIS NOTE, THE RELEASE OF ANY PARTY LIABLE, THE RELEASE OF ANY SECURITY FOR THE DEBT, THE TAKING OF ANY ADDITIONAL SECURITY AND ANY OTHER INDULGENCE OF FORBEARANCE.

Holder shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Holder, and then only to the extent specifically set forth in the writing. The acceptance by Holder of any payment hereunder which is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the foregoing options at that time or at any subsequent time or nullify any prior exercise of any such option without the express consent of Holder, except as and to the extent otherwise provided by law. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.

PURSUANT TO SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BORROWER AND ANY GUARANTOR OF THIS NOTE AGREE THAT THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES OF AMERICA AND THE LAWS OF THE STATE OF NEW YORK. IN ACCORDANCE WITH SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BORROWER AGREES THAT ANY ACTION TO ENFORCE THE TERMS OF THIS NOTE MAY BE COMMENCED IN ANY COURT LOCATED IN THE STATE OF NEW YORK. BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, AND BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

Whenever used, the singular number shall include the plural, the plural shall include the singular, and the words “Holder” and “Borrower” shall be deemed to include their respective heirs, executors, successors and assigns.

All notices which Holder or Borrower may be required or permitted to give hereunder shall be made in the same manner as set forth in Section 11.5 of the Loan Agreement.

In the event any one or more of the provisions hereof shall be invalid, illegal or unenforceable in any respect, the validity of the remaining provisions hereof shall be in no way affected, prejudiced or disturbed thereby.

Borrower acknowledges that Holder may, in its sole discretion, sell all or any part of its interest in the Loan evidenced by this Note, including, without limitation, for purposes of effecting a Securitization.

Notwithstanding anything to the contrary contained in this Note or any other Loan Documents, to the fullest extent permitted by applicable law, the Holder’s rights hereunder shall be reinstated and revived, and the enforceability of this Note and the other Loan Documents shall continue, with respect to any amount at any time paid on account of the Loan which thereafter shall be required to be restored by Holder pursuant to a court order or judgment (whether or not final or non-appealable), as though such amount had not been paid. The rights of Holder created or granted herein and the enforceability of the Loan Documents at all times shall, to the fullest extent permitted by applicable law, remain effective to cover the full amount of the Loan even though the Loan, including any part thereof or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against any other party and whether or not any other party shall have any personal liability with respect thereto.

Borrower and Holder, by acceptance of this Note, hereby agree that the Loan Documents supersede any prior oral or written agreements of the parties; without limiting the generality of the foregoing, in the event of conflict between the terms of this Note and the terms of the Loan Agreement, the terms of the Loan Agreement shall prevail.

Time is of the essence for the performance of each and every covenant of the parties hereunder or under the other Loan Documents. No excuse, delay, act of God, or other reason, whether or not within the control of Borrower or Holder (as the case may be), shall operate to defer, reduce or waive Borrower’s or Holder’s (as the case may be) performance of any such covenant or obligation.

This Note shall be subject to the limitation of liability set forth in Section 11.13 of the Loan Agreement, the terms of which are incorporated herein by reference.

[EXECUTION ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Borrower, intending to be legally bound hereby, has duly executed this Note the day and year first above written.

BORROWER:

CHI 3, LLC
a Delaware limited liability company

By:	/s/ Keith D. Taylor
Name:	Keith D. Taylor
Manager

PROMISSORY NOTE - TWO

$9,500,000.00	as of February 2, 2007

FOR VALUE RECEIVED, CHI 3, LLC, a Delaware limited liability company (“Borrower”), promises to pay to the order of OAK HILL CREDIT ALPHA FINANCE I (Offshore), LTD. (“Holder”) at c/o SFT I, Inc. (“SFT I”), 1114 Avenue of the Americas, 27th Floor, New York, New York 10036, or at such other place as SFT I may from time to time in writing designate, in lawful money of the United States of America, the principal sum of NINE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($9,500,000.00) or such other sum as may be the total amount outstanding pursuant to this Note (the “Loan”), payable at such rates and at such times as are provided in the Loan Agreement (as hereinafter defined).

Payments of both principal and interest are to be made in lawful money of the United States of America.

This Promissory Note-Two (this “Note”) evidences Indebtedness incurred under, and is subject to the terms and provisions of, that certain Development Loan and Security Agreement of even date herewith, by and among the Borrower and SFT I (herein, as the same may be further amended, modified or supplemented from time to time, called the “Loan Agreement”). The Loan Agreement, to which reference is hereby made, sets forth said terms and provisions, including those under which this Note may or must be paid prior to its due date or may have its due date accelerated or extended. The Loan Agreement also contains provisions for the payment of late charges and interest at the Default Rate, all as more specifically set forth therein. Repayment of the Indebtedness evidenced by this Note is secured by the Mortgage and the other Loan Documents referred to in the Loan Agreement, and reference is made thereto for a statement of terms and provisions.

Terms used but not otherwise defined herein are used herein as defined in the Loan Agreement.

This Note may only be prepaid in whole or in part in accordance with the terms of Section 2.4 of the Loan Agreement (or as otherwise expressly provided elsewhere in the Loan Agreement or the other Loan Documents). Any payments of the outstanding principal balance of the Loan evidenced by this Note, whether voluntary or involuntary, shall be accompanied by interest accrued to the date of prepayment and the Prepayment Premium, to the extent, if any, provided in Section 2.4 of the Loan Agreement (except to the extent any other provision of the Loan Agreement expressly provides otherwise).

EXCEPT AS OTHERWISE EXPRESSLY PERMITTED IN THIS NOTE OR THE OTHER LOAN DOCUMENTS, BORROWER HEREBY EXPRESSLY (i) WAIVES ANY RIGHTS IT MAY HAVE UNDER LAW TO PREPAY THIS NOTE, IN WHOLE OR IN PART, WITHOUT PENALTY, UPON ACCELERATION OF THE MATURITY DATE, AND (ii) AGREES THAT IF, FOR ANY REASON, A PREPAYMENT OF ALL OR ANY PORTION OF THE PRINCIPAL AMOUNT OF THIS NOTE IS MADE, INCLUDING,

WITHOUT LIMITATION, UPON OR FOLLOWING ANY ACCELERATION OF THE MATURITY DATE BY HOLDER ON ACCOUNT OF ANY DEFAULT BY BORROWER, INCLUDING, WITHOUT LIMITATION, ANY TRANSFER, DISPOSITION, OR FURTHER ENCUMBRANCE PROHIBITED OR RESTRICTED BY THE LOAN AGREEMENT, THEN BORROWER SHALL BE OBLIGATED TO PAY CONCURRENTLY WITH SUCH PREPAYMENT THE PREPAYMENT PREMIUM TO THE EXTENT REQUIRED UNDER SECTION 2.4 OF THE LOAN AGREEMENT. BY INITIALING THIS PROVISION IN THE SPACE PROVIDED BELOW, BORROWER HEREBY DECLARES THAT (1) EACH OF THE MATTERS SET FORTH IN THIS PARAGRAPH IS TRUE AND CORRECT, (2) HOLDER’S AGREEMENT TO MAKE THE LOAN EVIDENCED BY THIS NOTE AT THE INTEREST RATES SET FORTH IN THE LOAN AGREEMENT AND FOR THE TERM SET FORTH IN THIS NOTE CONSTITUTES ADEQUATE CONSIDERATION FOR THIS WAIVER AND AGREEMENT, AND HAS BEEN GIVEN INDIVIDUAL WEIGHT BY BORROWER AND HOLDER, (3) BORROWER IS A SOPHISTICATED AND KNOWLEDGEABLE REAL ESTATE INVESTOR WITH COMPETENT AND INDEPENDENT LEGAL COUNSEL, AND (4) BORROWER FULLY UNDERSTANDS THE EFFECT OF THIS WAIVER AND AGREEMENT.

/s/ KT
On behalf of the Borrower

The remedies of Holder, as provided in this Note, the Loan Agreement and the other Loan Documents, shall be cumulative and concurrent and may be pursued singularly, successively or together, at the sole discretion of Holder, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof. In any action, sale of collateral, or other proceedings to enforce this Note, the Loan Agreement or any other Loan Document, Holder need not file or produce the original of this Note, but only need file or produce a photocopy of this Note certified by Holder to be a true and correct copy of this Note.

In the event of any dispute, action or lawsuit regarding the terms hereof, subject to the provisions of the Loan Agreement, the prevailing party will have the right to recover from the other party all court costs and reasonable attorneys’ fees and disbursements incurred with respect thereto, in addition to all other applicable damages and costs.

BORROWER AND ANY GUARANTOR OF THIS NOTE WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, DILIGENCE, PRESENTMENT FOR PAYMENT, DEMAND, NOTICE OF DEMAND, NOTICE OF PROTEST, NOTICE OF NONPAYMENT OR DISHONOR, NOTICE OF INTENTION TO ACCELERATE, NOTICE OF ACCELERATION, PROTEST AND NOTICE OF PROTEST OF THIS NOTE, AND ALL OTHER NOTICES (OTHER THAN AS EXPRESSLY PROVIDED IN THE LOAN AGREEMENT OR OTHER LOAN DOCUMENTS) IN CONNECTION WITH THE DELIVERY, ACCEPTANCE, PERFORMANCE, DEFAULT OR ENFORCEMENT OF THE PAYMENT OF THIS NOTE. BORROWER FURTHER WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL VALUATION AND APPRAISEMENT PRIVILEGES, CLAIMS OF LACK OF DILIGENCE OR DELAYS IN COLLECTION OR ENFORCEMENT OF THIS NOTE, THE RELEASE OF ANY PARTY LIABLE, THE RELEASE OF ANY SECURITY FOR THE DEBT, THE TAKING OF ANY ADDITIONAL SECURITY AND ANY OTHER INDULGENCE OF FORBEARANCE.

Holder shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Holder, and then only to the extent specifically set forth in the writing. The acceptance by Holder of any payment hereunder which is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the foregoing options at that time or at any subsequent time or nullify any prior exercise of any such option without the express consent of Holder, except as and to the extent otherwise provided by law. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.

PURSUANT TO SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BORROWER AND ANY GUARANTOR OF THIS NOTE AGREE THAT THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES OF AMERICA AND THE LAWS OF THE STATE OF NEW YORK. IN ACCORDANCE WITH SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BORROWER AGREES THAT ANY ACTION TO ENFORCE THE TERMS OF THIS NOTE MAY BE COMMENCED IN ANY COURT LOCATED IN THE STATE OF NEW YORK. BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, AND BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

Whenever used, the singular number shall include the plural, the plural shall include the singular, and the words “Holder” and “Borrower” shall be deemed to include their respective heirs, executors, successors and assigns.

All notices which Holder or Borrower may be required or permitted to give hereunder shall be made in the same manner as set forth in Section 11.5 of the Loan Agreement.

In the event any one or more of the provisions hereof shall be invalid, illegal or unenforceable in any respect, the validity of the remaining provisions hereof shall be in no way affected, prejudiced or disturbed thereby.

Borrower acknowledges that Holder may, in its sole discretion, sell all or any part of its interest in the Loan evidenced by this Note, including, without limitation, for purposes of effecting a Securitization.

Notwithstanding anything to the contrary contained in this Note or any other Loan Documents, to the fullest extent permitted by applicable law, the Holder’s rights hereunder shall be reinstated and revived, and the enforceability of this Note and the other Loan Documents shall continue, with respect to any amount at any time paid on account of the Loan which thereafter shall be required to be restored by Holder pursuant to a court order or judgment (whether or not final or non-appealable), as though such amount had not been paid. The rights of Holder created or granted herein and the enforceability of the Loan Documents at all times shall, to the fullest extent permitted by applicable law, remain effective to cover the full amount of the Loan even though the Loan, including any part thereof or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against any other party and whether or not any other party shall have any personal liability with respect thereto.

Borrower and Holder, by acceptance of this Note, hereby agree that the Loan Documents supersede any prior oral or written agreements of the parties; without limiting the generality of the foregoing, in the event of conflict between the terms of this Note and the terms of the Loan Agreement, the terms of the Loan Agreement shall prevail.

Time is of the essence for the performance of each and every covenant of the parties hereunder or under the other Loan Documents. No excuse, delay, act of God, or other reason, whether or not within the control of Borrower or Holder (as the case may be), shall operate to defer, reduce or waive Borrower’s or Holder’s (as the case may be) performance of any such covenant or obligation.

This Note shall be subject to the limitation of liability set forth in Section 11.13 of the Loan Agreement, the terms of which are incorporated herein by reference.

[EXECUTION ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Borrower, intending to be legally bound hereby, has duly executed this Note the day and year first above written.

BORROWER:

CHI 3, LLC a Delaware limited liability company

By:	/s/ Keith D. Taylor
Name:	Keith D. Taylor
Manager

PROMISSORY NOTE - THREE

$8,000,000.00	as of February 2, 2007

FOR VALUE RECEIVED, CHI 3, LLC, a Delaware limited liability company (“Borrower”), promises to pay to the order of OAK HILL CREDIT OPPORTUNITIES FINANCING, LTD. (“Holder”) at c/o SFT I, Inc. (“SFT I”), 1114 Avenue of the Americas, 27th Floor, New York, New York 10036, or at such other place as SFT I may from time to time in writing designate, in lawful money of the United States of America, the principal sum of EIGHT MILLION AND NO/100 DOLLARS ($8,000,000.00) or such other sum as may be the total amount outstanding pursuant to this Note (the “Loan”), payable at such rates and at such times as are provided in the Loan Agreement (as hereinafter defined).

Payments of both principal and interest are to be made in lawful money of the United States of America.

This Promissory Note-Three (this “Note”) evidences Indebtedness incurred under, and is subject to the terms and provisions of, that certain Development Loan and Security Agreement of even date herewith, by and among the Borrower and SFT I (herein, as the same may be further amended, modified or supplemented from time to time, called the “Loan Agreement”). The Loan Agreement, to which reference is hereby made, sets forth said terms and provisions, including those under which this Note may or must be paid prior to its due date or may have its due date accelerated or extended. The Loan Agreement also contains provisions for the payment of late charges and interest at the Default Rate, all as more specifically set forth therein. Repayment of the Indebtedness evidenced by this Note is secured by the Mortgage and the other Loan Documents referred to in the Loan Agreement, and reference is made thereto for a statement of terms and provisions.

Terms used but not otherwise defined herein are used herein as defined in the Loan Agreement.

This Note may only be prepaid in whole or in part in accordance with the terms of Section 2.4 of the Loan Agreement (or as otherwise expressly provided elsewhere in the Loan Agreement or the other Loan Documents). Any payments of the outstanding principal balance of the Loan evidenced by this Note, whether voluntary or involuntary, shall be accompanied by interest accrued to the date of prepayment and the Prepayment Premium, to the extent, if any, provided in Section 2.4 of the Loan Agreement (except to the extent any other provision of the Loan Agreement expressly provides otherwise).

EXCEPT AS OTHERWISE EXPRESSLY PERMITTED IN THIS NOTE OR THE OTHER LOAN DOCUMENTS, BORROWER HEREBY EXPRESSLY (i) WAIVES ANY RIGHTS IT MAY HAVE UNDER LAW TO PREPAY THIS NOTE, IN WHOLE OR IN PART, WITHOUT PENALTY, UPON ACCELERATION OF THE MATURITY DATE, AND (ii) AGREES THAT IF, FOR ANY REASON, A PREPAYMENT OF ALL OR ANY PORTION OF THE PRINCIPAL AMOUNT OF THIS NOTE IS MADE, INCLUDING, WITHOUT LIMITATION, UPON OR FOLLOWING ANY ACCELERATION OF THE

MATURITY DATE BY HOLDER ON ACCOUNT OF ANY DEFAULT BY BORROWER, INCLUDING, WITHOUT LIMITATION, ANY TRANSFER, DISPOSITION, OR FURTHER ENCUMBRANCE PROHIBITED OR RESTRICTED BY THE LOAN AGREEMENT, THEN BORROWER SHALL BE OBLIGATED TO PAY CONCURRENTLY WITH SUCH PREPAYMENT THE PREPAYMENT PREMIUM TO THE EXTENT REQUIRED UNDER SECTION 2.4 OF THE LOAN AGREEMENT. BY INITIALING THIS PROVISION IN THE SPACE PROVIDED BELOW, BORROWER HEREBY DECLARES THAT (1) EACH OF THE MATTERS SET FORTH IN THIS PARAGRAPH IS TRUE AND CORRECT, (2) HOLDER’S AGREEMENT TO MAKE THE LOAN EVIDENCED BY THIS NOTE AT THE INTEREST RATES SET FORTH IN THE LOAN AGREEMENT AND FOR THE TERM SET FORTH IN THIS NOTE CONSTITUTES ADEQUATE CONSIDERATION FOR THIS WAIVER AND AGREEMENT, AND HAS BEEN GIVEN INDIVIDUAL WEIGHT BY BORROWER AND HOLDER, (3) BORROWER IS A SOPHISTICATED AND KNOWLEDGEABLE REAL ESTATE INVESTOR WITH COMPETENT AND INDEPENDENT LEGAL COUNSEL, AND (4) BORROWER FULLY UNDERSTANDS THE EFFECT OF THIS WAIVER AND AGREEMENT.

/s/ KT
On behalf of the Borrower

The remedies of Holder, as provided in this Note, the Loan Agreement and the other Loan Documents, shall be cumulative and concurrent and may be pursued singularly, successively or together, at the sole discretion of Holder, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof. In any action, sale of collateral, or other proceedings to enforce this Note, the Loan Agreement or any other Loan Document, Holder need not file or produce the original of this Note, but only need file or produce a photocopy of this Note certified by Holder to be a true and correct copy of this Note.

In the event of any dispute, action or lawsuit regarding the terms hereof, subject to the provisions of the Loan Agreement, the prevailing party will have the right to recover from the other party all court costs and reasonable attorneys’ fees and disbursements incurred with respect thereto, in addition to all other applicable damages and costs.

BORROWER AND ANY GUARANTOR OF THIS NOTE WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, DILIGENCE, PRESENTMENT FOR PAYMENT, DEMAND, NOTICE OF DEMAND, NOTICE OF PROTEST, NOTICE OF NONPAYMENT OR DISHONOR, NOTICE OF INTENTION TO ACCELERATE, NOTICE OF ACCELERATION, PROTEST AND NOTICE OF PROTEST OF THIS NOTE, AND ALL OTHER NOTICES (OTHER THAN AS EXPRESSLY PROVIDED IN THE LOAN AGREEMENT OR OTHER LOAN DOCUMENTS) IN CONNECTION WITH THE DELIVERY, ACCEPTANCE, PERFORMANCE, DEFAULT OR ENFORCEMENT OF THE PAYMENT OF THIS NOTE. BORROWER FURTHER WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL VALUATION AND APPRAISEMENT PRIVILEGES, CLAIMS OF LACK OF DILIGENCE OR DELAYS IN COLLECTION OR ENFORCEMENT OF THIS NOTE, THE RELEASE OF ANY PARTY LIABLE, THE RELEASE OF ANY SECURITY FOR THE DEBT, THE TAKING OF ANY ADDITIONAL SECURITY AND ANY OTHER INDULGENCE OF FORBEARANCE.

Holder shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Holder, and then only to the extent specifically set forth in the writing. The acceptance by Holder of any payment hereunder which is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the foregoing options at that time or at any subsequent time or nullify any prior exercise of any such option without the express consent of Holder, except as and to the extent otherwise provided by law. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.

PURSUANT TO SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BORROWER AND ANY GUARANTOR OF THIS NOTE AGREE THAT THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES OF AMERICA AND THE LAWS OF THE STATE OF NEW YORK. IN ACCORDANCE WITH SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BORROWER AGREES THAT ANY ACTION TO ENFORCE THE TERMS OF THIS NOTE MAY BE COMMENCED IN ANY COURT LOCATED IN THE STATE OF NEW YORK. BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, AND BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

Whenever used, the singular number shall include the plural, the plural shall include the singular, and the words “Holder” and “Borrower” shall be deemed to include their respective heirs, executors, successors and assigns.

All notices which Holder or Borrower may be required or permitted to give hereunder shall be made in the same manner as set forth in Section 11.5 of the Loan Agreement.

In the event any one or more of the provisions hereof shall be invalid, illegal or unenforceable in any respect, the validity of the remaining provisions hereof shall be in no way affected, prejudiced or disturbed thereby.

Borrower acknowledges that Holder may, in its sole discretion, sell all or any part of its interest in the Loan evidenced by this Note, including, without limitation, for purposes of effecting a Securitization.

Notwithstanding anything to the contrary contained in this Note or any other Loan Documents, to the fullest extent permitted by applicable law, the Holder’s rights hereunder shall be reinstated and revived, and the enforceability of this Note and the other Loan Documents shall continue, with respect to any amount at any time paid on account of the Loan which thereafter shall be required to be restored by Holder pursuant to a court order or judgment (whether or not final or non-appealable), as though such amount had not been paid. The rights of Holder created or granted herein and the enforceability of the Loan Documents at all times shall, to the fullest extent permitted by applicable law, remain effective to cover the full amount of the Loan even though the Loan, including any part thereof or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against any other party and whether or not any other party shall have any personal liability with respect thereto.

Borrower and Holder, by acceptance of this Note, hereby agree that the Loan Documents supersede any prior oral or written agreements of the parties; without limiting the generality of the foregoing, in the event of conflict between the terms of this Note and the terms of the Loan Agreement, the terms of the Loan Agreement shall prevail.

Time is of the essence for the performance of each and every covenant of the parties hereunder or under the other Loan Documents. No excuse, delay, act of God, or other reason, whether or not within the control of Borrower or Holder (as the case may be), shall operate to defer, reduce or waive Borrower’s or Holder’s (as the case may be) performance of any such covenant or obligation.

This Note shall be subject to the limitation of liability set forth in Section 11.13 of the Loan Agreement, the terms of which are incorporated herein by reference.

[EXECUTION ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Borrower, intending to be legally bound hereby, has duly executed this Note the day and year first above written.

BORROWER:

CHI 3, LLC a Delaware limited liability company

By:	/s/ Keith D. Taylor
Name:	Keith D. Taylor Manager

PROMISSORY NOTE - FOUR

$2,500,000.00	as of February 2, 2007

FOR VALUE RECEIVED, CHI 3, LLC, a Delaware limited liability company (“Borrower”), promises to pay to the order of OAK HILL CREDIT ALPHA FINANCE I, LLC (“Holder”) at c/o SFT I, Inc. (“SFT I”), 1114 Avenue of the Americas, 27th Floor, New York, New York 10036, or at such other place as SFT I may from time to time in writing designate, in lawful money of the United States of America, the principal sum of TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($2,500,000.00) or such other sum as may be the total amount outstanding pursuant to this Note (the “Loan”), payable at such rates and at such times as are provided in the Loan Agreement (as hereinafter defined).

Payments of both principal and interest are to be made in lawful money of the United States of America.

This Promissory Note-Four (this “Note”) evidences Indebtedness incurred under, and is subject to the terms and provisions of, that certain Development Loan and Security Agreement of even date herewith, by and among the Borrower and SFT I (herein, as the same may be further amended, modified or supplemented from time to time, called the “Loan Agreement”). The Loan Agreement, to which reference is hereby made, sets forth said terms and provisions, including those under which this Note may or must be paid prior to its due date or may have its due date accelerated or extended. The Loan Agreement also contains provisions for the payment of late charges and interest at the Default Rate, all as more specifically set forth therein. Repayment of the Indebtedness evidenced by this Note is secured by the Mortgage and the other Loan Documents referred to in the Loan Agreement, and reference is made thereto for a statement of terms and provisions.

Terms used but not otherwise defined herein are used herein as defined in the Loan Agreement.

This Note may only be prepaid in whole or in part in accordance with the terms of Section 2.4 of the Loan Agreement (or as otherwise expressly provided elsewhere in the Loan Agreement or the other Loan Documents). Any payments of the outstanding principal balance of the Loan evidenced by this Note, whether voluntary or involuntary, shall be accompanied by interest accrued to the date of prepayment and the Prepayment Premium, to the extent, if any, provided in Section 2.4 of the Loan Agreement (except to the extent any other provision of the Loan Agreement expressly provides otherwise).

EXCEPT AS OTHERWISE EXPRESSLY PERMITTED IN THIS NOTE OR THE OTHER LOAN DOCUMENTS, BORROWER HEREBY EXPRESSLY (i) WAIVES ANY RIGHTS IT MAY HAVE UNDER LAW TO PREPAY THIS NOTE, IN WHOLE OR IN PART, WITHOUT PENALTY, UPON ACCELERATION OF THE MATURITY DATE, AND (ii) AGREES THAT IF, FOR ANY REASON, A PREPAYMENT OF ALL OR ANY PORTION OF THE PRINCIPAL AMOUNT OF THIS NOTE IS MADE, INCLUDING,

WITHOUT LIMITATION, UPON OR FOLLOWING ANY ACCELERATION OF THE MATURITY DATE BY HOLDER ON ACCOUNT OF ANY DEFAULT BY BORROWER, INCLUDING, WITHOUT LIMITATION, ANY TRANSFER, DISPOSITION, OR FURTHER ENCUMBRANCE PROHIBITED OR RESTRICTED BY THE LOAN AGREEMENT, THEN BORROWER SHALL BE OBLIGATED TO PAY CONCURRENTLY WITH SUCH PREPAYMENT THE PREPAYMENT PREMIUM TO THE EXTENT REQUIRED UNDER SECTION 2.4 OF THE LOAN AGREEMENT. BY INITIALING THIS PROVISION IN THE SPACE PROVIDED BELOW, BORROWER HEREBY DECLARES THAT (1) EACH OF THE MATTERS SET FORTH IN THIS PARAGRAPH IS TRUE AND CORRECT, (2) HOLDER’S AGREEMENT TO MAKE THE LOAN EVIDENCED BY THIS NOTE AT THE INTEREST RATES SET FORTH IN THE LOAN AGREEMENT AND FOR THE TERM SET FORTH IN THIS NOTE CONSTITUTES ADEQUATE CONSIDERATION FOR THIS WAIVER AND AGREEMENT, AND HAS BEEN GIVEN INDIVIDUAL WEIGHT BY BORROWER AND HOLDER, (3) BORROWER IS A SOPHISTICATED AND KNOWLEDGEABLE REAL ESTATE INVESTOR WITH COMPETENT AND INDEPENDENT LEGAL COUNSEL, AND (4) BORROWER FULLY UNDERSTANDS THE EFFECT OF THIS WAIVER AND AGREEMENT.

/s/ KT
On behalf of the Borrower

The remedies of Holder, as provided in this Note, the Loan Agreement and the other Loan Documents, shall be cumulative and concurrent and may be pursued singularly, successively or together, at the sole discretion of Holder, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof. In any action, sale of collateral, or other proceedings to enforce this Note, the Loan Agreement or any other Loan Document, Holder need not file or produce the original of this Note, but only need file or produce a photocopy of this Note certified by Holder to be a true and correct copy of this Note.

In the event of any dispute, action or lawsuit regarding the terms hereof, subject to the provisions of the Loan Agreement, the prevailing party will have the right to recover from the other party all court costs and reasonable attorneys’ fees and disbursements incurred with respect thereto, in addition to all other applicable damages and costs.

BORROWER AND ANY GUARANTOR OF THIS NOTE WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, DILIGENCE, PRESENTMENT FOR PAYMENT, DEMAND, NOTICE OF DEMAND, NOTICE OF PROTEST, NOTICE OF NONPAYMENT OR DISHONOR, NOTICE OF INTENTION TO ACCELERATE, NOTICE OF ACCELERATION, PROTEST AND NOTICE OF PROTEST OF THIS NOTE, AND ALL OTHER NOTICES (OTHER THAN AS EXPRESSLY PROVIDED IN THE LOAN AGREEMENT OR OTHER LOAN DOCUMENTS) IN CONNECTION WITH THE DELIVERY, ACCEPTANCE, PERFORMANCE, DEFAULT OR ENFORCEMENT OF THE PAYMENT OF THIS NOTE. BORROWER FURTHER WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL VALUATION AND APPRAISEMENT PRIVILEGES, CLAIMS OF LACK OF DILIGENCE OR DELAYS IN COLLECTION OR ENFORCEMENT OF THIS NOTE, THE RELEASE OF ANY PARTY LIABLE, THE RELEASE OF ANY SECURITY FOR THE DEBT, THE TAKING OF ANY ADDITIONAL SECURITY AND ANY OTHER INDULGENCE OF FORBEARANCE.

Holder shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Holder, and then only to the extent specifically set forth in the writing. The acceptance by Holder of any payment hereunder which is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the foregoing options at that time or at any subsequent time or nullify any prior exercise of any such option without the express consent of Holder, except as and to the extent otherwise provided by law. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.

PURSUANT TO SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BORROWER AND ANY GUARANTOR OF THIS NOTE AGREE THAT THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES OF AMERICA AND THE LAWS OF THE STATE OF NEW YORK. IN ACCORDANCE WITH SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BORROWER AGREES THAT ANY ACTION TO ENFORCE THE TERMS OF THIS NOTE MAY BE COMMENCED IN ANY COURT LOCATED IN THE STATE OF NEW YORK. BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, AND BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

Whenever used, the singular number shall include the plural, the plural shall include the singular, and the words “Holder” and “Borrower” shall be deemed to include their respective heirs, executors, successors and assigns.

All notices which Holder or Borrower may be required or permitted to give hereunder shall be made in the same manner as set forth in Section 11.5 of the Loan Agreement.

In the event any one or more of the provisions hereof shall be invalid, illegal or unenforceable in any respect, the validity of the remaining provisions hereof shall be in no way affected, prejudiced or disturbed thereby.

Borrower acknowledges that Holder may, in its sole discretion, sell all or any part of its interest in the Loan evidenced by this Note, including, without limitation, for purposes of effecting a Securitization.

Notwithstanding anything to the contrary contained in this Note or any other Loan Documents, to the fullest extent permitted by applicable law, the Holder’s rights hereunder shall be reinstated and revived, and the enforceability of this Note and the other Loan Documents shall continue, with respect to any amount at any time paid on account of the Loan which thereafter shall be required to be restored by Holder pursuant to a court order or judgment (whether or not final or non-appealable), as though such amount had not been paid. The rights of Holder created or granted herein and the enforceability of the Loan Documents at all times shall, to the fullest extent permitted by applicable law, remain effective to cover the full amount of the Loan even though the Loan, including any part thereof or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against any other party and whether or not any other party shall have any personal liability with respect thereto.

Borrower and Holder, by acceptance of this Note, hereby agree that the Loan Documents supersede any prior oral or written agreements of the parties; without limiting the generality of the foregoing, in the event of conflict between the terms of this Note and the terms of the Loan Agreement, the terms of the Loan Agreement shall prevail.

Time is of the essence for the performance of each and every covenant of the parties hereunder or under the other Loan Documents. No excuse, delay, act of God, or other reason, whether or not within the control of Borrower or Holder (as the case may be), shall operate to defer, reduce or waive Borrower’s or Holder’s (as the case may be) performance of any such covenant or obligation.

This Note shall be subject to the limitation of liability set forth in Section 11.13 of the Loan Agreement, the terms of which are incorporated herein by reference.

[EXECUTION ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Borrower, intending to be legally bound hereby, has duly executed this Note the day and year first above written.

BORROWER:

CHI 3, LLC a Delaware limited liability company

By:	/s/ Keith D. Taylor
Name:	Keith D. Taylor Manager